Exhibit 2.2

EXECUTION COPY

AMENDMENT NO 1. TO
CONTRIBUTION AGREEMENT
This AMENDMENT NO. 1 to CONTRIBUTION AGREEMENT (this “Amendment”), dated as of June 1, 2018, is by and among American Midstream Partners, LP, American Midstream GP, LLC and Southcross Holdings LP.
WHEREAS, the Parties entered into that certain Contribution Agreement, dated as of October 31, 2017 (the “Contribution Agreement”); and
WHEREAS, the Parties now desire to amend the Contribution Agreement in accordance with the provisions of Section 9.1 of the Contribution Agreement.
NOW, THEREFORE, in consideration of the foregoing, and the premises, representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:
AGREEMENT
1.1    Definitions. All terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Contribution Agreement.

1.2    Amendment to Recitals. Clause (a) in the sixth recital of the Contribution Agreement is hereby amended and restated in its entirety as follows: “(a) the AMID Partnership Agreement (the “AMID Partnership Agreement Amendment”) to provide for, among other things, authorizing and establishing the terms of the AMID Preferred Units, which amendment shall be in substantially the form attached as Exhibit C hereto; and.” Exhibit C to the Contribution Agreement is hereby replaced with Exhibit A-1 to this Amendment.
1.3    Amendment of Section 2.2(a)(vi). Section 2.2(a)(vi) of the Contribution Agreement is hereby amended to replace the phrase “such Payoff Indebtedness” with the phrase “Payoff Indebtedness as of the Closing Date”.

1.4    Amendment of Section 2.3(a)(i). Section 2.3(a)(i) of the Contribution Agreement is hereby amended (a) to replace the phrase “(with each of Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital, Estimated Transaction Expenses and Estimated SXE Transaction Expenses determined as of 11:59 PM (Central Time) on the day immediately preceding the Closing Date, and, except for Estimated Transaction Expenses and Estimated SXE Transaction Expenses, without giving effect to the Transactions or the SXE Merger Transactions)” with the phrase “(with each of Estimated Cash, Estimated Indebtedness and Estimated Net Working Capital determined as of 11:59 PM (Central Time) on May 31, 2018 and Estimated Transaction Expenses and Estimated SXE Transaction Expenses determined as of Closing, and, except for Estimated Transaction Expenses and Estimated SXE Transaction Expenses, without giving effect to the Transactions or the SXE Merger Transactions)”, (b) to delete the following phase from Section 2.3(a)(i) “which shall be based on the Debt Payoff Letters to the extent applicable to Payoff Indebtedness” and (c) to add the following sentence at the end thereof: “The Preliminary Settlement Statement shall also set forth in reasonable detail and accompanied by supporting documentation Holdings LP’s good faith estimate of Cash, the aggregate amount required to repay in full and extinguish the aggregate Indebtedness of the Holdings Companies other than the SXE Companies, which shall be based on the Debt Payoff Letters to the extent applicable to Payoff Indebtedness, and Net Working Capital, in each case determined as of 11:59 PM (Central Time) on the day immediately preceding the Closing Date and without giving effect to the Transactions or the SXE Merger Transactions, and calculated in accordance with the Applicable Accounting Principles.”

1.5    Amendment of Section 2.4(a). Section 2.4(a) of the Contribution Agreement is hereby amended to replace the phrase “(with each of Closing Cash, Closing Indebtedness, Closing Net Working Capital, Closing

Exhibit 2.2

Transaction Expenses and Closing SXE Transaction Expenses, determined as of 11:59 pm on the day immediately preceding the Closing Date and, except for Closing Transaction Expenses and Closing SXE Transaction Expenses, without giving effect to the Transactions or the SXE Merger Transactions)” with the phrase “with each of Closing Cash, Closing Indebtedness and Closing Net Working Capital determined as of 11:59 pm (Central Time) on May 31, 2018 and Closing Transaction Expenses and Closing SXE Transaction Expenses determined as of the Closing and, except for Closing Transaction Expenses and Closing SXE Transaction Expenses, without giving effect to the Transactions or the SXE Merger Transactions)”.

1.6    Amendment of Article III. Article III of the Contribution Agreement is hereby amended by adding the following new Section 3.23:

“Section 3.23    Closing Conditions. As of June 1, 2018, (a) the representations and warranties set forth in Sections 3.1, 3.2, and 3.21 of the Agreement (i) that include any materiality or Southcross Material Adverse Effect qualifiers were true and correct in all respects as of the Execution Date and are true and correct in all respects as of June 1, 2018 as if remade thereon and (ii) that do not include any materiality or Southcross Material Adverse Effect qualifiers were true and correct in all material respects as of the Execution Date and are true and correct in all material respects as of June 1, 2018 as if remade thereon (except in each case of each of clauses (i) and (ii) to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date); (b) the representations and warranties set forth in Section 3.3 of the Agreement were true and correct in all respects, other than immaterial inaccuracies, as of the Execution Date and are true and correct in all respects, other than immaterial inaccuracies, as of June 1, 2018 as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date); (c) all other representations and warranties of Holdings LP contained in Article III of the Agreement were true and correct in all respects (without regard to any qualification as to materiality or Southcross Material Adverse Effect) as of the Execution Date and are true and correct in all respects (without regard to any qualification as to materiality or Southcross Material Adverse Effect) as of June 1, 2018 as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct has not had, in the aggregate, a Southcross Material Adverse Effect; (d) Holdings LP has performed and complied in all material respects with all the covenants required by the Agreement or any Transaction Document to be performed or complied with by it prior to or June 1, 2018; and (e) since the date of the Agreement, there has not occurred a Southcross Material Adverse Effect.”
1.7    Amendment of Section 5.1. The second sentence of Section 5.1(a) of the Contribution Agreement is hereby amended by deleting the “or” before “(iv)” and adding “or (v) except as provided in Section 5.1(c),” before the phrase “during the period from the date of this Agreement to the Effective Time”. A new Section 5.1(c) of the Contribution Agreement is hereby added to provide as follows:

(c)    Except (i) as required by applicable Law or (ii) as consented to in writing (including by e-mail) by AMID (which consent may be withheld in AMID’s sole discretion), during the period from 11:59 PM (Central Time) on May 31, 2018 to the Effective Time, Holdings LP shall not, and shall not permit any Holdings Company (other than, except as provided in (v) below, any SXE Company) to:
(i)(A) issue, sell, grant, set aside, dispose of, accelerate the vesting of, modify, or otherwise subject to any Lien as applicable, any of its Equity Interests, (B) redeem, purchase or otherwise acquire any of its Equity Interests, including pursuant to contracts as in effect on the date hereof, with respect any equity or equity-based awards granted under any SXE Equity Plan outstanding as of the date of this Agreement, (C) declare, set aside for payment or pay any distribution or dividends on any Equity Interests of the Southcross Companies (other than distributions or dividends from a Holdings Company (other than an SXE Company) to another Holdings Company), (D) split, combine, subdivide or reclassify or otherwise amend the terms of any Equity Interests of the Holdings Companies; or (E) make any other change with respect to its capital structure;

Exhibit 2.2

(ii)(A) incur, refinance (or enter into a “keep well” or similar agreement with respect to Indebtedness), assume or guarantee any Indebtedness (excluding the items listed in (g) of the definition of Indebtedness), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, other than (1) borrowings under the Holdings Credit Agreement, or any replacements thereof, in the Ordinary Course of Business; provided that borrowings outstanding from time to time under the Holdings Credit Agreement or any such replacements shall not exceed an amount equal to the outstanding borrowings thereunder as of 11:59 PM (Central Time) on May 31, 2018, (2) borrowings from any Holdings Company (other than any SXE Company) by any Holdings Company, (3) repayments of borrowings from any Holdings Company by any Holdings Company (other than any SXE Company), (4) repayments of borrowings under the Holdings Credit Agreement using cash on hand (which cash on hand is not the result of Indebtedness incurred for the purpose of making such repayments) of the Southcross Companies (other than the SXE Companies), and (5) guarantees by any Southcross Company of Indebtedness of any Southcross Company, or (B) except as permitted pursuant to clause (A) above, repay, prepay or repurchase any long-term Indebtedness or debt securities of any Southcross Company (other than borrowings from any Southcross Company by any Southcross Company (other than any SXE Company));

(iii)make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise), except for (A) any capital expenditures approved by the Holdings GP Board and included in the budget of the Southcross Companies set forth in Schedule 5.1(a)(iv) or (B) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(iv)(A) commence any Legal Proceeding (other than with respect to any Legal Proceedings against AMID or any of its Affiliates) or (B) pay, discharge, settle or satisfy any Legal Proceeding, if the payments with respect to such settlements are in the aggregate more than $250,000;

(v)pay, or reimburse any SXE Company for, any Transaction Expenses or permit any SXE Company to pay any Transaction Expenses for which Holdings LP, Holdings GP or any Holdings Company (other than any SXE Company) is obligated to pay or reimburse;

(vi)notwithstanding anything to the contrary in this Amendment, except as expressly contemplated in the Contribution Agreement and the Merger Agreement (including the Disclosure Schedules and Confidential Disclosure Letters relating thereto), with respect to any Holdings Company (other than any SXE Company) only, make any payment to Holdings LP or any of its Related Parties (not including other Holdings Companies) (it being understood that this Section 5.1(c)(vi) in no way limits the right of Holdings LP or any Holdings Company to declare, set aside for payment or pay any cash distribution from a Holdings Company (other than an SXE Company) to Holdings LP using cash on hand (which cash on hand is not the result of Indebtedness incurred for the purposes of making such cash distributions or dividends) of the Holdings Companies (other than the SXE Companies) in an amount not to exceed $5 million in the aggregate as set forth in Section 5.1(a)(i) of the Contribution Agreement); provided that any payment made by a Holdings Company to Holding LP or any of its Related Parties (not including other Holdings Companies) in accordance with this clause (vi) after 11:59 PM (Central Time) on May 31, 2018 shall reduce Estimated Cash and Closing Cash on a dollar-for-dollar basis; or

(vii)agree, in writing or otherwise, to take any of the foregoing actions.

1.8    Amendment of Section 5.12. Section 5.12(a) of the Contribution Agreement is amended by adding the following language to the end of the first sentence: “(and notwithstanding anything to the contrary in this Agreement, such costs and expenses shall be SXE Transaction Expenses).”

1.9    Amendment of Section 7.1(b)(i). Section 7.1(b)(i) of the Contribution Agreement is hereby deleted and replaced in its entirety with the following: “if the Closing shall not have been consummated on or before June 15, 2018 (the “Outside Date”), including as a result of a Funding Failure; provided, that the right to terminate this

Exhibit 2.2

Agreement under this Section 7.1(b)(i) shall not be available (A) to the AMID Entities, if their breach of any representation, warranty or covenant contained in this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the Outside Date or (B) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.7; provided, further, that this right to terminate pursuant to this Section 7.1(b)(i) shall be available to Holdings LP at any time after the Outside Date unless Holdings LP is in breach of the representation and warranty in Section 3.23 or is in breach of a covenant contained in this Agreement such that the closing condition set forth in Section 6.2(b) is not satisfied or capable of being satisfied, and such breaches are the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.

1.10    Amendment of Section 8.4. A new Section 8.4(j) shall be added to the Contribution Agreement to provide as follows: “Notwithstanding anything to the contrary set forth in this Agreement, Holdings LP shall not have an obligation to indemnify, defend or hold harmless the AMID Indemnified Persons pursuant to Section 8.2(a), if the event, fact, circumstance or occurrence resulting in the breach or inaccuracy of such representation or warranty first arose between June 1, 2018 and Closing. “

1.11    Effect of Amendment. Except as expressly modified by this Amendment, all provisions of the Contribution Agreement remain unchanged and in full force and effect.

1.12    Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature Pages Follow]

Exhibit 2.2

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

AMERICAN MIDSTREAM PARTNERS, LP

By:	American Midstream GP, LLC,
Its general partner

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	President and Chief Executive Officer

AMERICAN MIDSTREAM GP, LLC

By:	/s/ Lynn L. Bourdon III
Name:	Lynn L. Bourdon III
Title:	President and Chief Executive Officer

Exhibit 2.2

SOUTHCROSS HOLDINGS LP

By:	SOUTHCROSS HOLDINGS GP, LLC
Its general partner

By:	/s/ Bret M. Allan
Name:	Bret M. Allan
Title:	Senior Vice President and Chief Financial Officer

Exhibit 2.2

Exhibit A-1

See attached.

Exhibit 2.2

EXHIBIT C
FORM OF SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
AMERICAN MIDSTREAM PARTNERS, LP

Exhibit 2.2

Table of Contents
Page

Article I DEFINITIONS	2

Section 1.1	Definitions 2

Section 1.2	Construction 41

Article II ORGANIZATION	41

Section 2.1	Formation 41

Section 2.2	Name 42

Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices 42

Section 2.4	Purpose and Business 42

Section 2.5	Powers 43

Section 2.6	Term 43

Section 2.7	Title to Partnership Assets 43

Article III RIGHTS OF LIMITED PARTNERS	44

Section 3.1	Limitation of Liability 44

Section 3.2	Management of Business 44

Section 3.3	Outside Activities of the Limited Partners 44

Section 3.4	Rights of Limited Partners 44

Article IV CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS	45

Section 4.1	Certificates 45

Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates 46

Section 4.3	Record Holders 47

Section 4.4	Transfer Generally 47

Section 4.5	Registration and Transfer of Limited Partner Interests 47

Section 4.6	Transfer of the General Partner’s General Partner Interest 49

Section 4.7	Transfer of Incentive Distribution Rights 49

Section 4.8	Restrictions on Transfers 49

Section 4.9	Eligibility Certifications; Ineligible Holders 50

Section 4.10	Redemption of Partnership Interests of Ineligible Holders 52

Article V CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS	53

Section 5.1	Intentionally Omitted 53

Section 5.2	Contributions by the General Partner and the Initial Limited Partners 53

Section 5.3	Contributions by Limited Partners 53

Section 5.4	Interest and Withdrawal of Capital Contributions 53

Section 5.5	Capital Accounts 54

Section 5.6	Issuances of Additional Partnership Interests 60

Section 5.7	Reserved 61

Section 5.8	Limited Preemptive Rights 61

Section 5.9	Splits and Combinations 62

Exhibit 2.2

Section 5.10	Fully Paid and Non-Assessable Nature of Limited Partner Interests 64

Section 5.11	Issuance of Common Units in Connection with Reset of Incentive Distribution Rights 64

Section 5.12	Establishment of Series A Preferred Units 65

Section 5.13	Establishment of Series B Units 85

Section 5.14	Establishment of Series C Preferred Units 88

Section 5.15	Establishment of Series D Preferred Units 107

Section 5.16	Establishment of Series E Preferred Units 124

Article VI ALLOCATIONS AND DISTRIBUTIONS SECTION	142

Section 6.1	Allocations for Capital Account Purposes 142

Section 6.2	Allocations for Tax Purposes 151

Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders 153

Section 6.4	Distributions of Available Cash from Operating Surplus 154

Section 6.5	Distributions of Available Cash from Capital Surplus 154

Section 6.6	Adjustment of Minimum Quarterly Distribution 155

Section 6.7	Reserved 155

Section 6.8	Special Provisions Relating to the Holders of Incentive Distribution Rights 155

Section 6.9	Entity-Level Taxation 156

Section 6.10	Special Provisions Relating to Series A Unitholders, Series B Unitholders, Series C Unitholders, Series D Unitholders and Series E Unitholders 156

Article VII MANAGEMENT AND OPERATION OF BUSINESS	159

Section 7.1	Management 159

Section 7.2	Certificate of Limited Partnership 161

Section 7.3	Restrictions on the General Partner’s Authority 161

Section 7.4	Reimbursement of the General Partner 163

Section 7.5	Outside Activities 164

Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership or Group Members 165

Section 7.7	Indemnification 166

Section 7.8	Liability of Indemnitees 168

Section 7.9	Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties 168

Section 7.10	Other Matters Concerning the General Partner 170

Section 7.11	Purchase or Sale of Partnership Interests 171

Section 7.12	Registration Rights of the General Partner and its Affiliates and Holdings 171

Section 7.13	Reliance by Third Parties 174

Article VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS	174

Section 8.1	Records and Accounting 174

Section 8.2	Fiscal Year 175

Section 8.3	Reports 175

Exhibit 2.2

Article IX TAX MATTERS	176

Section 9.1	Tax Returns and Information 176

Section 9.2	Tax Elections 176

Section 9.3	Tax Controversies 176

Section 9.4	Withholding 177

Article X ADMISSION OF PARTNERS	177

Section 10.1	Admission of Limited Partners 177

Section 10.2	Admission of Successor General Partner 178

Section 10.3	Amendment of Agreement and Certificate of Limited Partnership 178

Article XI WITHDRAWAL OR REMOVAL OF PARTNERS	179

Section 11.1	Withdrawal of the General Partner 179

Section 11.2	Removal of the General Partner 180

Section 11.3	Interest of Departing General Partner and Successor General Partner 181

Section 11.4	Extinguishment of Cumulative Common Unit Arrearages 182

Section 11.5	Withdrawal of Limited Partners 183

Article XII DISSOLUTION AND LIQUIDATION	183

Section 12.1	Dissolution 183

Section 12.2	Continuation of the Business of the Partnership After Dissolution 183

Section 12.3	Liquidator 184

Section 12.4	Liquidation 185

Section 12.5	Cancellation of Certificate of Limited Partnership 186

Section 12.6	Return of Contributions 186

Section 12.7	Waiver of Partition 186

Section 12.8	Capital Account Restoration 186

Section 12.9	Series A Liquidation Value, Series C Liquidation Value, Series D Liquidation Value and Series E Liquidation Value 186

Article XIII AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE	186

Section 13.1	Amendments to be Adopted Solely by the General Partner 186

Section 13.2	Amendment Procedures 188

Section 13.3	Amendment Requirements 189

Section 13.4	Special Meetings 190

Section 13.5	Notice of a Meeting 190

Section 13.6	Record Date 190

Section 13.7	Adjournment 191

Section 13.8	Waiver of Notice; Approval of Meeting; Approval of Minutes 191

Section 13.9	Quorum and Voting 191

Section 13.10	Conduct of a Meeting 192

Section 13.11	Action Without a Meeting 192

Section 13.12	Right to Vote and Related Matters 193

Exhibit 2.2

Article XIV MERGER, CONSOLIDATION OR CONVERSION	193

Section 14.1	Authority 193

Section 14.2	Procedure for Merger, Consolidation or Conversion 194

Section 14.3	Approval by Limited Partners 195

Section 14.4	Amendment of Partnership Agreement 197

Section 14.5	Certificate of Merger or Certificate of Conversion 197

Section 14.6	Effect of Merger, Consolidation or Conversion 197

Article XV RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS	198

Section 15.1	Right to Acquire Limited Partner Interests 198

Article XVI GENERAL PROVISIONS	200

Section 16.1	Addresses and Notices; Written Communications 200

Section 16.2	Further Action 201

Section 16.3	Binding Effect 201

Section 16.4	Integration 201

Section 16.5	Creditors 201

Section 16.6	Waiver 201

Section 16.7	Third-Party Beneficiaries 201

Section 16.8	Counterparts 202

Section 16.9	Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury 202

Section 16.10	Invalidity of Provisions 203

Section 16.11	Consent of Partners 203

Section 16.12	Electronically Transmitted Signatures 203

EXHIBIT A	Certificate Evidencing Common Units
Representing Limited Partner Interests in
American Midstream Partners, LP

EXHIBIT B	Form of Warrant

EXHIBIT C	Form of Series A Conversion Notice

EXHIBIT D	Form of Series C Conversion Notice

EXHIBIT E	Form of Series D Conversion Notice

EXHIBIT F	Form of Series D Call Exercise Notice

EXHIBIT G	Form of Series E Conversion Notice

EXHIBIT H	Form of Series E Call Exercise Notice

Exhibit 2.2

SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN MIDSTREAM PARTNERS, LP
THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN MIDSTREAM PARTNERS, LP dated as of [[•], 2017]1 (this “Agreement”), is entered into by and between American Midstream GP, LLC, a Delaware limited liability company, as the General Partner, and the Persons who are now or become Partners in the Partnership or parties hereto as provided herein.
WHEREAS, the General Partner and the Limited Partners entered into that certain First Amended and Restated Agreement of Limited Partnership dated as of November 4, 2009;
WHEREAS, the General Partner and the Limited Partners entered into that certain Second Amended and Restated Agreement of Limited Partnership dated as of August 1, 2011;
WHEREAS, the General Partner and the Limited Partners entered into that certain Third Amended and Restated Agreement of Limited Partnership dated as of April 15, 2013;
WHEREAS, the General Partner and the Limited Partners entered into that certain Fourth Amended and Restated Agreement of Limited Partnership dated as of August 9, 2013, as amended from time to time thereafter (as amended, the “Fourth A/R Partnership Agreement”);
WHEREAS, the General Partner and the Limited Partners entered into that certain Fifth Amended and Restated Agreement of Limited Partnership dated as of April 25, 2016, as amended from time to time thereafter (as amended to the date hereof, the “Fifth A/R Partnership Agreement”);
WHEREAS, pursuant to the Contribution Agreement, the Fifth A/R Partnership Agreement is required to be amended to reflect the issuance of the Series E Preferred Units and to amend certain terms of the Series C Convertible Preferred Units;
WHEREAS, there are certain other corrections and correlative clarifications to the Fifth A/R Partnership Agreement that the General Partner believes are appropriate;
WHEREAS, Section 5.6 of the Fifth A/R Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Fifth A/R Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Interests and warrants to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner;
WHEREAS, Section 13.1(d)(i) of the Fifth A/R Partnership Agreement provides that the General Partner may amend any provision of the Fifth A/R Partnership Agreement without the approval of any Partner to reflect a change that the General Partner determines does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to the other classes of Partnership Interests;

1    To be executed at closing of the transaction.

Exhibit 2.2

WHEREAS, Section 13.1(g) of the Fifth A/R Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Fifth A/R Partnership Agreement to reflect an amendment that, the General Partner determines, is necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or warrants pursuant to Section 5.6 of the Fifth A/R Partnership Agreement;
WHEREAS, the General Partner has determined that the amendments to the Fifth A/R Partnership Agreement effected hereby are required to reflect the issuance of the Series E Preferred Units and amend certain terms of the Series C Convertible Preferred Units and to make other corrections and correlative clarifications, which corrections and clarifications do not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests, other than the Series A Preferred Units, the Series C Preferred Units and the Series D Preferred Units, the holders of which have approved the amendments;
WHEREAS, (i) to the extent required by Sections 5.12(b) and 7.3 of the Fifth A/R Partnership Agreement, the holder of the Series A Preferred Units has consented to the amendments effected hereby and has waived the second paragraph of Section 5.12(b)(viii)(D) thereof, (ii) to the extent required by Sections 5.14(b) and 7.3 of the Fifth A/R Partnership Agreement, the holder of the Series C Preferred Units has consented to the amendments effected hereby and has waived the second paragraph of Section 5.14(b)(viii)(E) thereof, and (iii) to the extent required by Sections 5.15(b) and 7.3 of the Fifth A/R Partnership Agreement, the holder of the Series D Preferred Units has consented to the amendments effected hereby and has waived the second paragraph of Section 5.15(b)(viii)(D) thereof; and
WHEREAS, the General Partner has determined that the amendments to the Fifth A/R Partnership Agreement effected hereby are necessary and appropriate in connection with the creation, authorization and issuance of the Series E Preferred Units and the amendment of certain terms of the Series C Convertible Preferred Units, as contemplated by the Contribution Agreement.
NOW, THEREFORE, the General Partner does hereby amend and restate the Fifth A/R Partnership Agreement to provide in its entirety as follows:
Article I
DEFINITIONS
Section 1.1    Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the long-term operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction.
“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

Exhibit 2.2

(a)Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b)If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (i) the amount of such Carrying Value Increase and (ii) the amount determined by proportionately allocating to the Carrying Value Increases resulting from such Book-Down Event by the lesser of (A) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (B) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).
“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.1(b) and who is shown as such on the books and records of the Partnership.
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2 (i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2) (ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

Exhibit 2.2

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period, less (b) (i) any net increase in Working Capital Borrowings with respect to that period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c) (i) any net decrease in Working Capital Borrowings with respect to that period, (ii) any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a) (i) of the definition of Operating Surplus.
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, in no event shall Holdings be considered an “Affiliate” of the General Partner for purposes of this Agreement.
“Aggregate Quantity of IDR Reset Common Units” has the meaning assigned to such term in Section 5.11(a).
“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the Revaluation Event, in both cases as determined by the General Partner.
“Agreement” means this Sixth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, as it may be amended, supplemented or restated from time to time.
“AIM Midstream” means AIM Midstream Holdings, LLC, a Delaware limited liability company.
“AIM Warrant” means that certain warrant to purchase up to 300,000 Common Units with a $0.01 per warrant exercise price, issued pursuant to the requirements of the Purchase Agreement, which warrant shall, for tax purposes, be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).
“American Midstream GP” means American Midstream GP, LLC, a Delaware limited liability company.

Exhibit 2.2

“AMID GP LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC dated [[•], 2017]2.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)the sum of:
i.all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and
ii.if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter;
(b)less the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to:
i.provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings or rate proceedings under applicable state law, if any) subsequent to such Quarter;
ii.comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or
iii.provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;
provided, however, that the General Partner may not establish cash reserves pursuant to clause (iii) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Board of Directors” means the board of directors of the General Partner.
2    To be executed at closing of the transaction.

Exhibit 2.2

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Capital Contribution” means (i) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (ii) current distributions that a Partner is entitled to receive but otherwise waives.
“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction of new or improvement or replacement of existing, capital assets (including gathering systems, compressors, processing plants, transmission lines and related or similar midstream assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, an equity interest to fund such Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction of new or replacement of existing, capital assets (including gathering systems, compressors, processing plants, transmission lines and related or similar midstream assets) by such Person, in each case if and to the extent such addition, improvement, acquisition, construction or replacement is made to increase the long-term operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, acquisition, construction or replacement.

Exhibit 2.2

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).
“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property or Adjusted Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depository or (iii) in such other form as may be adopted by the General Partner, in each case issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Interests.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Citizenship Eligibility Trigger” has the meaning assigned to such term in Section 4.9(a)(ii).
“claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).
“Class A Member” means the “Class A Member” as defined in the AMID GP LLC Agreement.
“Class D Exercise Notice” has the meaning assigned to such term in Section 5.8(b).
“Class D Member” means the “Class D Member” as defined in the AMID GP LLC Agreement.
“Closing Date” means November 4, 2009.
“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such Series are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such

Exhibit 2.2

day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” has the meaning assigned to such term in Section 11.3(a).
“Commences Commercial Service” means the date a Capital Improvement is first put into or commences commercial service following completion of construction, acquisition, development and testing, as applicable.
“Commission” means the United States Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.
“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of hydrocarbons or other commodities in their operations and not for speculative purposes.
“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, any Incentive Distribution Rights, any HPIP Equity Interest, any Series A Preferred Unit prior to the conversion of such Series A Preferred Unit into a Common Unit pursuant to the terms thereof, any Series C Preferred Unit prior to the conversion of such Series C Preferred Unit into a Common Unit pursuant to the terms thereof, any Series D Preferred Unit prior to the conversion of such Series D Preferred Unit into a Common Unit pursuant to the terms thereof, any Series E Preferred Unit prior to the conversion of such Series E Preferred Unit into a Common Unit pursuant to the terms thereof, except as otherwise provided in this Agreement, any Series B Unit prior to the conversion of such Series B Unit into a Common Unit pursuant to the terms thereof, or any Common Unit treated as owned by the Partnership for U.S. federal income tax purposes.
“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter after the Closing Date, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(b)(i).
“Conflicts Committee” means a committee of the Board of Directors composed of one or more Independent Directors.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Contribution Agreement” means the Contribution Agreement, dated October 31, 2017, among Southcross Holdings, the General Partner and the Partnership, pursuant to which Southcross Holdings contributed equity interests in a wholly owned subsidiary to the Partnership in exchange for Common Units, 4,500,000 Series E Preferred Units and certain equity interests in the General Partner.

Exhibit 2.2

“Converted or Exercised Unit” means a Series A Conversion Unit, Series B Conversion Unit, Series C Conversion Unit, Series D Conversion Unit, Series E Conversion Unit, or Option Unit.
“Convertible Securities” has the meaning assigned to such term in Section 5.12(b)(viii) (D).
“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an IPO Common Unit for each of the Quarters after the Closing Date over (b) the sum of any distributions theretofore made pursuant to Section 6.4(b)(ii) and the second sentence of Section 6.5 with respect to an IPO Common Unit (including any distributions to be made in respect of the last of such Quarters).
“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).
“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq. as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former general partner from and after the effective date of any withdrawal or removal of such former general partner pursuant to Section 11.1 or Section 11.2.
“Depository” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
“Disposed of Adjusted Property” has the meaning ascribed to such term in Section 6.1(d)(xii)(B).
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Eligibility Certificate” has the meaning assigned to such term in Section 4.9(b).
“Eligible Holder” means a Limited Partner whose (a) federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.9(a) (ii).
“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.
“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will incur over the long term. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long term basis. The Partnership shall disclose to its Partners any change in the amount of Estimated

Exhibit 2.2

Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.
“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units (before deduction for any underwriters’ discounts and commissions), or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the fair market value of the Common Unit, the value determined by the General Partner.
“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
“Excess Additional Book Basis” has the meaning given such term in the definition of “Additional Book Basis Derivative Items.”
“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund such construction period interest payments or such construction period distributions on equity paid during such period, shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a Capital Improvement. Expansion Capital Expenditures will include cash contributed by a Group Member to an entity of which such Group Member is, or after such contribution will be, directly or indirectly, an equity owner to be used by such entity for Acquisitions or Capital Improvements. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation of such expenditures between Expansion Capital Expenditures and expenditures made for other purposes.
“FERC” means the Federal Energy Regulatory Commission, or successor to powers thereof.
“Follow-On Price” has the meaning assigned to such term in Section 5.12(b)(viii)(E).
“Follow-On Units” has the meaning assigned to such term in Section 5.12(b)(viii)(E).
“Fourth A/R Partnership Agreement” has the meaning assigned to such term in the recitals to this Agreement.
“General Partner” means American Midstream GP and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) that is evidenced by Notional General Partner Units and includes any and all benefits to which the

Exhibit 2.2

General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
“GP Assets” has the meaning assigned to such term in Section 6.1(d)(xiii).
“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s length transaction.
“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12 (a).
“Holdings” means each of Southcross Holdings and its permitted transferees of Series E Preferred Units that is the registered holder of any Series E Preferred Units.
“HPIP” means High Point Infrastructure Partners, LLC, a Delaware limited liability company.
“HPIP Equity Interest” means a non-voting Limited Partner Interest, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to the HPIP Equity Interest (and no other rights otherwise available to or other obligation of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of the HPIP Equity Interest shall not be entitled to vote such HPIP Equity Interest on any Partnership matter except as may otherwise be required by law.
“IDR Reset Common Unit” has the meaning assigned to such term in Section 5.11(a).
“IDR Reset Election” has the meaning assigned to such term in Section 5.11(a).
“Incentive Distribution Right” means a Limited Partner Interest issued to American Midstream GP, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything to the contrary in this Agreement, the holder of an Incentive Distribution Right shall not be

Exhibit 2.2

entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law or contemplated by Section 11.2.
“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights (in such capacity, but not in any other capacity) pursuant to Section 6.4.
“Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.
“Indebtedness” means any of the following: (a) the principal of and accrued interest or premium (if any) and premiums or penalties that would arise as a result of prepayment of (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, and (iii) any obligations, contingent or otherwise, under banker’s acceptance credit, or similar facilities; (b) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (c) any obligations with respect to hedging, swaps or similar arrangements; and (d) any guaranty of any of the foregoing.
“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an Indemnitee for purposes of this Agreement.
“Independent Director” means any director that (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units and awards that may be granted to such director under the Long Term Incentive Plan (or similar plan implemented by the General Partner or the Partnership) and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission promulgated thereunder and by any National Securities Exchange on which the Common Units are listed or admitted to trading.
“Ineligible Holder” has the meaning assigned such term in Section 4.9(c).
“Initial Limited Partners” means AIM Midstream, the LTIP Partners and the General Partner (with respect to the Common Units and Incentive Distribution Rights held by them).
“Initial Public Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.
“Initial Unit Price” means (a) with respect to the Common Units, the IPO Price, (b) with respect to the Series B Units (including each Series B PIK Unit), the Series B Issue Price, or (c) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially issued

Exhibit 2.2

by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
“Interest Rate Hedge Contract” means any interest rate exchange, swap, forward, cap, floor collar or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in interest rates in their financing activities and not for speculative purposes.
“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal asset retirements or replacements; (d) the termination of Commodity Hedge Contracts or Interest Rate Hedge Contracts prior to the respective specified termination dates; (e) capital contributions received by a Group Member or, in the case of capital contributions received by a Person that is not a Subsidiary of the Partnership, capital contributions received from the owner(s) or members of such Person that is not a Group Member (other than capital contributions received by a Group Member intended to support distributions to be paid by the Partnership with respect to the Common Units or to reimburse the Partnership for integration costs or transaction expenses, including any and all amounts received by a Group Member pursuant to the Distribution Support and Expense Reimbursement Agreement by and among the Partnership, the General Partner and Magnolia Infrastructure Holdings, LLC dated as of October 23, 2016, or the Capital Contribution Agreement by and among the Partnership, the General Partner and Magnolia Infrastructure Holdings, LLC dated as of March 11, 2018); or (f) corporate reorganizations or restructurings.
“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures. Investment Capital Expenditures will include cash contributed by a Group Member to an entity of which such Group Member is, or after such contribution will be directly or indirectly, an equity owner to be used by such entity for capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.
“Investor” means, collectively, HPIP, MIH and each of their Affiliates from time to time that is the registered holder of any Series A Preferred Units, Series B Units, Series C Preferred Units or Series D Preferred Units.
“IPO Closing Date” means the closing date of the sale of the Common Units in the Initial Public Offering.
“IPO Common Units” means the Common Units sold in the Initial Public Offering.
“IPO Price” means the price per Common Unit at which the Underwriters offer the Common Units for sale to the public as set forth on the cover page of the final prospectus filed pursuant to Rule 424(b) of the rules and regulations of the Commission with respect to the Initial Public Offering.
“Junior Interests” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, the Series C Preferred Units, Series D Preferred Units or the Series

Exhibit 2.2

E Preferred Units, including but not limited to General Partner Interests, Common Units, Series B Units and Incentive Distribution Rights.
“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.
“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may be required by law or contemplated by Section 11.2.
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Incentive Distribution Rights, the HPIP Equity Interest or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Article XIII and Article XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right or HPIP Equity Interest except as may be required by law or contemplated by Section 11.2.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidation Gain” has the meaning set forth in the definition of Net Termination Gain.
“Liquidation Loss” has the meaning set forth in the definition of Net Termination Loss.
“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“Long Term Incentive Plan” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto or otherwise adopted by the General Partner or the Partnership.
“LTIP Partners” means those Limited Partners holding on the date hereof Common Units issued pursuant to the Long Term Incentive Plan, in respect of such Common Units.
“Maintenance Capital Expenditures” means cash expenditures (including expenditures (i) for the addition or improvement to or the replacement of the capital assets owned by any Group Member, (ii) for the acquisition of existing, or the construction or development of new, capital assets or (iii) for any integrity management program, including pursuant to the Gas Transmission Pipeline Integrity

Exhibit 2.2

Management Rule (49 CFR Part 192, Subpart O) and any corresponding rule of state law) if such expenditures are made to maintain, including over the long term, the operating capacity or operating income of the Partnership Group. Maintenance Capital Expenditures shall exclude Expansion Capital Expenditures or Investment Capital Expenditures, but include interest (and related fees) on debt incurred and distributions in respect of equity issued, other than equity issued in the Initial Public Offering, in each case, to finance the construction or development of a replacement asset and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued, other than equity issued in the Initial Public Offering, to fund construction or development period interest payments, or such construction or development period distributions in respect of equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction or development of a replacement asset and the incremental Incentive Distributions paid relating to newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction or development of a replacement asset. Maintenance Capital Expenditures will include cash contributed by any Group Member to an entity of which such Group Member is, or after such contribution will be, directly or indirectly, an equity owner to be used by such entity for capital expenditures of the types described in clauses (i), (ii) or (iii) above.
“Merger” means the merger of JP Energy Partners LP, a Delaware limited partnership (“JPE”), with and into Argo Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership (“Merger Sub”), with JPE surviving such merger as a wholly-owned subsidiary of the Partnership, pursuant to the terms of that certain Merger Agreement, dated as of October 23, 2016, by and among the Partnership, the General Partner, JPE, JP Energy GP II LLC, Merger Sub and Argo Merger GP Sub, LLC.
“Merger Agreement” has the meaning assigned to such term in Section 14.1.
“MIH” means Magnolia Infrastructure Holdings, LLC, a Delaware limited liability company.
“Minimum Quarterly Distribution” means $0.4125 per Unit per Quarter (such amount having been determined by the Board of Directors at the time of the Initial Public Offering (or with respect to the Quarter that includes the IPO Closing Date, it means the product of such amount multiplied by a fraction, the numerator of which is the number of days in such Quarter after the IPO Closing Date and the denominator of which is the total number of days in such Quarter)), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act and any successor to such statute.
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liability either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined and required by Treasury Regulations promulgated under Section 704(b) of the Code.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or

Exhibit 2.2

Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).
“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.
“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (a) recognized by the Partnership (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Gain”) or (b) deemed recognized by the Partnership Group pursuant to Section 5.5(d); provided, however that the items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under Section 5.12(b)(iv), Section 5.14(b)(iv), Section 5.15(b)(iv) or Section 5.16(b)(iv).
“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (a) recognized by the Partnership (i) after the Liquidation Date (“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Loss”) or (b) deemed recognized by the Partnership Group pursuant to Section 5.5(d); provided, however the items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or under Section 5.12(b)(iv), Section 5.14(b)(iv), Section 5.15(b)(iv) or Section 5.16(b)(iv).
“New Credit Agreement” means the Amended and Restated Credit Agreement, dated as of September 5, 2014, as amended from time to time, by and among the Operating Company, as AMID Borrower, Blackwater Investments, Inc., as Blackwater Borrower, the Partnership, as Parent, Bank of America, N.A., as Administrative Agent, Collateral Agent and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agents, BBVA Compass, Capital One National Association, Citibank, N.A., Comerica Bank and Suntrust Bank, as Co-Documentation Agent, and the other financial institutions party thereto, and any additional credit agreement, indenture or debt instrument to which the Partnership or any of its subsidiaries are party from time to time.

Exhibit 2.2

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f) and includes, for the avoidance of doubt, the Option and all Warrants.
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b). If such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
“Notional General Partner Unit” means notional units used solely to calculate the General Partner’s Percentage Interest. Notional General Partner Units shall not constitute “Units” for any purpose of this Agreement. As of April 21, 2016, there were 542,002 Notional General Partner Units (resulting in the General Partner’s Percentage Interest being 1.3240%). If the General Partner makes additional Capital Contributions pursuant to Section 5.2(a) to maintain its Percentage Interest, the number of Notional General Partner Units shall be increased proportionally to reflect the maintenance of such Percentage Interest.
“Operating Company” means American Midstream, LLC, a Delaware limited liability company, and any successors thereto.
“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, interest payments, payments made in the ordinary course of business under Interest Rate Hedge Contracts and Commodity Hedge Contracts (provided that payments made in connection with the termination (effected on or after the IPO Closing Date) of any Interest Rate Hedge Contract or Commodity Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Interest Rate Hedge Contract or Commodity Hedge Contract), Estimated Maintenance Capital Expenditures, director and officer compensation, repayment of Working Capital Borrowings and non-Pro Rata repurchases of Units (other than those made with the proceeds of an Interim Capital Transaction), subject to the following:
(c)deemed repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;
(d)payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures when actually repaid;
(e)Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) actual Maintenance Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners (including any distributions made pursuant to Section 6.4(a)), (vi) non-Pro Rata purchases of the Units of any class made with the proceeds of an Interim Capital Transaction or (vii) any other payments

Exhibit 2.2

made in connection with the Initial Public Offering that are described under “Use of Proceeds” in the Registration Statement; and
(f)where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation of such capital expenditures between Maintenance Capital Expenditures and capital expenditures made for other purposes and, with respect to the part of such capital expenditures consisting of Maintenance Capital Expenditures, the period over which Maintenance Capital Expenditures will be deducted as an Operating Expenditure in calculating Operating Surplus.
“Operating Surplus” means, with respect to any period commencing on the IPO Closing Date and ending prior to the Liquidation Date, on a cumulative basis and without duplication,
(g)the sum of:
i.$11.5 million;
ii.all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the IPO Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5 and provided that cash receipts from the termination (effected on or after the IPO Closing Date) of a Commodity Hedge Contract or an Interest Rate Hedge Contract prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Commodity Hedge Contract or Interest Rate Hedge Contract);
iii.all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings; and
iv.cash distributions paid on equity issued to finance all or a portion of the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund construction-, acquisition-, development- or improvement-period interest payments on debt incurred, or construction-, acquisition-, development- or improvement-period distributions on equity issued, to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset for purposes of this clause (iv)); less
(h)the sum of:
i.Operating Expenditures for the period beginning on the IPO Closing Date and ending on the last day of such period;
ii.the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner after the IPO Closing Date to provide funds for future Operating Expenditures; and
iii.all Working Capital Borrowings incurred on or after the IPO Closing Date not repaid within twelve months after having been incurred; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to

Exhibit 2.2

have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.
“Option” means that certain option to purchase up to 4,5000,000 Common Units with a $18.50 per Common Unit exercise price, issued pursuant to the requirements of the Contribution Agreement, which option, if issued, for tax purposes, shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).
“Option Unit” means a Common Unit issued upon exercise of the Option.
“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, all Partnership Interests owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors. For the avoidance of doubt, (1) the Board of Directors has approved the issuance of the Series A Preferred Units to the Investor pursuant to the Contribution Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series A PIK Preferred Units and Series A Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series A Preferred Units, Series A PIK Preferred Units and Series A Conversion Units, (2) the Board of Directors has approved the issuance of the Series B Units to the Investor pursuant to the Series B Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series B Units, Series B PIK Units and Series B Conversion Units issued to the Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to the Investor with respect to their ownership (beneficially or of record) of the Series B Units, Series B PIK Units and Series B Conversion Units, (3) the Board of Directors has approved the issuance of the Series C Preferred Units

Exhibit 2.2

to Investor pursuant to the Series C Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series C PIK Preferred Units and Series C Conversion Units issued to Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Investor with respect to their ownership (beneficially or of record) of the Series C Preferred Units, Series C PIK Preferred Units and Series C Conversion Units, (4) the Board of Directors has approved the issuance of the Series D Preferred Units to Investor pursuant to the Series D Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series D Conversion Units issued to Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Investor with respect to their ownership (beneficially or of record) of the Series D Preferred Units and Series D Conversion Units, (5) the Board of Directors has approved the issuance of the Series E Preferred Units to Holdings pursuant to the Contribution Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Series E PIK Preferred Units and Series E Conversion Units issued to Holdings shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Holdings with respect to their ownership (beneficially or of record) of the Series E Preferred Units, Series E PIK Preferred Units and Series E Conversion Units, (6) the Board of Directors has approved the issuance of any Warrant Exercised Units upon exercise of the Warrants in accordance with clause (iii) of the immediately preceding sentence, and any Warrant Exercised Units issued to Investor shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Investor with respect to their ownership (beneficially or of record) of the Warrant Exercised Units, and (7) the Board of Directors has approved the issuance of any Option Units upon exercise of the Option in accordance with clause (iii) of the immediately preceding sentence, and any Option Units issued to Holdings shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence shall not apply to Holdings with respect to their ownership (beneficially or of record) of the Option Units.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means American Midstream Partners, LP, a Delaware limited partnership.
“Partnership Event” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(1).
“Partnership Group” means collectively the Partnership and its Subsidiaries.

Exhibit 2.2

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per-Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
“Percentage Interest” means as of any date of determination (a) as to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units held by the General Partner or the number of Outstanding Units held by such Unitholder (or, (1) in the case of Outstanding Series A Preferred Units, the number of Series A Conversion Units issuable upon conversion of such Series A Preferred Units held by such Unitholder or Assignee if such Series A Preferred Units were then converted in accordance with Section 5.12(b)(viii), (2) in the case of Outstanding Series B Units, the number of Series B Conversion Units issuable upon conversion of such Series B Units held by such Unitholder or Assignee if such Series B Units were then converted in accordance with Section 5.13(c), (3) in the case of Outstanding Series C Preferred Units, the number of Series C Conversion Units issuable upon conversion of such Series C Preferred Units held by such Unitholder or Assignee if such Series C Preferred Units were then converted in accordance with Section 5.14(b)(viii), (4) in the case of Outstanding Series D Preferred Units, the number of Series D Conversion Units issuable upon the conversion of such Series D Preferred Units held by such Unitholder or Assignee if such Series D Preferred Units were then converted in accordance with Section 5.15(b)(viii), or (5) in the case of Outstanding Series E Preferred Units, the number of Series E Conversion Units issuable upon conversion of such Series E Preferred Units held by such Unitholder or Assignee if such Series E Preferred Units were then converted in accordance with Section 5.16(b)(viii), as the case may be) by (B) the sum of the total number of Outstanding Units (or, (1) in the case of Outstanding Series A Preferred Units, the number of Series A Conversion Units issuable upon conversion of such Series A Preferred Units if such Series A Preferred Units were then converted in accordance with Section 5.12(b)(viii), (2) in the case of Outstanding Series B Units, the number of Series B Conversion Units issuable upon conversion of such Series B Units if such Series B Units were then converted in accordance with Section 5.13(c), (3) in the case of Outstanding Series C Preferred Units, the number of Series C Conversion Units issuable upon conversion of such Series C Preferred Units if such Series C Preferred Units were then converted in accordance with Section 5.14(b)(viii), (4) in the case of Outstanding Series D Preferred Units, the number of Series D Conversion Units issuable upon the conversion of such Series D Preferred Units if such Series D Preferred Units were then converted in accordance with Section 5.15(b)(viii), or (5) in the case of Outstanding Series E Preferred Units, the number of Series E Conversion Units issuable upon conversion of such Series E Preferred Units if such Series E Preferred Units were then converted in accordance with Section 5.16(b)(viii), as the case may be) plus the Notional General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. The Percentage Interest with respect to the HPIP Equity Interest shall at all times be zero.

Exhibit 2.2

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Post-Initial Issuance Series B Unit” means a Series B Unit that is a Series B PIK Unit or a Series B Conversion Unit.
“Preferred Unit Change of Control” means the occurrence of any of the following:
(i)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
(j)(i) the adoption of a plan for the liquidation or dissolution of the Partnership or (ii) the removal of the General Partner by the Limited Partners of the Partnership;
(k)the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any Person (excluding the Series A Preferred Unit Partner, the Series C Preferred Unit Partner, the Series D Preferred Unit Partner and the Series E Preferred Unit Partner), other than the owners of the General Partner immediately following the closing of the transactions contemplated by the Purchase Agreement, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the equity of the General Partner or of the Outstanding Common Units of the Partnership, in each case measured by voting power rather than number of units;
(l)notwithstanding anything provided in clauses (a) through (c) above, (i) any direct or indirect sale, conveyance, assignment, transfer, merger, consolidation or business combination that would result in the owners of the General Partner immediately following the closing of the transactions contemplated by the Purchase Agreement owning, directly or indirectly, less than fifty percent (50%) of the equity of the General Partner, or (ii) any assignment or transfer of all or substantially all of the assets of the General Partner; or
(m)consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Partnership.
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners and/or Record Holders, apportioned among all Partners and/or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.
“Purchase Agreement” means the Purchase Agreement, dated April 15, 2013, by and between AIM Midstream and HPIP.
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the IPO Closing Date, the portion of such fiscal quarter after the IPO Closing Date.

Exhibit 2.2

“Rate Eligibility Trigger” has the meaning assigned to such term in Section 4.9(a)(i).
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (i) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, (ii) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer, (iii) the identity of the Record Holders of Series A Preferred Units entitled to convert such Units, (iv) the identity of the Record Holders of Series B Units entitled to convert such Units, (v) the identity of the Record Holders of Series C Preferred Units entitled to convert such Units, (vi) the identity of the Record Holders of Series D Preferred Units entitled to convert such Units, or (vii) the identity of the Record Holders of Series E Preferred Units entitled to convert such Units.
“Record Holder” means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.
“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-173191) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of Common Units in the Initial Public Offering.
“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units, the excess of (A) the Net Positive Adjustments of the Unitholders holding Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units, as of the end of such period over (B) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the Notional General Partner Units), the excess of (A) the Net Positive Adjustments of the General Partner as of the end of such period over (B) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the Notional General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (A) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (B) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1 (d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

Exhibit 2.2

“Reset Notice” has the meaning assigned to such term in Section 5.11(b).
“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.
“Series A Adjusted Issue Price” means (i) the Series A Issue Price, divided by (ii) the Series A Conversion Rate.
“Series A Conversion Date” has the meaning assigned to such term in Section 5.12(b)(viii)(C).
“Series A Conversion Notice” has the meaning assigned to such term in Section 5.12(b)(viii)(B).
“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.12(b)(viii)(B).
“Series A Conversion Rate” means the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be 1.0 until such rate is adjusted as set forth in Section 5.12(b)(viii)(D) - (F).
“Series A Conversion Unit” means the Common Unit(s) issued upon conversion of a Series A Preferred Unit pursuant to Section 5.12.
“Series A Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series A Preferred Units.
“Series A Distribution Amount” means the cash distribution for the relevant Quarter that each Series A Preferred Unit would have received on an as-converted basis if such Series A Preferred Unit had converted pursuant to Section 5.12(b)(viii) immediately prior to the beginning of such Quarter.
“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.12(b)(ii)(A).
“Series A Distribution Rate” means an amount per Quarter per Series A Preferred Unit payable in arrears equal to the greater of (i) 0.023571428 multiplied by the Series A Adjusted Issue Price, and (ii) the Series A Distribution Amount.
“Series A Issuance Date” means, with respect to a Series A-1 Convertible Preferred Unit, April 15, 2013, and, with respect to a Series A-2 Convertible Preferred Unit, March 30, 2015 or such other date as provided for in that certain Series A-2 Convertible Preferred Unit Purchase Agreement by and between the Partnership and MIH.
“Series A Issue Price” means $17.50 per Series A Preferred Unit.
“Series A Liquidation Value” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance

Exhibit 2.2

with Section 5.12(b)(ii)(C)) plus, (iii) all accrued but unpaid distributions on such Series A Preferred Unit with respect to the Quarter in which the liquidation occurs.
“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units.
“Series A Partnership Event Change of Control Offer” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(1).
“Series A Partnership Event Payment” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(1).
“Series A Partnership Event Payment Date” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(3)(ii).
“Series A PIK Payment Amount” means a number of Series A PIK Preferred Units equal to (i) the greater of (x) $0.25 and (y) the Series A Distribution Amount less $0.25, divided by (ii) the Series A Adjusted Issue Price; provided, however, that for the Quarter in which the Series A Issuance Date occurs, it shall mean a number of Series A PIK Preferred Units equal to (i) the product of (a) $0.25 times (b) a fraction, of which (I) the numerator is the number of days from and including the Series A Issuance Date to but excluding the date of such Quarter’s end, and (II) the denominator is 91, divided by (ii) the Series A Adjusted Issue Price. The parties acknowledge that the Series A PIK Payment Amount was 0.01428571 of a Series A Preferred Unit as of April 15, 2013 (such amount to be prorated as provided in the proviso of the preceding sentence for the Quarter in which the Series A Issuance Date occurs).
“Series A PIK Preferred Payment Date” has the meaning assigned to such term in Section 5.12(b)(ii)(B).
“Series A PIK Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Series A Preferred Unit Partner” means, collectively, HPIP in its capacity as the holder of Units and any Affiliate of HPIP that holds any Series A Preferred Units or Series A Conversion Units, including, but not limited to, any such Affiliate that (i) acquired Units by transfer from HPIP or (ii) holds Series A Conversion Units pursuant to this Agreement.
“Series A Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.12 (b)(ii)(A).
“Series A Second PIK Payment Amount” means a number of Series A PIK Preferred Units equal to (i) the greater of (x) $0.50 and (y) the Series A Distribution Amount, divided by (ii) the Series A Adjusted Issue Price. The parties acknowledge that the Series A Second PIK Payment Amount was 0.02857143 of a Series A Preferred Unit as of July 24, 2014.
“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.

Exhibit 2.2

“Series A Survivor Preferred Security” has the meaning assigned to such term in Section 5.12(b)(viii)(F)(2).
“Series A Third PIK Payment Amount” means a number of Series A PIK Preferred Units equal to the quotient of (i) the greater of (x) $0.4125 and (y) the Series A Distribution Amount, divided by (ii) the Series A Adjusted Issued Price.
“Series A Unitholder” means a Record Holder of Series A Preferred Units.
“Series A Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.12(b)(ii)(C).
“Series A-1 Convertible Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Series A-2 Convertible Preferred Units” has the meaning assigned to such term in Section 5.12(a).
“Series A-2 Call Closing Date” has the meaning assigned to such term in Section 5.12(c)(iii).
“Series A-2 Call Exercise Notice” has the meaning assigned to such term in Section 5.12(c)(iii).
“Series A-2 Call Right” has the meaning assigned to such term in Section 5.12(c).
“Series A-2 Holders” has the meaning assigned to such term in Section 5.12(c).
“Series B Conversion Date” means the date that is the second anniversary of the initial issuance of Series B Units pursuant to the Series B Unit Purchase Agreement.
“Series B Conversion Unit” means a Common Unit issued upon conversion of a Series B Unit pursuant to Section 5.13(c).
“Series B Issue Price” means the price at which a Series B Unit is purchased from the Partnership. Each Series B Unit issued pursuant to the Series B Unit Purchase Agreement shall be treated as having a Series B Issue Price equal to the price per Common Unit, net of underwriting discounts and commissions, received by the Partnership in connection with an underwritten public offering to be completed on or around January 29, 2014. Each Series B PIK Unit shall have a Series B Issue Price equal to the Series B PIK Distribution Amount attributed to such Series B PIK Unit.
“Series B PIK Distribution Amount” has the meaning assigned to such term in Section 5.13(d)(i).
“Series B PIK Payment Date” has the meaning assigned to such term in Section 5.13(d)(iii).
“Series B PIK Unit” means a Series B Unit issued by the Partnership in lieu of cash distributions in respect of the Series B Units pursuant to Section 5.13(d).
“Series B Unit” means a Partnership Interest issued pursuant to Section 5.13 and representing a Limited Partner’s interest in the Partnership having the rights and obligations specified with respect to the Series B Units in this Agreement.
“Series B Unit Distribution” has the meaning assigned to such term in Section 5.13(d)(i).

Exhibit 2.2

“Series B Unit Purchase Agreement” means the Unit Purchase Agreement providing for the issuance of Series B Units, dated as of January 22, 2014, with the purchasers named therein.
“Series C Adjusted Issue Price” means (i) the Series C Issue Price, divided by (ii) the Series C Conversion Rate.
“Series C Call Closing Date” has the meaning assigned to such term in Section 5.14(c) (iii).
“Series C Call Exercise Notice” has the meaning assigned to such term in Section 5.14(c)(iii).
“Series C Call Right” has the meaning assigned to such term in Section 5.14(c).
“Series C Conversion Date” has the meaning assigned to such term in Section 5.14(b)(viii)(D).
“Series C Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(viii)(C)(1).
“Series C Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(viii)(C)(1).
“Series C Conversion Rate” means the number of Common Units issuable upon the conversion of each Series C Preferred Unit, which shall be 1.0 until such rate is adjusted as set forth in Section 5.14(b)(viii)(E) - (G).
“Series C Conversion Unit” means the Common Unit(s) issued upon conversion of a Series C Preferred Unit pursuant to Section 5.14.
“Series C Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series C Preferred Units.
“Series C Coupon Conversion Quarter” means the earlier of (1) the Quarter that includes the Series C Conversion Date and (2) the Quarter beginning [January 1, 2020].
“Series C Distribution Amount” means the cash distribution for the relevant Quarter that each Series C Preferred Unit would have received on an as-converted basis if such Series C Preferred Unit had converted pursuant to Section 5.14(b)(viii) immediately prior to the beginning of such Quarter.
“Series C Distribution Payment Date” has the meaning assigned to such term in Section 5.14(b)(ii)(A).
“Series C Distribution Rate” means (a) for each Quarter prior to the Quarter ending [December 31, 2017]        Quarter in which closing occurs., the Series C Subsequent Distribution Rate, and (b) for the Quarter ending [December 31, 2017], and for each Quarter thereafter, (i) with respect to each Outstanding Series C Preferred Unit up to the Series C Threshold, the Series C Initial Distribution Rate and (ii) with respect to each remaining Outstanding Series C Preferred Unit, the Series C Subsequent Distribution Rate.
“Series C Forced Conversion Notice” has the meaning assigned to such term in Section 5.14(b)(viii)(C)(2).
“Series C Forced Conversion Notice Date” has the meaning assigned to such term in Section 5.14(b)(viii)(C)(2).

Exhibit 2.2

“Series C Holders” has the meaning assigned to such term in Section 5.14(c).
“Series C Initial Distribution Rate” means an amount per Quarter per Series C Preferred Unit payable in arrears equal to the Series C Distribution Amount.
“Series C Issuance Date” means, with respect to a Series C Convertible Preferred Unit, April 25, 2016.
“Series C Issue Price” means $14.00 per Series C Preferred Unit.
“Series C Liquidation Value” means, with respect to each Series C Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series C Issue Price, plus (ii) all Series C Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.14(b)(ii)(C)) plus, (iii) all accrued but unpaid distributions on such Series C Preferred Unit with respect to the Quarter in which the liquidation occurs.
“Series C Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series C Preferred Units.
“Series C Partnership Event Change of Control Offer” has the meaning assigned to such term in Section 5.14(b)(viii)(G)(1).
“Series C Partnership Event Payment” has the meaning assigned to such term in Section 5.14(b)(viii)(G)(1).
“Series C Partnership Event Payment Date” has the meaning assigned to such term in Section 5.14(b)(viii)(G)(3)ii).
“Series C PIK Payment Amount” means a number of Series C PIK Preferred Units equal to (i) the Series C Distribution Rate divided by (ii) the Series C Adjusted Issue Price; provided, however, that for the Quarter in which the Series C Issuance Date occurs, it shall mean a number of Series C PIK Preferred Units equal to (i) the product of (a) the Series C Distribution Rate times (b) a fraction, of which (I) the numerator is the number of days from and including the Series C Issuance Date to but excluding the date of such Quarter’s end, and (II) the denominator is 91, divided by (ii) the Series C Adjusted Issue Price. The parties acknowledge that the Series C PIK Payment Amount was 0.03375 of a Series C Preferred Unit as of April 25, 2016 (such amount to be prorated as provided in the proviso of the preceding sentence for the Quarter in which the Series C Issuance Date occurs).
“Series C PIK Preferred Payment Date” has the meaning assigned to such term in Section 5.14(b)(ii)(B).
“Series C PIK Preferred Units” has the meaning assigned to such term in Section 5.14(a).
“Series C Preferred Unit Partner” means, collectively, MIH in its capacity as the holder of Units and any Affiliate of MIH that holds any Series C Preferred Units or Series C Conversion Units, including, but not limited to, any such Affiliate that (i) acquired Units by transfer from MIH or (ii) holds Series C Conversion Units pursuant to this Agreement.
“Series C Preferred Units” has the meaning assigned to such term in Section 5.14(a).

Exhibit 2.2

“Series C Quarterly Distribution” has the meaning assigned to such term in Section 5.14(b)(ii)(A).
“Series C Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series C Preferred Units.
“Series C Subsequent Distribution Rate” means an amount per Quarter per Series C Preferred Unit payable in arrears equal to the greater of (i) $0.4125 and (ii) the Series C Distribution Amount.
“Series C Survivor Preferred Security” has the meaning assigned to such term in Section 5.14(b)(viii)(G)(2).
“Series C Threshold” means an aggregate amount of Outstanding Series C Preferred Units with an underlying value of Common Units exceeding $50,000,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the applicable Record Date or date of conversion, as the case may be, on the National Securities Exchange on which the Common Units are then listed or admitted to trading.
“Series C Unit Purchase Agreement” means the Securities Purchase Agreement, dated April 25, 2016, among MIH, the General Partner and the Partnership, pursuant to which MIH contributed cash to the Partnership in exchange for 8,571,429 Series C Convertible Preferred Units and the Series C Warrant.
“Series C Unitholder” means a Record Holder of Series C Preferred Units.
“Series C Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.14(b)(ii)(C).
“Series C Warrant” means that certain warrant to purchase up to 800,000 Common Units, subject to adjustment as set forth in the warrant agreement, with a $7.25 per Common Unit exercise price, issued pursuant to the requirements of the Series C Unit Purchase Agreement, which warrant shall, for tax purposes, be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).
“Series D Adjusted Issue Price” means (i) the Series D Issue Price, divided by (ii) the Series D Conversion Rate.
“Series D Call Closing Date” has the meaning assigned to such term in Section 5.15(c)(iii).
“Series D Call Exercise Notice” has the meaning assigned to such term in Section 5.15(c)(iii).
“Series D Call Right” has the meaning assigned to such term in Section 5.15(c).
“Series D Call Value” means, with respect to each Series D Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series D Issue Price, plus (ii) all Series D Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.15(b)(ii)(B)), plus (iii) an amount equal to the product of (A) the amount of distribution declared on such Series D Preferred Unit with respect to the Quarter immediately preceding the Quarter in which the Series D Call Exercise Notice was given times (B) a fraction, of which the numerator is the number of

Exhibit 2.2

days from the end of such preceding Quarter to and including the date of the Series D Call Exercise Notice and the denominator is 91.
“Series D Conversion Date” has the meaning assigned to such term in Section 5.15(b)(viii)(C).
“Series D Conversion Notice” has the meaning assigned to such term in Section 5.15(b)(viii)(B).
“Series D Conversion Notice Date” has the meaning assigned to such term in Section 5.15 (b)(viii)(B).
“Series D Conversion Rate” means the number of Common Units issuable upon the conversion of each Series D Preferred Unit, which shall be 1.0 until such rate is adjusted as set forth in Section 5.15(b)(viii)(D)-(F).
“Series D Conversion Unit” means the Common Unit(s) issued upon conversion of a Series D Preferred Unit pursuant to Section 5.15(b)(viii).
“Series D Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series D Preferred Units.
“Series D Distribution Amount” means the cash distribution for the relevant Quarter that each Series D Preferred Unit would have received on an as-converted basis if such Series D Preferred Unit had been converted to a Common Unit pursuant to Section 5.15(b)(viii) immediately prior to the beginning of such Quarter.
“Series D Distribution Payment Date” has the meaning assigned to such term in Section 5.15(b)(ii)(A).
“Series D Distribution Rate” means an amount per Quarter per Series D Preferred Unit payable in arrears equal to the greater of (i) $0.4125 and (ii) the Series D Distribution Amount.
“Series D Holders” has the meaning assigned to such term in Section 5.15(c).
“Series D Issuance Date” means, with respect to a Series D Preferred Unit, October 31, 2016.
“Series D Issue Price” means $15.00 per Series D Preferred Unit.
“Series D Liquidation Value” means, with respect to each Series D Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series D Issue Price, plus (ii) all Series D Unpaid Cash Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.15(b)(ii)(B)), plus (iii) all accrued but unpaid distributions on such Series D Preferred Unit with respect to the Quarter in which the liquidation occurs.
“Series D Optional Conversion Start Date” means June 30, 2017.
“Series D Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series D Preferred Units.
“Series D Partnership Event Change of Control Offer” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(1).

Exhibit 2.2

“Series D Partnership Event Payment” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(1).
“Series D Partnership Event Payment Date” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(3)ii).
“Series D Preferred Unit Partner” means, collectively, MIH in its capacity as the holder of Units and any Affiliate of MIH that holds any Series D Preferred Units or Series D Conversion Units, including, but not limited to, any such Affiliate that (i) acquired Units by transfer from MIH or (ii) holds Series D Conversion Units pursuant to this Agreement.
“Series D Preferred Units” has the meaning assigned to such term in Section 5.15(a).
“Series D Quarterly Distribution” has the meaning assigned to such term in Section 5.15(b)(ii)(A).
“Series D Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series D Preferred Units.
“Series D Survivor Preferred Security” has the meaning assigned to such term in Section 5.15(b)(viii)(F)(2).
“Series D Unit Purchase Agreement” means the Securities Purchase Agreement dated as of October 31, 2016, by and between the Partnership and MIH, as amended by the First Amendment to the Securities Purchase Agreement dated as of July 14, 2017 and the Second Amendment to the Securities Purchase Agreement dated as of September 7, 2017.
“Series D Unitholder” means a Record Holder of Series D Preferred Units.
“Series D Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.15(b)(ii)(B).
“Series D Warrant” means that certain warrant to purchase up to 700,000 Common Units, subject to adjustment as set forth in the warrant agreement, with a $22.00 per Common Unit exercise price, to be issued pursuant to Section 5.15(b)(iii), which warrant shall be in accordance with the form of warrant attached hereto as Exhibit B and which warrant, if issued, for tax purposes, be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).
“Series D Warrant Start Date” means August 31, 2017.
“Series E Adjusted Issue Price” means (i) the Series E Issue Price, divided by (ii) the Series E Conversion Rate.
“Series E Call Closing Date” has the meaning assigned to such term in Section 5.16(c) (iii).
“Series E Call Exercise Notice” has the meaning assigned to such term in Section 5.16(c)(iii).
“Series E Call Right” has the meaning assigned to such term in Section 5.16(c).

Exhibit 2.2

“Series E Call Value” means, with respect to each Series E Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series E Issue Price, plus (ii) all Series E Unpaid Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.16(b)(ii)(C)), plus (iii) an amount equal to the product of (A) the amount of distribution declared relating to such Series E Preferred Unit with respect to the Quarter immediately preceding the Quarter in which the Series E Call Exercise Notice was given times (B) a fraction, of which the numerator is the number of days from the end of such preceding Quarter to and including the date of the Series E Call Exercise Notice and the denominator is 91.
“Series E Conversion Date” has the meaning assigned to such term in Section 5.16(b)(viii)(C).
“Series E Conversion Notice” has the meaning assigned to such term in Section 5.16(b)(viii)(B).
“Series E Conversion Notice Date” has the meaning assigned to such term in Section 5.16(b)(viii)(B).
“Series E Conversion Rate” means the number of Common Units issuable upon the conversion of each Series E Preferred Unit, which shall be 1.0 until such rate is adjusted as set forth in Section 5.16(b)(viii)(D) - (F).
“Series E Conversion Unit” means the Common Unit(s) issued upon conversion of a Series E Preferred Unit pursuant to Section 5.16.
“Series E Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series E Preferred Units.
“Series E Coupon Conversion Quarter” means the earlier of (1) the Quarter that includes the Series E Conversion Date and (2) the Quarter beginning [January 1, 2020].
“Series E Distribution Amount” means the cash distribution for the relevant Quarter that each Series E Preferred Unit would have received on an as-converted basis if such Series E Preferred Unit had converted pursuant to Section 5.16(b)(viii) immediately prior to the beginning of such Quarter.
“Series E Distribution Payment Date” has the meaning assigned to such term in Section 5.16(b)(ii)(A).
“Series E Distribution Rate” means an amount per Quarter per Series E Preferred Unit payable in arrears equal to the Series E Distribution Amount.
“Series E Exercise Notice” has the meaning assigned to such term in Section 5.8(c).
“Series E Holders” has the meaning assigned to such term in Section 5.16(c).
“Series E Issuance Date” means, with respect to a Series E Preferred Unit, [•], 2017.
“Series E Issue Price” means $15.00 per Series E Preferred Unit.
“Series E Liquidation Value” means, with respect to each Series E Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series E Issue Price, plus (ii) all Series E Unpaid Distributions and all accrued and unpaid interest thereon (determined in accordance with

Exhibit 2.2

Section 5.16(b)(ii)(C)) plus, (iii) all accrued but unpaid distributions on such Series E Preferred Unit with respect to the Quarter in which the liquidation occurs.
“Series E Optional Conversion Start Date” means the first date upon which the Closing Price of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading exceeds one hundred fifty percent (150%) of the Series E Issue Price for the twenty (20) Trading Day period immediately preceding such date; provided that, notwithstanding the foregoing, if the Partnership fails to convert the Series E Preferred Units to Common Units pursuant to Section 5.16(b)(viii) within thirty (30) days of the date first set forth above and after such date first set forth above the Common Units are at any time listed or admitted to trading at less than one hundred fifty percent (150%) of the Series E Issue Price, the Series E Optional Conversion Start Date shall not be deemed to have occurred until the next date the requirements set forth in this definition have been satisfied.
“Series E Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series E Preferred Units.
“Series E Partnership Event Change of Control Offer” has the meaning assigned to such term in Section 5.16(b)(viii)(F)(1).
“Series E Partnership Event Payment” has the meaning assigned to such term in Section 5.16(b)(viii)(F)(1).
“Series E Partnership Event Payment Date” has the meaning assigned to such term in Section 5.16(b)(viii)(F)(3)ii).
“Series E PIK Payment Amount” means a number of Series E PIK Preferred Units equal to (i) the Series E Distribution Rate divided by (ii) the Series E Adjusted Issue Price; provided, however, that for the Quarter in which the Series E Issuance Date occurs, it shall mean a number of Series E PIK Preferred Units equal to (i) the product of (a) the Series E Distribution Rate times (b) a fraction, of which (I) the numerator is the number of days from and including the Series E Issuance Date to but excluding the date of such Quarter’s end, and (II) the denominator is 91, divided by (ii) the Series E Adjusted Issue Price. The parties acknowledge that the Series E PIK Payment Amount was [•] of a Series E Preferred Unit as of [•], 2017 (such amount to be prorated as provided in the proviso of the preceding sentence for the Quarter in which the Series E Issuance Date occurs).
“Series E PIK Preferred Payment Date” has the meaning assigned to such term in Section 5.16(b)(ii)(B).
“Series E PIK Preferred Units” has the meaning assigned to such term in Section 5.16(a).
“Series E Preferred Unit Partner” means, collectively, Holdings in its capacity as the holder of Units and any Affiliate of Holdings that holds any Series E Preferred Units or Series E Conversion Units, including, but not limited to, any such Affiliate that (i) acquired Units by transfer from Holdings or (ii) holds Series E Conversion Units pursuant to this Agreement.
“Series E Preferred Units” has the meaning assigned to such term in Section 5.16(a).
“Series E Quarterly Distribution” has the meaning assigned to such term in Section 5.16(b)(ii)(A).

Exhibit 2.2

“Series E Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series E Preferred Units.
“Series E Survivor Preferred Security” has the meaning assigned to such term in Section 5.16(b)(viii)(F)(2).
“Series E Unitholder” means a Record Holder of Series E Preferred Units.
“Series E Unpaid Distributions” has the meaning assigned to such term in Section 5.16(b)(ii)(C).
“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the Notional General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
“Southcross Holdings” means Southcross Holdings LP, a Delaware limited partnership.
“Special Approval” means approval by a majority of the members of the Conflicts Committee.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
“Target Distribution” means an amount equal to the Minimum Quarterly Distribution multiplied by 1.5.
“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests are listed is open for the transaction of business or, if Limited Partner Interests

Exhibit 2.2

of a Series are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
“transfer” has the meaning assigned to such term in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Interests, the General Partner shall act in such capacity.
“Underwriters” means the underwriters in the Initial Public Offering.
“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units but shall not include (i) Notional General Partner Units (or the General Partner Interest represented thereby), (ii) Incentive Distribution Rights or (iii) the HPIP Equity Interest.
“Unitholders” means the holders of Units.
“Unit Majority” means at least a majority of the Outstanding Common Units and Series B Units, voting together as a single class.
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an IPO Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an IPO Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.
“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an Unrestricted Person for purposes of this Agreement.
“U.S. GAAP” means United States generally accepted accounting principles consistently applied.
“Warrant” means any of (i) the AIM Warrant, (ii) the Series C Warrant or (iii) the Series D Warrant.
“Warrant Exercised Unit” means a Common Unit issued upon exercise of a Warrant.

Exhibit 2.2

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or other similar financing arrangements, provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months other than from additional Working Capital Borrowings.

Section 1.2    Construction.
Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
Section 2.1    Formation.
The General Partner and AIM Midstream have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner hereby amends and restates the Fifth A/R Partnership Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2    Name.
The name of the Partnership shall be “American Midstream Partners, LP” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.
Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be National Registered Agents, Inc. The principal office of the Partnership shall be located at 2103 CityWest Boulevard, Building #4, Suite 800, Houston, TX 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership

Exhibit 2.2

may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 2103 CityWest Boulevard, Building #4, Suite 800, Houston, TX 77042, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4    Purpose and Business.
The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5    Powers.
The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6    Term.
The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7    Title to Partnership Assets.
Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby

Exhibit 2.2

declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability.
The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2    Management of Business.
No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3    Outside Activities of the Limited Partners.
Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4    Rights of Limited Partners.
(a)In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are expressly replaced in their entirety by the provisions below and Section 8.3), and except as limited by Section 3.4(a)(i), each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the

Exhibit 2.2

Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense to obtain:
i.true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act);
ii.a current list of the name and last known business, residence or mailing address of each Record Holder;
iii.a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and
iv.such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.
(b)The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates.
Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates; provided, however, with respect to the issuance of any Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units, the Partnership shall issue such Certificates in accordance with Section 5.12(b)(vii), Section 5.13(f), Section 5.14(b)(vii), Section 5.15(b)(vii) and Section 5.16(b)(vii), respectively. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Interests other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the General Partner (for Partnership Interests other than

Exhibit 2.2

Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.
(b)The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Common Units, if the Record Holder of the Certificate:
i.makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
ii.requests the issuance of a new Certificate or the issuance of uncertificated Units before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
iii.if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
iv.satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.
(c)As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3    Record Holders.
The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner, as the case may be, hereunder as, and to the extent, provided herein.

Section 4.4    Transfer Generally.
(a)The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance,

Exhibit 2.2

hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.
(c)Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership or limited liability company interests, partnership interests or other ownership interests in such Partner, and the term “transfer” shall not mean any such disposition.

Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.
(b)The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
(c)By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
(d)Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

Exhibit 2.2

(e)Subject to any restrictions on transfer expressly agreed to by the General Partner, Holdings or their Affiliates, as applicable, or expressly set forth in the Contribution Agreement, this Article IV, Section 6.10 or otherwise in this Agreement, the General Partner, Holdings and their Affiliates shall have the right at any time to transfer their Common Units, Incentive Distribution Rights, Series A Preferred Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units to one or more Persons.

Section 4.6    Transfer of the General Partner’s General Partner Interest.
(a)Subject to Section 4.6(c) below, prior to June 30, 2020, the General Partner shall not transfer all or any part of its General Partner Interest (represented by Notional General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.
(b)Subject to Section 4.6(c) below, on or after June 30, 2020, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.
(c)Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or limited liability company membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7    Transfer of Incentive Distribution Rights.
The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Any holder of the HPIP Equity Interest may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything to herein to the contrary, (i) the transfer of Common Units issued pursuant to Section 5.11 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights or HPIP Equity Interests to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

Section 4.8    Restrictions on Transfers.
(a)Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (ii) cause the

Exhibit 2.2

Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
(b)The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
(c)The transfer of Common Units that have been issued upon conversion of Incentive Distribution Rights shall be subject to the restrictions imposed by Section 6.8(b).
(d)Nothing contained in this Agreement, other than Section 4.8(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
(e)Any transfer of a Series A Conversion Unit, a Series B Conversion Unit, a Series C Conversion Unit, a Series D Conversion Unit or a Series E Conversion Unit shall be subject to the restrictions imposed by Section 6.10.

Section 4.9    Eligibility Certifications; Ineligible Holders.
(a)If at any time the General Partner determines, with the advice of counsel, that
i.the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member on assets that are subject to regulation by the FERC or analogous regulatory body (a “Rate Eligibility Trigger”); or
ii.any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Partner (a “Citizenship Eligibility Trigger”);
then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or advisable to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary to establish those Limited Partners whose U.S. federal income tax status does not or would not have a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Partner (or, if the Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner determines to be necessary to establish those Partners whose status as Partners does not or would not subject any Group Member to a significant risk of cancellation or forfeiture of any of its properties or interests therein.
(b)Such amendments may include provisions requiring all Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior

Exhibit 2.2

to being admitted to the Partnership as a Partner (any such required certificate, an “Eligibility Certificate”).
(c)Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Partner is not an Eligible Holder (such a Partner an “Ineligible Holder”) the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be substituted for all Limited Partners that are Ineligible Holders as the Limited Partner in respect of the Ineligible Holders’ Partnership Interests.
(d)The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.
(e)Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of his Partnership Interest (representing his right to receive his share of such distribution in kind).
(f)At any time after an Ineligible Holder can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Holder’s Partnership Interests.

Section 4.10    Redemption of Partnership Interests of Ineligible Holders.
(a)If at any time a Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Partner is not an Eligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:
i.The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificates evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
ii.The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the

Exhibit 2.2

number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
iii.The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificates evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).
iv.the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Partnership Interests.
(b)The provisions of this Section 4.10 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.
(c)Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND
ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1    Intentionally Omitted.

Section 5.2    Contributions by the General Partner and the Initial Limited Partners.
Upon the issuance of any additional Limited Partner Interests by the Partnership (other than Common Units issued pursuant to Section 5.11), the General Partner may, in order to maintain its Percentage Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest immediately prior to the issuance of such Additional Limited Partner Interests by the Partnership by (B) 100 less the General Partner’s Percentage Interest immediately prior to the issuance of such Additional Limited Partner Interests by the Partnership times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such Additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3    Contributions by Limited Partners.
No Limited Partner will be required to make any Capital Contribution to the Partnership pursuant to this Agreement.

Exhibit 2.2

Section 5.4    Interest and Withdrawal of Capital Contributions.
No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5    Capital Accounts.
(a)The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1 (or otherwise in accordance with Article V), and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units or Series E PIK Preferred Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1 (or otherwise in accordance with Article V). For the avoidance of doubt, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, Series D Preferred Units and Series E Preferred Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit, Series B Unit, Series C Preferred Unit, Series D Preferred Units or Series E Preferred Unit will be treated as a partner in the Partnership, other than with respect to the conversion feature of the Series A Preferred Unit, Series B Unit, Series C Preferred Unit, Series D Preferred Unit or Series E Preferred Unit. The initial Capital Account balance in respect of each Series A Preferred Unit issued on the Series A Issuance Date shall be the Series A Issue Price, and the initial Capital Account balance in respect of each Series A PIK Preferred Unit shall be zero. After an issuance of Series A PIK Preferred Units pursuant to Section 5.12(b)(ii), the Capital Accounts of all Series A Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series A Preferred Units that are Outstanding after such issuance. The Capital Account balance of each holder of Series A Preferred Units in respect of its Series A Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.12(b)(ii)(A) or Section 5.12(b)(ii)(B) in respect of such Series A Preferred Units except as otherwise provided in this Agreement. The initial Capital Account balance in respect of each Series B Unit (including each Series B PIK Unit) shall be the Series B Issue Price. The initial Capital Account balance in respect of each Series C Preferred Unit issued on the Series C Issuance Date shall be the Series C Issue Price, and the initial Capital Account balance in respect of each Series C PIK Preferred Unit shall be zero. After an issuance of Series C PIK Preferred Units pursuant to Section 5.14(b)(ii), the Capital Accounts of all Series C Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series C Preferred Units that

Exhibit 2.2

are Outstanding after such issuance. The Capital Account balance of each holder of Series C Preferred Units in respect of its Series C Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.14(b)(ii)(A) or Section 5.14(b)(ii)(B) in respect of such Series C Preferred Units except as otherwise provided in this Agreement. The initial Capital Account balance in respect of each Series D Preferred Unit issued on the Series D Issuance Date shall be the Series D Issue Price. The Capital Account balance of each holder of Series D Preferred Units in respect of its Series D Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.15(b)(ii)(A) or Section 5.15(b)(ii)(B) in respect of such Series D Preferred Units except as otherwise provided in this Agreement. The initial Capital Account balance in respect of each Series E Preferred Unit issued on the Series E Issuance Date shall be the Series E Issue Price, and the initial Capital Account balance in respect of each Series E PIK Preferred Unit shall be zero. After an issuance of Series E PIK Preferred Units pursuant to Section 5.16(b)(ii), the Capital Accounts of all Series E Preferred Units that are Outstanding prior to such issuance shall be divided equally among all Series E Preferred Units that are Outstanding after such issuance. The Capital Account balance of each holder of Series E Preferred Units in respect of its Series E Preferred Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 5.16(b)(ii)(A) or Section 5.16(b)(ii)(B) in respect of such Series E Preferred Units except as otherwise provided in this Agreement.
(b)For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
i.Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.
ii.All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
iii.Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
iv.Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of

Exhibit 2.2

disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
v.In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined, under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.
vi.The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7 (b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).
(c)A transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
i.Reserved.
ii.Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units and (y) the Per Unit Capital Amount for an IPO Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distributions Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an IPO Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.5(c)(ii), the IDR Reset Common Units shall be subject to Section 6.1(d)(x)(B) and Section 6.1(d)(x)(C).
iii.Subject to Section 6.11, immediately prior to the transfer of an Option Unit by a holder thereof (other than a transfer to an Affiliate of the assignor unless the General Partner elects to have this Section 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its transferred Option Units will (A) first, be allocated to the Option Units in an amount equal to the product of (x) the number of such Option Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Option Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Option Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Option Units will have a balance equal to the amount allocated under clause (A) hereinabove.
iv.Immediately prior to the transfer of a Post-Initial Issuance Series B Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this Section 5.5(c)(iv) apply), the aggregate Capital Account maintained for such Person with respect to its Post-Initial Issuance Series B Units will (A) first, be allocated to the Post-Initial Issuance Series B Units to be transferred in an amount equal to the product of (x) the number of such Post-Initial Issuance Series B Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit that is not a Post-Initial Issuance Series B Unit, and (B) second, any remaining positive balance in such Capital Account will be retained by the transferor, regardless of whether it

Exhibit 2.2

has retained any Post-Initial Issuance Series B Units and if the remaining balance would be negative, items of Partnership income and gain shall be specially allocated to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Post-Initial Issuance Series B Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Post-Initial Issuance Series B Units will have a balance equal to the amount allocated under clause (A) above.
(d)
i.In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), and 1.704-1(b)(2)(iv)(b)(2) on (A) an issuance of additional Partnership Interests for cash or other property (other than an issuance of Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units or Series E PIK Preferred Units), (B) the issuance of additional Partnership Interests as consideration for the provision of services, (C) the issuance by the Partnership of a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) which is not treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a) (other than an issuance of Series A PIK Preferred Units pursuant to Section 5.12(b)(ii), the issuance of Series B PIK Units pursuant to Section 5.13(d), the issuance of Series C PIK Preferred Units pursuant to Section 5.14(b)(ii) or the issuance of Series E PIK Preferred Units pursuant to Section 5.16(b)(ii)), or (D) the conversion of a General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted immediately prior to such event to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such event and had been allocated pursuant to Section 6.1(c) and Section 6.1(d) (and to the extent applicable, Article V) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. The General Partner shall adjust such Carrying Values in respect of the contributions that are made on the Closing Date. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately prior to such event (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation

Exhibit 2.2

Section 1.704-1 (b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable. Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership property (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.
ii.In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) and Section 6.1(d) (and to the extent applicable, Article V) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
iii.In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of a Series A Preferred Unit, Series B Unit, Series C Preferred Unit, Series D Preferred Unit or Series E Preferred Unit into Common Units in accordance with Section 5.12(b)(viii), Section 5.13(c), Section 5.14(b)(viii), Section 5.15(b)(viii) or Section 5.16(b)(viii), as applicable, or upon the exercise of any other Noncompensatory Option into a Common Unit pursuant to this Agreement, the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Converted or Exercised Unit is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) or Unrealized Loss (if the Capital Account of each such Converted or Exercised Unit is greater than the Per Unit Capital Amount for a then Outstanding IPO Common Unit) had been allocated Pro Rata to each Partner holding any Converted or Exercised Unit received upon such conversion until the Capital Account of each such Converted or Exercised Unit is equal to the Per Unit Capital Amount for a then Outstanding IPO Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Partners at such time pursuant to Section 6.1(c) and Section 6.1(d) (and to the extent applicable, Article V). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately after the conversion of a Converted or Exercised Unit shall be determined by the General Partner using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it

Exhibit 2.2

determines in its discretion to be reasonable. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.5(d)(iii), the Capital Account of each Partner with respect to each Converted or Exercised Unit received upon such conversion of the Series A Preferred Unit, Series B Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit or other Noncompensatory Option, as applicable, is less than the Per Unit Capital Amount for a then Outstanding IPO Common Unit, then Capital Account balances shall be reallocated between the Partners holding Common Units (other than Converted or Exercised Units) and Partners holding any Converted or Exercised Unit so as to cause the Capital Account of each Partner holding a Converted or Exercised Unit to equal, on a per Unit basis with respect to each such Converted or Exercised Unit, the Per Unit Capital Amount for a then Outstanding IPO Common Unit.

Section 5.6    Issuances of Additional Partnership Interests.
(a)The Partnership may issue additional Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests, and other economic interests relating to the Partnership Interests (including pursuant to Section 7.4(c)) for any partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
(b)Each additional Partnership Interest or other security authorized to be issued by the Partnership pursuant to Section 5.6(a) or Section 7.4(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests or other securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions) or other security; (v) whether such Partnership Interest or other security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest or other security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.
(c)The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests, and other economic interests in the Partnership or relating to Partnership Interests pursuant to this Section 5.6 or Section 7.4(c), (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) the admission of Additional Limited Partners and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or other securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or other securities or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.
(d)No fractional Units shall be issued by the Partnership.

Exhibit 2.2

Section 5.7    Reserved.

Section 5.8    Limited Preemptive Rights.
(a)Except as provided in this Section 5.8 and in Section 5.2 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest or other security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, that it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. Any determination by the General Partner whether to exercise its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity and not as the general partner of the Partnership, and such determination may be made in accordance with Section 7.9(c).
(b)If a Class D Member or any of its Affiliates holds any Limited Partner Interests while the Partnership issues Limited Partner Interests of the same class as such Limited Partner Interests (other than (i) Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units or Series E PIK Preferred Units or (ii) Limited Partner Interests purchased by the General Partner pursuant to Section 5.2 or Section 5.8(a)) to the Class A Member or any of its Affiliates, such Class D Member shall have the right to purchase Limited Partner Interests of such class from the Partnership up to the amount necessary to maintain the aggregate Percentage Interest of such Class D Member and its Affiliates equal to that which existed immediately prior to the issuance of such Limited Partner Interests on the same terms provided to the Class A Member or its Affiliates. The Partnership shall give prompt written notice of the Partnership’s proposal to issue Limited Partner Interests (other than (i) Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units or Series E PIK Preferred Units or (ii) Limited Partner Interests purchased by the General Partner pursuant to Section 5.2 or 5.8(a)) to the Class A Member or any of its Affiliates to each Class D Member. Such written notice shall set forth (A) the Limited Partner Interests being offered, (B) the price and terms, if any, upon which the Partnership proposes to issue such Limited Partner Interests and (C) the proposed date of the closing of the issuance of such Limited Partner Interests. Each Class D Member shall have ten (10) Business Days after receipt of such notice to submit a written notice (a “Class D Exercise Notice”) to the Partnership. The Class D Exercise Notice shall set forth the portion of the Limited Partner Interests that such Class D Member elects to purchase.
(c)If the Partnership issues Limited Partner Interests (other than (i) Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units Series C Conversion Units or Series D Conversion Units, (ii) Limited Partner Interests purchased by the General Partner pursuant to Section 5.2 or Section 5.8(a), (iii) Limited Partner Interests issued to finance all or a portion of the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or facilities), or (iv) Limited Partner Interests issued on a pro rata basis to all holders of Common Units) to the Series C Preferred Unit Partner, Series D Preferred Unit Partner or any of their Affiliates, the Series E Preferred Unit Partner shall have the right to purchase such Limited Partner Interests from the Partnership up to the amount necessary to maintain the Percentage Interest of the Series E Preferred Unit Partner equal to that which existed immediately prior to the issuance of such Limited Partner Interests on the same terms provided to the Series C Preferred Unit Partner, Series D Preferred Unit Partner or any of their Affiliates. The Partnership shall give prompt written notice of the Partnership’s proposal to issue Limited Partner Interests (other than (i) Series A PIK Preferred Units, Series B PIK Units, Series C PIK Preferred Units, Series C Conversion Units or Series D Conversion Units, (ii) Limited Partner Interests purchased by the General Partner pursuant to Section 5.2 or Section 5.8(a), or (iii) Limited Partner Interests issued to finance all or a portion of the construction, acquisition,

Exhibit 2.2

development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or facilities) or (iv) Limited Partner Interests issued on a pro rata basis to all holders of Common Units) to the Series C Preferred Unit Partner, Series D Preferred Unit Partner or any of their Affiliates, to the Series E Preferred Unit Partner. Such written notice shall set forth (A) the Limited Partner Interests being offered, (B) the price and terms, if any, upon which the Partnership proposes to issue such Limited Partner Interests and (C) the proposed date of the closing of the issuance of such Limited Partner Interests. The Series E Preferred Unit Partner shall have ten (10) Business Days after receipt of such notice to submit a written notice (a “Series E Exercise Notice”) to the Partnership. The Series E Exercise Notice shall set forth the portion of the Limited Partner Interests that such Series E Preferred Unit Partner elects to purchase.
Section 5.9    Splits and Combinations.
(a)Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per-Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Common Units into which Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units may be converted into) are proportionately adjusted.
(b)Whenever such a Pro Rata distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(c)If a Pro Rata distribution of Partnership Interests, or a subdivision or combination of Partnership Interests, is made as contemplated in this Section 5.9, the number of Notional General Partner Units constituting the Percentage Interest of the General Partner (as determined immediately prior to the Record Date for such distribution, subdivision or combination) shall be appropriately adjusted as of the effective date for payment of such distribution, subdivision or combination to maintain such Percentage Interest of the General Partner.
(d)Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Interests, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
(e)The Partnership shall not issue fractional Units or Notional General Partner Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units or fractional Notional General Partner Units but for the provisions of this Section 5.9(e), each fractional Unit or fractional Notional General Partner Unit shall be rounded to the nearest whole Unit or Notional General Partner Unit (and a 0.5 Unit or Notional General Partner Unit shall be rounded to the next higher Unit or Notional General Partner Unit).

Exhibit 2.2

(f)For the avoidance of doubt, upon any Pro Rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassification into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Series B Units as follows: (i) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units), then the Series B Units shall be subdivided into a number of Series B Units equal to the result of multiplying the number of Series B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution or subdivision, and (ii) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units), then the Series B Units shall be combined into a number of Series B Units equal to the result of multiplying the number of Series B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination, and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination.

Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.
All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by either or both of Sections 17-607 and 17-804 of the Delaware Act.

Section 5.11    Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.
(a)Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, exercisable at its option at any time when the Partnership has made a distribution on its Common Units exceeding the Target Distribution for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average aggregate amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11 (b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. The Percentage Interest of the General Partner, with respect to the General Partner Interest, after the issuance of the Aggregate Quantity of IDR Reset Common Units shall equal the Percentage Interest of the General Partner, with respect to the General Partner Interest, prior to the issuance of the Aggregate Quantity of IDR Reset Common Units and the General Partner shall not be obligated to make any

Exhibit 2.2

additional Capital Contribution to the Partnership in order to maintain its Percentage Interest in connection therewith and shall be issued an additional number of Notional General Partner Units as is required to maintain such Percentage Interest. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Minimum Quarterly Distribution to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).
(b)To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.
(c)The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.
(d)If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of a Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).
(e)The Minimum Quarterly Distribution shall be increased at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.11 such that the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice.

Section 5.12    Establishment of Series A Preferred Units.
(a)General. The Partnership hereby designates and creates a series of Units to be designated as “Series A-1 Convertible Preferred Units” and consisting of a total of 5,142,857 Series A-1 Preferred Units, and a series of Units to be designated as “Series A-2 Convertible Preferred Units” and consisting of a total of 2,571,429 Series A-2 Preferred Units, plus any

Exhibit 2.2

additional Series A-1 Preferred Units and Series A-2 Preferred Units issued in kind as a distribution pursuant to Section 5.12(b)(ii) (“Series A PIK Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.12 and in Section 5.5(d)(i), Section 6.10, and Section 12.9. Series A-1 Convertible Preferred Units shall be issued as Series A PIK Preferred Units with respect to Series A-1 Convertible Preferred Units. Series A-2 Convertible Preferred Units shall be issued as Series A PIK Preferred Units with respect to Series A-2 Convertible Preferred Units. As of March 30, 2015, all units previously issued as “Series A Convertible Preferred Units” shall be “Series A-1 Convertible Preferred Units.” The Series A-1 Convertible Preferred Units and Series A-2 Convertible Preferred Units, whether issued on a Series A Issuance Date or as Series A PIK Preferred Units, are referred to herein as “Series A Preferred Units” and as such the Series A-1 Convertible Preferred Units and the Series A-2 Convertible Preferred Units shall be considered pari passu as to allocations and distributions with each other and with the Series C Convertible Preferred Units, Series D Preferred Units and the Series E Preferred Units. As of April 21, 2016, 9,499,370 Series A Preferred Units had been issued. Other than with respect to Series A PIK Preferred Units, immediately following the Series A Issuance Date and thereafter, no additional Series A Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series A Preferred Units.
(b)Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
i.Allocations.
(A)Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.12(b)(i)(A) for the current and all previous taxable periods since issuance of the Series A Preferred Units is equal to the aggregate amount of cash distributed with respect to such Series A Preferred Units for the current and previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) in respect of Series A Preferred Units. Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(A), to Series C Preferred Units pursuant to Section 5.14(b)(i)(A), to Series D Preferred Units pursuant to Section 5.15(b)(i)(A) and to Series E Preferred Units pursuant to Section 5.16(b)(i)(A) shall be made Pro Rata.
(B)Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series A Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series A Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Losses shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series A Preferred Unit has been reduced to zero. Allocations to Series A Preferred Units pursuant to this Section 5.12 (b)(i)(B), to Series C Preferred Units pursuant to Section 5.14(b)(i)(B), to Series D Preferred Units pursuant to Section 5.15(b)(i)(B) and to Series E Preferred Units pursuant to Section 5.16(b)(i)(B) shall be made Pro Rata.
(C)Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series A Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(i) with respect to their Series A Preferred Units, but (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant

Exhibit 2.2

to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value. Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(C), to Series C Preferred Units pursuant to Section 5.14(b)(i)(C), to Series D Preferred Units pursuant to Section 5.15(b)(i)(C) and to Series E Preferred Units pursuant to Section 5.16(b)(i)(C) shall be made Pro Rata.
(D)Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series A Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii) with respect to their Series A Preferred Units, and (y) following the allocations made pursuant to Section 6.1(c)(ii)(C), and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series A Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Outstanding Series A Preferred Unit has been reduced to zero. Allocations to Series A Preferred Units pursuant to this Section 5.12(b)(i)(D), to Series C Preferred Units pursuant to Section 5.14(b)(i)(D), to Series D Preferred Units pursuant to Section 5.15(b)(i)(D) and to Series E Preferred Units pursuant to Section 5.16(b)(i)(D) shall be made Pro Rata.
ii.Distributions.
(A)Commencing with the Quarter ending on June 30, 2013, the holders of the Series A Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any Junior Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.12(b)(ii)(A) in respect of each Outstanding Series A Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series A Distribution Payment Date”). For the Quarter ending June 30, 2013, and for each Quarter thereafter through and including the Quarter ending March 31, 2014, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid as follows: (i) a number of Series A PIK Preferred Units equal to the Series A PIK Payment Amount and (ii) $0.25 in cash (provided that for the Quarter in which the Series A Issuance Date occurs, the amount payable pursuant to this clause (ii) shall be an amount in cash equal to the product of (I) $0.25 times (II) a fraction, of which the numerator is the number of days from and including the Series A Issuance Date to but excluding the date of such Quarter’s end, and the denominator is 91). For the Quarter ending June 30, 2014, and for each Quarter thereafter through and including the Quarter ending immediately prior to the Quarter in which the Merger is consummated, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid in a number of Series A PIK Preferred Units equal to the Series A Second PIK Payment Amount; provided that, in the discretion of the General Partner, which determination shall be made prior to the Record Date for the relevant quarter, the Series A Quarterly Distribution may be paid as (x) an amount in cash up to the greater of (a) $0.50 and (b) the Series A Distribution Amount, and (y) a number of Series A PIK Preferred Units equal to (a) the remainder of (i) the greater of (I) $0.50 and (II) the Series A Distribution Amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series A Adjusted Issue Price. For the Quarter in which the Merger is consummated and each Quarter thereafter, the Series A Quarterly Distribution on each Outstanding Series A Preferred Unit shall be paid in a number of Series A PIK Preferred Units equal to the Series A Third PIK Payment Amount; provided that, in the discretion of the General Partner, which determination shall be made prior to the Record Date for the

Exhibit 2.2

relevant Quarter, the Series A Quarterly Distribution may be paid as (x) an amount in cash up to the greater of (a) $0.4125 and (b) the Series A Distribution Amount, and (y) a number of Series A PIK Preferred Units equal to the quotient of (a) the remainder of (i) the greater of (I) $0.4125 and (II) the Series A Distribution Amount less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series A Adjusted Issue Price. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.12(b)(ii) for a Series A Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Section 6.4 or Section 6.5 for such Quarter. Unless otherwise expressly provided, references in this Agreement to Series A Preferred Units shall include all Series A PIK Preferred Units Outstanding as of the date of such determination.
(B)When any Series A PIK Preferred Units are payable to a Record Holder of Series A Preferred Units pursuant to this Section 5.12, the Partnership shall issue the Series A PIK Preferred Units to such Record Holder no later than the Series A Distribution Payment Date (the date of issuance of such Series A PIK Preferred Units, the “Series A PIK Preferred Payment Date”). On the Series A PIK Preferred Payment Date, the Partnership shall issue to such Series A Unitholder a Certificate or Certificates for the number of Series A PIK Preferred Units to which such Series A Unitholder shall be entitled. The issuance of the Series A PIK Preferred Units pursuant to this Section 5.12(b)(ii) shall be deemed to have been made on the first day of the Quarter following the Quarter in respect of which such payment of Series A PIK Preferred Units was due. If, in violation of this Agreement, the Partnership fails to pay in full or part any Series A Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series A PIK Preferred Units shall be entitled (I) to receive Series A Quarterly Distributions in subsequent Quarters in respect of such unpaid Series A PIK Preferred Units, (II) to receive the Series A Liquidation Value in accordance with Section 5.12(b)(iv) in respect of such unpaid Series A PIK Preferred Units, and (III) to all other rights under this Agreement as if such unpaid Series A PIK Preferred Units had in fact been distributed on the date due. Nothing in this Section 5.12(b)(ii)(B) shall alter the obligation of the Partnership to pay any unpaid Series A PIK Preferred Units or the right of the holders of Series A Preferred Units to enforce this Agreement to compel the Partnership to distribute any unpaid Series A PIK Preferred Units. Fractional Series A PIK Preferred Units shall not be issued to any person (each fractional Series A PIK Preferred Unit shall be rounded to the nearest whole Series A PIK Preferred Unit (and a 0.5 Series A PIK Preferred Unit shall be rounded up to the next higher Series A PIK Preferred Unit)).
(C)If, in violation of this Agreement, the Partnership fails to pay in full or part any Series A Quarterly Distribution in cash when due, then, without limiting any rights of the holders of the Series A Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all arrearages with respect to any Series A Quarterly Distribution payable in cash, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series A Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series A Unpaid Cash Distribution shall accrue interest from the applicable Series A Distribution Payment Date at rate equal to 6.0% per annum, and (y) the Partnership shall not be permitted to, and

Exhibit 2.2

shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series A Parity Securities.
(D)If all or any portion of a Series A Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series A Preferred Units Outstanding as of the Record Date for such Series A Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series A Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series C Quarterly Distribution, Series D Quarterly Distribution and Series E Quarterly Distribution to be paid in cash with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders, the Series D Unitholders and the Series E Unitholders Pro Rata and the balance of such Series A Quarterly Distribution (and Series C Quarterly Distribution, Series D Quarterly Distribution and Series E Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.12(b)(ii)(C). The Partnership shall provide written notice to the Series A Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series A Quarterly Distribution the Partnership will be unable to pay on the applicable Series A Distribution Payment Date.
(E)Notwithstanding anything in this Section 5.12(b)(ii) to the contrary, with respect to Series A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series A Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series A Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series A Preferred Units shall receive only the Common Unit distribution with respect to such period.
(F)Notwithstanding anything in Article VI to the contrary, neither the General Partner nor the holders of Incentive Distribution Rights shall be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series A Preferred Units, regardless of whether the amounts so distributed or allocated in respect of the Series A Preferred Units were determined under clause (ii) of the definition of “Series A Distribution Rate” or were otherwise determined on an “as converted” basis.
iii.Issuance of Series A Preferred Units. The Series A-1 Convertible Preferred Units (excluding Series A-1 Convertible Preferred Units issued as Series A PIK Preferred Units) shall be issued by the Partnership pursuant to the terms and conditions of the Contribution Agreement. The Series A-2 Convertible Preferred Units (excluding Series A-2 Convertible Preferred Units issued as Series A PIK Preferred Units) shall be issued by the Partnership pursuant to the terms and conditions of the Series A-2 Convertible Preferred Unit Purchase Agreement between the Partnership and Magnolia Infrastructure Partners, LLC, dated as of March 30, 2015.
iv.Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to

Exhibit 2.2

any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series C Preferred Units, Series D Preferred Units and Series E Preferred Units as to which the Series A Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.14(b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.14(b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv). At such time as such allocations have been made to the Outstanding Series A Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series A Preferred Units shall become entitled to receive any distributions in respect of the Series A Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series C Preferred Units, Series D Preferred Units and Series E Preferred Units as to which the Series A Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series A Preferred Units.
v.Voting Rights.
(A)Except as provided in Section 5.12(b)(v)(B) below, the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series

Exhibit 2.2

C Preferred Units, the Series D Preferred Units and the Series E Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.
(B)Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or amends or modifies any of the terms of the Series A Preferred Units; provided that the Partnership shall be able to amend this Section 5.12 without the approval by the Record Holders of Outstanding Series A Preferred Units so long as the amendment does not adversely affect the holders of the Series A Preferred Units in any material respect and does not affect the holders of the Series A Preferred Units disproportionately in relation to the holders of Common Units; provided, however, that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series A Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series A Preferred Units in a material respect if such action would:
(1)reduce the Series A Distribution Rate, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel accrued and unpaid distributions on the Series A Preferred Units or any interest accrued thereon, or change the seniority rights of the Series A Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units or, except as determined to be appropriate in connection with the issuance of Junior Interests, amend this Section 5.12;
(2)reduce the amount payable or change the form of payment to the holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units;
(3)make the Series A Preferred Units redeemable or convertible at the option of the Partnership; or
(4)result in a Preferred Unit Change of Control.
vi.No Series A Parity Securities or Series A Senior Securities. Other than Series A PIK Preferred Units issued in connection with the Series A Quarterly Distribution, the Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series A Preferred Units, issue any Series A Parity Securities or Series A Senior Securities.
vii.Certificates.
(A)The Series A Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership

Exhibit 2.2

will act as the registrar and transfer agent for the Series A Preferred Units. The Certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.
(B)The certificate(s) representing the Series A Preferred Units may be imprinted with a legend in substantially the following form (but, if outstanding as of the date of this Agreement, may refer to the Fourth A/R Partnership Agreement or Fifth A/R Partnership Agreement):
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 2017, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
viii.Conversion.
(A)At the Option of the Series A Unitholder. At any time and from time to time after January 1, 2014, subject to any applicable limitations in the New Credit Agreement, the Series A Preferred Units owned by any Series A Unitholder shall be convertible, in whole or in part, upon the request of the Series A Unitholder into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate. Immediately upon any conversion of Series A Preferred Units, all rights of the Series A Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series A Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.12(b)(viii)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(B)Conversion Notice. To convert Series A Preferred Units into Common Units pursuant to Section 5.12(b)(viii)(A), the Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice”) to the Partnership in the form of Exhibit C attached hereto stating that such Series A Unitholder elects to so convert Series A Preferred Units and shall state therein with respect to Series A Preferred Units to be converted pursuant to Section 5.12(b)(viii)(A) the following: (a) the number of Series A-1 Convertible Preferred Units and the number of Series A-2 Convertible Preferred Units to be converted, (b) the Certificate(s) evidencing the Series A Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series A Unitholder wishes the Certificate or Certificates for Series A Conversion Units to be issued, and (d) such Series A Unitholder’s computation of the number of Series A Conversion Units to be received by such Series A Unitholder (or designated recipient(s)) upon the Series A Conversion Date. The date any Series A Conversion Notice is received by the Partnership shall be hereinafter be referred to as a “Series A Conversion Notice Date.”

Exhibit 2.2

(C)Timing; Certificates. If a Series A Conversion Notice is delivered by a Series A Unitholder to the Partnership in accordance with Section 5.12(b)(viii)(B), the Partnership shall issue the Series A Conversion Units no later than seven (7) days after a Series A Conversion Notice Date (any date of issuance of such Common Units, a “Series A Conversion Date”). On the Series A Conversion Date, the Partnership shall issue to such Series A Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series A Conversion Units to which such holder shall be entitled. In lieu of delivering physical Certificates representing the Series A Conversion Units issuable upon conversion of Series A Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series A Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion or distribution payment to such Series A Unitholder (or designated recipient(s)), by crediting the account of the Series A Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series A Conversion Units to the Series A Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.
(D)Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series A Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series A Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.12 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.12(b)(viii)(D) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

Exhibit 2.2

If, in the future, the Partnership issues any options, warrants, or other rights to purchase Common Units, or Partnership Interests exercisable or convertible into or exchangeable for Common Units (or options, warrants, or other rights to purchase any such Partnership Interests that are exercisable or convertible into or exchangeable for Common Units) other than any such options, warrants or other rights issued pursuant to any Long Term Incentive Plan (herein collectively, “Convertible Securities”), the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series A Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series A Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series A Preferred Units at such time. The Partnership agrees to provide as much prior notice of the proposed issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as is reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).
(E)Follow-On Adjustments. Except in connection with the issuance of the Series C Warrant or the Series D Warrant or the exercise of any Warrant, if the Partnership shall issue or sell, or grant any Common Units or Convertible Securities at an indicative per Common Unit price (the “Follow-On Price,” and such Common Units or Convertible Securities so issued, sold or granted, on an as-converted basis, the “Follow-On Units”) that is less than one hundred percent (100%) of the Series A Adjusted Issue Price, then the Series A Conversion Rate will be reset so that it will equal the number determined by dividing the Series A Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:
((CP x OB) + (FP x Q)) / OA
Where:
CP = the Series A Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price
OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued
OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.

Exhibit 2.2

For purposes of this Section 5.12(b)(viii)(E), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.12(b)(viii)(H)(3).
(F)Other Extraordinary Transactions Affecting the Partnership.
(1)Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (not otherwise addressed in Section 5.12(b)(viii)(D) above) in which the holders of Common Units are to receive securities, cash or other assets (a “Partnership Event”), the Partnership shall, as promptly as practicable, but in any event no later than twelve (12) Business Days prior to the consummation of the Partnership Event, make an irrevocable written offer (a “Series A Partnership Event Change of Control Offer”), subject to consummation of the Partnership Event, to each holder of Series A Preferred Units to redeem all (but not less than all) of such holder’s Series A Preferred Units for a price per Series A Preferred Unit payable in cash equal to the greater of (x) the Series A Liquidation Value for each Series A Preferred Unit and (y) an amount equal to the product of (1) the number of Common Units into which each Series A Preferred Unit is convertible pursuant to Section 5.12(b)(viii) on the day immediately prior to the date of the Series A Partnership Event Change of Control Offer and (2) the sum of (A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event plus (B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event (as applicable, the “Series A Partnership Event Payment”).
(2)Upon receipt by a Series A Unitholder of a Series A Partnership Event Change of Control Offer, such Series A Unitholder may elect, by written notice received by the Partnership no later than five (5) Business Days after the receipt by such holder of a Series A Partnership Event Change of Control Offer, to receive Series A Survivor Preferred Securities (as defined below) pursuant to this Section 5.12(b)(viii)(F)(2) in lieu of a Series A Partnership Event Payment. Upon receipt of such Series A Unitholder’s election to receive Series A Survivor Preferred Securities, the Partnership shall as promptly as practicable, but in any event prior to the consummation of any Partnership Event, make appropriate provision to ensure that such electing holders of Series A Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Agreement with respect to the Series A Preferred Units, including Section 5.12 and Section 7.3 hereof, without material abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Unit had immediately prior to such Partnership Event (the “Series A Survivor Preferred Security”). The Series A Conversion Rate in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Series A Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of cash or other assets which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such

Exhibit 2.2

Partnership Event. Subsequent adjustments to the Conversion Price of the Series A Survivor Preferred Security shall be made successively thereafter whenever any event described in Section 5.12(b)(viii)(D), Section 5.12(b)(viii)(E) or this Section 5.12(b)(viii)(F) shall occur. Notwithstanding the foregoing, the Partnership may consummate a Partnership Event without making appropriate provision to ensure that the holders of Series A Preferred Units receive a Series A Partnership Event Payment or Series A Survivor Preferred Security, as applicable, with respect to such Partnership Event if prior to such consummation the Partnership has received the prior written approval of the holders of a majority of the Outstanding Series A Preferred Units.
(3)A Series A Partnership Event Change of Control Offer shall be mailed to each Series A Unitholder and shall describe the transaction or transactions that constitute the Partnership Event and state:
i)that the Series A Partnership Event Change of Control Offer is being made pursuant to this Section 5.12(b)(viii)(F) and that the Partnership is making an offer to redeem all Series A Preferred Units of such Unitholder (subject to the consummation of the Partnership Event);
ii)the amount of the Series A Partnership Event Payment and the redemption date, which shall be the date on which the Partnership Event is consummated or as soon thereafter as practicable (the “Series A Partnership Event Payment Date”); and
iii)the amount per Common Unit that each Common Unitholder is receiving in connection with the Partnership Event.
On the Series A Partnership Event Payment Date, the Partnership (or its successor) shall pay to each Unitholder of Series A Preferred Units that accepts the Series A Partnership Event Change of Control Offer an amount in cash equal to such holder’s applicable Series A Partnership Event Payment, and all of such holder’s rights and privileges under the Series A Preferred Units or as a Series A Unitholder shall be extinguished.
(G)Notwithstanding any of the other provisions of this Section 5.12(b)(viii), no adjustment shall be made to the Series A Conversion Rate pursuant to Section 5.12(b)(viii)(D)-(F) as a result of any of the following:
(1)the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan); provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Unit shall not be less than the Closing Price on the date such option, warrant or other right is issued;
(2)the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and

Exhibit 2.2

(3)the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.12(b)(viii).
(H)The following rules shall apply for purposes of this Section 5.12(b)(viii):
(1)In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.
(2)In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof;
(3)In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.12(b)(viii)(H):
i)The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.12(b)(viii)(H)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.
ii)The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.12(b)(viii)).

Exhibit 2.2

iii)In the event of any change in (x) the number of Common Units deliverable or (y) the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Section 5.12, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.
iv)Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series A Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.
v)the number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.12(b)(viii)(H)(3)i) and ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.12(b)(viii)(H)(3)iii) or iv).
(4)Notwithstanding any of the other provisions of this Section 5.12(b)(viii)(H), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series A Preferred Units or the Series A Conversion Rate as a result of an event for which an adjustment is made under another provision of this Section 5.12(b)(viii)(H).
(5)For purposes of this Section 5.12(b)(viii), no adjustment to the Series A Conversion Rate shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
(I)In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Interests for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Interests or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series A Preferred Units at least fifteen (15) days prior to the Record

Exhibit 2.2

Date, of which any such Record Date is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series A Preferred Units if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.
(J)The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Series A Conversion Units on conversion of, or payment of distributions on, Series A Preferred Units pursuant hereto. However, the holder of any Series A Preferred Units shall pay any tax that is due because the Series A Conversion Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such Series A Unitholder’s name.
(K)The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.12(b)(viii) equitably and in such a manner as to afford the Series A Unitholders the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive such Series A Unitholders of the benefit hereof.
ix.Remarketing. If any Series A Unitholder approaches the Partnership with a desire to sell more than 250,000 Series A Preferred Units, or Series A Conversion Units underlying such Series A Preferred Units having equivalent economic value (based on the sum of the Series A Issue Price of the Series A Preferred Units and all accrued and accumulated but unpaid distributions on such Series A Preferred Units), the Partnership shall, upon the request of such Series A Unitholder, cooperate reasonably with such Series A Unitholder to provide information requested by potential purchasers to potential purchasers, to make the Partnership’s management reasonably available by telephone and to confirm that the Partnership has made all requisite filings required under the Exchange Act; provided that, prior to providing any information requested or conducting any telephonic discussions, such potential purchasers enter into a customary non-disclosure agreement in respect of such information provided by the Partnership in a form reasonably acceptable to the Partnership.
x.Tax Estimates. Upon receipt of a written request from any Series A Unitholder stating the number of Series A Preferred Units owned by such holder (which requests shall be made no more than two (2) times per calendar year and the first such request per calendar year shall be at the Partnership’s expense, and the second at the expense of such requesting holder), the Partnership shall, within ten (10) days, provide such Series A Unitholder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such Series A Unitholder converted its Series A Preferred Units pursuant to Section 5.12(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5(d)(iii), such holder’s Capital Account in respect of its converted Series A Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Series A Conversion Unit received in connection with such conversion of a Series A Preferred Unit).
xi.Fully Paid and Nonassessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.12 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.
xii.Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Series A Conversion Units issuable upon conversion of the Series A Preferred

Exhibit 2.2

Units, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.
(c)Call Right on Series A-2 Convertible Preferred Units. At any time after January 1, 2016, in connection with the consummation of a Drop Down Event (as defined below) the Partnership may exercise the right (the “Series A-2 Call Right”), but shall have no obligation, to require the holder or holders of the Series A-2 Convertible Preferred Units (the “Series A-2 Holders”) to sell, assign and transfer all or a portion of the then outstanding Series A-2 Convertible Preferred Units to the Partnership in accordance with this Section 5.12(c). The Partnership may exercise the Series A-2 Call Right with respect to any Series A-2 Convertible Preferred Unit unless: (A) the exercise of the Series A-2 Call Right would result in a default under any applicable financing agreements, or other financing obligations of the Partnership or any of its Affiliates, or would otherwise be prohibited by any securities or other applicable law or (B) a Series A-2 Holder has delivered, on or prior to the date of the Series A-2 Call Exercise Notice (as defined below), a Series A Conversion Notice with respect to such Series A Convertible Preferred Unit (and then no Series A-2 Call Right may be made as to such Series A-2 Convertible Preferred Unit).
i.A “Drop Down Event” shall mean an acquisition by the Partnership or one of its Affiliates from Arclight Energy Partners Fund V, L.P. or one of its Affiliates of assets or equity in a Person or Persons for a purchase price in excess of $100 million.
ii.The purchase price to be paid by the Partnership in connection with the exercise of the Series A-2 Call Right shall be $17.50 per Series A-2 Convertible Preferred Unit acquired pursuant to the Series A-2 Call Right (subject to appropriate adjustment for any equity distribution, subdivision or combination of Partnership Interests).
iii.If the Partnership elects to exercise the Series A-2 Call Right, the Partnership shall deliver a written notice (the “Series A-2 Call Exercise Notice”) to the Series A-2 Holders informing the Series A-2 Holders of the Partnership’s intention to exercise its Series A-2 Call Right. The Series A-2 Call Exercise Notice shall include a certificate in substantially the form attached hereto as Annex A, setting forth (A) the number of Series A-2 Convertible Preferred Units held by each Series A-2 Holder, (B) the number of Series A-2 Convertible Preferred Units with respect to which the Series A-2 Call Right is being exercised, (C) the bank account information for wire transfer of the purchase price or address for delivery of the purchase price by check, and (D) the closing date for the purchase (the “Series A-2 Call Closing Date”), which shall be no earlier than 10 days or later than 30 days after the date of the Series A-2 Call Exercise Notice. If any Series A-2 Holder does not notify the Partnership of a change to the bank account information or address for delivery of the purchase prices set forth in Annex A prior to the date that is two days before the Series A-2 Call Closing Date, the Partnership shall wire or deliver to each Series A-2 Holder its portion of the purchase price in immediately available funds to such bank account or address set forth on Annex A.
iv.The Series A-2 Call Right may be exercised as to any portion of the outstanding Series A-2 Convertible Preferred Units outstanding at the time a Series A-2 Call Exercise Notice is delivered, but must be exercised pro-rata as to all Series A-2 Convertible Preferred Units subject to the Series A-2 Call Right.
v.At the closing of the Series A-2 Call Right, (A) the Partnership shall deliver to each Series A-2 Holder subject thereto a certificate executed on behalf of the Partnership in the form attached hereto as Annex B, and (B) each such Series A-2 Holder shall deliver to the Partnership a certificate executed by such Series A-2 Holder in the form attached hereto as Annex C, the certificates representing the Series A-2 Convertible Preferred Units with transfer powers, executed in blank, or, if uncertificated, transfer powers executed in blank, and such other documentation as may reasonably be requested by the Partnership.

Section 5.13    Establishment of Series B Units.

Exhibit 2.2

(a)General. The Partnership hereby designates and creates a series of Units to be designated as “Series B Units” and consisting of a total of 1,168,225 Series B Units, plus any additional Series B Units issued in kind as a distribution pursuant to Section 5.13(d), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.13.
(b)Rights on Liquidation of the Partnership. The holders of the Series B Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII of this Agreement.
(c)Conversion of Series B Units.
(i)Immediately before the close of business on the Series B Conversion Date, the Series B Units shall automatically convert into Common Units on a one-for-one basis.
(ii)Upon conversion, the rights of a holder of converted Series B Units as holder of Series B Units shall cease with respect to such converted Series B Units, including any rights under this Agreement with respect to holders of Series B Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Upon the Series B Conversion Date, all Series B Units shall be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Common Units into which the Series B Units converted.
(iii)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Series B Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
(A)The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series B Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(c).
(B)All Common Units delivered upon conversion of the Series B Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim
(C)The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series B Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series B Units to the extent permitted or required by the rules of such exchange or market.
(D)Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Series B Units any rights as a creditor in respect of its right to conversion.
(d)Distributions and Allocations.
(i)Each Series B Unit shall have the right to share in distributions and allocations pursuant to Section 6.1, Section 6.4 and Section 6.5 on a Pro Rata basis with the other Common Units. For the avoidance of doubt, each reference in this Agreement to an allocation or distribution to Unitholders holding Common Units shall be deemed to be a reference to the Unitholders holding Common Units or Series B Units. All or any portion of each distribution payable in respect of the Series B Units (the “Series B Unit Distribution”) may, at the election of

Exhibit 2.2

the Partnership, be paid in Series B PIK Units (any amount of such Series B Unit Distributions so paid in Series B PIK Units, the “Series B PIK Distribution Amount”). The number of Series B PIK Units to be issued in connection with a Series B PIK Distribution Amount shall be the quotient of (A) the Series B PIK Distribution Amount divided by (B) the Series B Issue Price of the Series B Units originally issued pursuant to the Series B Unit Purchase Agreement; provided that instead of issuing any fractional Series B PIK Units, the Partnership shall round the number of Series B PIK Units issued down to the next lower whole Series B PIK Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of Series B PIK Units issued up to the next higher whole Series B PIK Unit.
(ii)Notwithstanding anything in this Section 5.13(d) to the contrary, with respect to Series B Units that are converted into Common Units, the holder thereof shall not be entitled to a Series B Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.
(iii)When any Series B PIK Units are payable to a holder of Series B Units pursuant to this Section 5.13, the Partnership shall issue the Series B PIK Units to such holder no later than the date the corresponding distributions are made pursuant to Section 6.4(b) or Section 6.5, as applicable (the date of issuance of such Series B PIK Units, the “Series B PIK Payment Date”). On the Series B PIK Payment Date, the Partnership shall issue to such holder of Series B Units a Certificate or Certificates for the number of Series B PIK Units to which such holder of Series B Units shall be entitled.
(iv)For purposes of maintaining Capital Accounts, if the Partnership distributes one or more Series B PIK Units to a holder of Series B Units, (A) the Partnership shall be treated as distributing cash to such holder of Series B Units equal to the Series B PIK Distribution Amount, and (B) the holder of Series B Units shall be deemed to have recontributed to the Partnership in exchange for such newly issued Series B PIK Units an amount of cash equal to the Series B PIK Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional Series B PIK Units, as applicable.
(v)If the Partnership distributes one or more Series B PIK Units to a holder of Series B Units in accordance with the foregoing and Section 6.4(b)(iii)(C), the distribution to the holders of the Incentive Distribution Rights pursuant to Section 6.4(b)(iii)(B) that would have been made pursuant to Section 6.4(b)(iii)(B) in the absence of this Section 5.13(d)(v) shall be reduced by the product of (A) the distribution to the holders of the Incentive Distribution Rights that would have been made pursuant to Section 6.4(b)(iii)(B) in the absence of this Section 5.13(d)(v) multiplied by (B) the quotient of (x) the Percentage Interests of the Series B Units divided by (y) the Percentage Interests of the Common Units and Series B Units.
(e)Voting. The Series B Units will have such voting rights pursuant to the Agreement as such Series B Units would have if they were Common Units that were then outstanding and shall vote together with the Common Units as a single class, except that the Series B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Series B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Series B Units shall be required to approve any matter for which the holders of the Series B Units are entitled to vote as a separate class. For the avoidance of doubt, each reference in this Agreement to the vote of, approval by, or notice to be given to, Unitholders holding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, Unitholders of Common Units and Series B Units and each reference to the vote of, approval by, or notice to be given to, a majority of the Outstanding Common Units shall be deemed to be a reference to the vote of, approval by, or notice to be given to, a majority of the Common Units and Series B Units, both as Outstanding at such time.

Exhibit 2.2

(f)Certificates.
(i)The Series B Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series B Units. The Certificates evidencing Series B Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units or Series A Preferred Units.
(ii)The certificate(s) representing the Series B Units shall be imprinted with a legend in substantially the following form (but, if outstanding as of the date of this Agreement, may refer to the Fourth A/R Partnership Agreement or Fifth A/R Partnership Agreement):
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 2017, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

Section 5.14    Establishment of Series C Preferred Units.
(a)General. The Partnership hereby designates and creates a series of Units to be designated as “Series C Convertible Preferred Units” and consisting of a total of 8,571,429 Series C Preferred Units, plus any additional Series C Preferred Units issued in kind as a distribution pursuant to Section 5.14(b)(ii) (“Series C PIK Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.14 and in Section 5.5(d)(i), Section 6.10, and Section 12.9. The Series C Convertible Preferred Units, whether issued on the Series C Issuance Date or as Series C PIK Preferred Units, are referred to herein as “Series C Preferred Units.” The Series C Preferred Units shall be considered pari passu as to allocations and distributions with the Series A Preferred Units, Series D Preferred Units and Series E Preferred Units. Other than with respect to Series C PIK Preferred Units, immediately following the Series C Issuance Date and thereafter, no additional Series C Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series C Preferred Units.
(b)Rights of Series C Preferred Units. The Series C Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(i)Allocations.

Exhibit 2.2

(A)Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders holding Series C Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.14(b)(i)(A) for the current and all previous taxable periods since issuance of the Series C Preferred Units is equal to the aggregate amount of cash distributed with respect to such Series C Preferred Units for the current and previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) in respect of Series C Preferred Units. Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(A), to Series A Preferred Units pursuant to Section 5.12 (b)(i)(A), to Series D Preferred Units pursuant to Section 5.15(b)(i)(A), and to Series E Preferred Units pursuant to Section 5.16(b)(i)(A) shall be made Pro Rata.
(B)Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series C Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series C Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Losses shall be allocated to all Unitholders holding Series C Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series C Preferred Unit has been reduced to zero. Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(B), to Series A Preferred Units pursuant to Section 5.12(b)(i)(B), to Series D Preferred Units pursuant to Section 5.15(b)(i)(B), and to Series E Preferred Units pursuant to Section 5.16(b)(i)(B) shall be made Pro Rata.
(C)Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series C Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(i) with respect to their Series C Preferred Units, but (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit is equal to the Series C Liquidation Value. Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(C), to Series A Preferred Units pursuant to Section 5.12(b)(i)(C), to Series D Preferred Units pursuant to Section 5.15(b)(i)(C), and to Series E Preferred Units pursuant to Section 5.16(b)(i)(C) shall be made Pro Rata.
(D)Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series C Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii) with respect to their Series C Preferred Units, and (y) following the allocations made pursuant to Section 6.1(c)(ii)(C), and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series C Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Outstanding Series C Preferred Unit has been reduced to zero. Allocations to Series C Preferred Units pursuant to this Section 5.14(b)(i)(D), to Series A Preferred Units pursuant to Section 5.12 (b)(i)(D), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(D), and to Series E Preferred Units pursuant to Section 5.16(b)(i)(D) shall be made Pro Rata.
(ii)Distributions.
(A)Commencing with the Quarter ending on June 30, 2016, the holders of the Series C Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series C Quarterly Distribution”),

Exhibit 2.2

prior to any other distributions made in respect of any Junior Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.14(b)(ii)(A) in respect of each Outstanding Series C Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series C Distribution Payment Date”). For the Quarter ending [December 31, 2017], and for each Quarter thereafter through and including the Quarter ending immediately prior to the Series C Coupon Conversion Quarter, the Series C Quarterly Distribution on each Outstanding Series C Preferred Unit shall be paid a number of Series C PIK Preferred Units equal to the Series C PIK Payment Amount; provided that, in the discretion of the General Partner which determination shall be made prior to the Record Date for the relevant quarter, the Series C Quarterly Distribution may be paid with respect to each Outstanding Series C Preferred Unit as (x) an amount in cash up to the applicable Series C Distribution Rate, and (y) a number of Series C PIK Preferred Units equal to (a) the remainder of (i) the applicable Series C Distribution Rate less (ii) the amount of cash paid pursuant to clause (x), divided by (b) the Series C Adjusted Issue Price (which, if paid in cash for the Quarter in which the Series C Issuance Date occurs, the amount payable shall be equal to the product of (I) the amount payable without regard to this parenthetical times (II) a fraction, of which the numerator is the number of days from and including the Series C Issuance Date up to but excluding the date of such Quarter’s end, and of which the denominator is 91). With respect to the Series C Coupon Conversion Quarter and all Quarters thereafter, the Series C Quarterly Distributions shall be paid with respect to each Outstanding Series C Preferred Unit entirely in cash at the applicable Series C Subsequent Distribution Rate per Series C Preferred Unit. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.14(b)(ii)(A) for a Series C Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Section 6.4 or Section 6.5 for such Quarter. Unless otherwise expressly provided, references in this Agreement to Series C Preferred Units shall include all Series C PIK Preferred Units Outstanding as of the date of such determination.
(B)When any Series C PIK Preferred Units are payable to a Record Holder of Series C Preferred Units pursuant to this Section 5.14, the Partnership shall issue the Series C PIK Preferred Units to such Record Holder no later than the Series C Distribution Payment Date (the date of issuance of such Series C PIK Preferred Units, the “Series C PIK Preferred Payment Date”). On the Series C PIK Preferred Payment Date, the Partnership shall issue to such Series C Unitholder a Certificate or Certificates for the number of Series C PIK Preferred Units to which such Series C Unitholder shall be entitled. The issuance of the Series C PIK Preferred Units pursuant to this Section 5.14(b)(ii) shall be deemed to have been made on the first day of the Quarter following the Quarter in respect of which such payment of Series C PIK Preferred Units was due. Prior to the Series C Coupon Conversion Quarter, if, in violation of this Agreement, the Partnership fails to pay in full or part any Series C Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series C PIK Preferred Units shall be entitled (I) to receive Series C Quarterly Distributions in subsequent Quarters in respect of such unpaid Series C PIK Preferred Units, (II) to receive the Series C Liquidation Value in accordance with Section 5.14(b)(iv) in respect of such unpaid Series C PIK Preferred Units, and (III) to all other rights under this Agreement as if such unpaid Series C PIK Preferred Units had in fact been distributed on the date due. Nothing in this Section

Exhibit 2.2

5.14(b)(ii)(B) shall alter the obligation of the Partnership to pay any unpaid Series C PIK Preferred Units or the right of the holders of Series C Preferred Units to enforce this Agreement to compel the Partnership to distribute any unpaid Series C PIK Preferred Units. Fractional Series C PIK Preferred Units shall not be issued to any person (each fractional Series C PIK Preferred Unit shall be rounded to the nearest whole Series C PIK Preferred Unit (and a 0.5 Series C PIK Preferred Unit shall be rounded up to the next higher Series C PIK Preferred Unit)).
(C)If, in violation of this Agreement, the Partnership fails to pay in full or part any Series C Quarterly Distribution in cash when due, then, without limiting any rights of the holders of the Series C Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all arrearages with respect to any Series C Quarterly Distribution, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series C Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series C Unpaid Cash Distribution shall accrue interest from the applicable Series C Distribution Payment Date at rate equal to 11.79% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series C Parity Securities.
(D)If all or any portion of a Series C Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series C Preferred Units Outstanding as of the Record Date for such Series C Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series C Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series A Quarterly Distribution, Series D Quarterly Distribution and Series E Quarterly Distribution to be paid in cash with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders, the Series D Unitholders and the Series E Unitholders Pro Rata and the balance of such Series C Quarterly Distribution (and Series A Quarterly Distribution, Series D Quarterly Distribution and Series E Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.14(b)(ii)(C). The Partnership shall provide written notice to the Series C Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series C Quarterly Distribution the Partnership will be unable to pay on the applicable Series C Distribution Payment Date.
(E)Notwithstanding anything in this Section 5.14(b)(ii) to the contrary, with respect to Series C Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series C Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series C Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series C Preferred Units shall receive only the Common Unit distribution with respect to such period.

Exhibit 2.2

(F)Notwithstanding anything in Article VI to the contrary, neither the General Partner nor the holders of Incentive Distribution Rights shall be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series C Preferred Units, regardless of whether the amounts so distributed or allocated in respect of the Series C Preferred Units were determined under the definition of “Series C Initial Distribution Rate” or clause (ii) of the definition of “Series C Subsequent Distribution Rate” or were otherwise determined on an “as converted” basis.
(iii)Issuance of Series C Preferred Units. The Series C Convertible Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series C Unit Purchase Agreement.
(iv)Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series C Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Preferred Units, Series D Preferred Units and Series E Preferred Units as to which the Series C Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series C Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Liquidation Value of such Series C Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series C Preferred Unit is equal to the Series C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.12 (b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series C Preferred Units is less than the aggregate Series C Liquidation Value of such Series C Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series C Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series C Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.12(b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv). At such time as such allocations have been made to the Outstanding Series C Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series C Preferred Units shall become entitled to receive any distributions in respect of the Series C Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the

Exhibit 2.2

Partnership to such other Partners or Assignees (other than Series A Preferred Units, Series D Preferred Units and Series E Preferred Units as to which the Series C Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series C Preferred Units.
(v)Voting Rights.
(A)Except as provided in Section 5.14(b)(v)(B) below, the Outstanding Series C Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series C Preferred Unit will be entitled to one vote for each Common Unit into which such Series C Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, Series D Preferred Units and Series E Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series C Preferred Units are Outstanding.
(B)Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series C Preferred Units, voting separately as a class based upon one vote per Series C Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series C Preferred Units or amends or modifies any of the terms of the Series C Preferred Units; provided that the Partnership shall be able to amend this Section 5.14 without the approval by the Record Holders of Outstanding Series C Preferred Units so long as the amendment does not adversely affect the holders of the Series C Preferred Units in any material respect and does not affect the holders of the Series C Preferred Units disproportionately in relation to the holders of Common Units; provided, however, that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series C Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series C Preferred Units in a material respect if such action would:
(1)reduce the Series C Distribution Rate, change the form of payment of distributions on the Series C Preferred Units, defer the date from which distributions on the Series C Preferred Units will accrue, cancel accrued and unpaid distributions on the Series C Preferred Units or any interest accrued thereon, or change the seniority rights of the Series C Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units or, except as determined to be appropriate in connection with the issuance of Junior Interests, amend this Section 5.14;
(2)reduce the amount payable or change the form of payment to the holders of the Series C Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets,

Exhibit 2.2

of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series C Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units;
(3)make the Series C Preferred Units convertible at the option of the Partnership; or
(4)result in a Preferred Unit Change of Control.
(vi)No Series C Parity Securities or Series C Senior Securities. Other than Series C PIK Preferred Units issued in connection with the Series C Quarterly Distribution, the Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series C Preferred Units, issue any Series C Parity Securities or Series C Senior Securities.
(vii)Certificates.
(A)The Series C Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series C Preferred Units. The Certificates evidencing Series C Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.
(B)The certificate(s) representing the Series C Preferred Units may be imprinted with a legend in substantially the following form (but, if outstanding as of the date of this Agreement, may refer to the Fifth A/R Partnership Agreement):
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 2017, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
(viii)Conversion.
(A)At the Option of the Series C Unitholder. At any time and from time to time, subject to any applicable limitations in the New Credit Agreement, the Series C Preferred Units owned by any Series C Unitholder shall be convertible, in whole or in part, upon the request of the Series C Unitholder into a number of Common Units determined by multiplying the number of Series C Preferred Units to be converted by the Series C Conversion Rate. Immediately upon any conversion of Series C Preferred Units, all rights of the Series C Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series C Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.14(b)(viii)(A) (each fractional

Exhibit 2.2

Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(B)At the Option of the Partnership. At any time after the Series E Optional Conversion Start Date, subject to any applicable limitations in the New Credit Agreement, the Partnership, in the General Partner’s sole discretion, shall have the option at any time, to convert all or any portion of the Series C Preferred Units owned by any Series C Unitholder into a number of Common Units determined by multiplying the number of Series C Preferred Units to be converted by the Series C Conversion Rate; provided, however, that the aggregate amount of Series C Preferred Units subject to conversion by the Partnership pursuant to this Section 5.14(b)(viii)(B) shall not involve an underlying value of Common Units exceeding the Series C Threshold. The aggregate amount of Series C Preferred Units subject to conversion pursuant to this Section 5.14(b)(viii)(B) shall be allocated among the Series C Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by the Series C Preferred Unitholders. Immediately upon any conversion of Series C Preferred Units, all rights of the Series C Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series C Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.14(b)(viii)(B) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(C)Conversion Notice.
(1)To convert Series C Preferred Units into Common Units pursuant to Section 5.14(b)(viii)(A), the Series C Converting Unitholder shall give written notice (a “Series C Conversion Notice”) to the Partnership in the form of Exhibit D attached hereto stating that such Series C Unitholder elects to so convert Series C Preferred Units and shall state therein with respect to Series C Preferred Units to be converted pursuant to Section 5.14(b)(viii)(A) the following: (a) the number of Series C Convertible Preferred Units to be converted, (b) the Certificate(s) evidencing the Series C Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series C Unitholder wishes the Certificate or Certificates for Series C Conversion Units to be issued, and (d) such Series C Unitholder’s computation of the number of Series C Conversion Units to be received by such Series C Unitholder (or designated recipient(s)) upon the Series C Conversion Date. The date any Series C Conversion Notice is received by the Partnership shall hereinafter be referred to as a “Series C Conversion Notice Date.”
(2)To convert Series C Preferred Units into Common Units pursuant to Section 5.14(b)(viii)(B), the Partnership shall give written notice (a “Series C Forced Conversion Notice”) to each Record Holder of Series C Preferred Units in the form of Exhibit D attached hereto stating that the Partnership elects to force conversion of such Series C Preferred Units pursuant to Section 5.14(b)(viii)(B) and shall state therein: (a) the number of Series C Convertible Preferred Units to be converted, (b) the Certificate(s) evidencing the Series C Preferred Units to be converted and duly endorsed, (c) the Partnership’s computation of the number of Series C Conversion Units to be delivered to such Series C Unitholder (or designated recipient(s)) upon the Series C Conversion Date. The date any Series C Conversion Notice is received by the Partnership shall hereinafter be referred to as a “Series C Forced Conversion Notice Date.” The

Exhibit 2.2

Series C Conversion Units shall be issued in the name of the Record Holder of such Series C Preferred Units.
(D)Timing; Certificates. If a Series C Conversion Notice is delivered by a Series C Unitholder to the Partnership in accordance with Section 5.14(b)(viii)(C)(1) or a Series C Forced Conversion Notice is delivered by the Partnership to a Series C Unitholder in accordance with Section 5.14(b)(viii)(C)(2), the Partnership shall issue the Series C Conversion Units no later than seven (7) days after a Series C Conversion Notice Date or the Series C Forced Conversion Notice Date, as the case may be, occurs (any date of issuance of such Common Units, a “Series C Conversion Date”). On the Series C Conversion Date, the Partnership shall issue to such Series C Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series C Conversion Units to which such holder shall be entitled.
In lieu of delivering physical Certificates representing the Series C Conversion Units issuable upon conversion of Series C Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series C Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series C Conversion Units issuable upon conversion or distribution payment to such Series C Unitholder (or designated recipient(s)), by crediting the account of the Series C Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series C Conversion Units to the Series C Converting Unitholder, all rights under the converted Series C Preferred Units shall cease, and such Series C Converting Unitholder shall be treated for all purposes as the Record Holder of such Series C Conversion Units.
(E)Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series C Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series C Preferred Units after such time shall entitle each Series C Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series C Unitholder would have been entitled to receive if the Series C Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.14 relating to the Series C Preferred Units shall not be abridged or amended and that the Series C Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series C Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.14(b)(viii)(E) shall

Exhibit 2.2

become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
If, in the future, the Partnership issues any Convertible Securities, the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series C Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series C Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series C Preferred Units at such time. The Partnership agrees to provide as much prior notice of the proposed issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as is reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).
(F)Follow-On Adjustments. Except in connection with the exercise of a Warrant, if the Partnership shall issue or sell, or grant any Follow-on Units at a Follow-on Price that is less than one hundred percent (100%) of the Series C Adjusted Issue Price, then the Series C Conversion Rate will be reset so that it will equal the number determined by dividing the Series C Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:
((CP x OB) + (FP x Q)) / OA
Where:
CP = the Series C Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price
OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.

Exhibit 2.2

For purposes of this Section 5.14(b)(viii)(F), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.14(b)(viii)(I)(3).
(G)Other Extraordinary Transactions Affecting the Partnership.
(1)Prior to the consummation of a Partnership Event, the Partnership shall, as promptly as practicable, but in any event no later than twelve (12) Business Days prior to the consummation of the Partnership Event, make an irrevocable written offer (a “Series C Partnership Event Change of Control Offer”), subject to consummation of the Partnership Event, to each holder of Series C Preferred Units to redeem all (but not less than all) of such holder’s Series C Preferred Units for a price per Series C Preferred Unit payable in cash equal to the greater of (x) the sum of the Series C Issue Price and the Series C Unpaid Cash Distributions and (y) an amount equal to the product of (1) the number of Common Units into which each Series C Preferred Unit is convertible pursuant to Section 5.14(b)(viii) on the day immediately prior to the date of the Series C Partnership Event Change of Control Offer and (2) the sum of (A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event plus (B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event (as applicable, the “Series C Partnership Event Payment”).
(2)Upon receipt by a Series C Unitholder of a Series C Partnership Event Change of Control Offer, such Series C Unitholder may elect, by written notice received by the Partnership no later than five (5) Business Days after the receipt by such holder of a Series C Partnership Event Change of Control Offer, to receive Series C Survivor Preferred Securities (as defined below) pursuant to this Section 5.14(b)(viii)(G)(2) in lieu of a Series C Partnership Event Payment. Upon receipt of such Series C Unitholder’s election to receive Series C Survivor Preferred Securities, the Partnership shall as promptly as practicable, but in any event prior to the consummation of any Partnership Event, make appropriate provision to ensure that such electing holders of Series C Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Agreement with respect to the Series C Preferred Units, including Section 5.14 and Section 7.3 hereof, without material abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series C Preferred Unit had immediately prior to such Partnership Event (the “Series C Survivor Preferred Security”). The Series C Conversion Rate in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Series C Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of cash or other assets which, if a Series C Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event. Subsequent adjustments to the Series C Conversion Rate of the Series C Survivor Preferred Security shall be made successively thereafter whenever any event described in Section 5.14(b)(viii)(E), Section 5.14(b)(viii)(F) or this Section 5.14(b)(viii)(G) shall occur.

Exhibit 2.2

Notwithstanding the foregoing, the Partnership may consummate a Partnership Event without making appropriate provision to ensure that the holders of Series C Preferred Units receive a Series C Partnership Event Payment or Series C Survivor Preferred Security, as applicable, with respect to such Partnership Event if prior to such consummation the Partnership has received the prior written approval of the holders of a majority of the Outstanding Series C Preferred Units.
(3)A Series C Partnership Event Change of Control Offer shall be mailed to each Series C Unitholder and shall describe the transaction or transactions that constitute the Partnership Event and state:
i)that the Series C Partnership Event Change of Control Offer is being made pursuant to this Section 5.14(b)(viii)(F) and that the Partnership is making an offer to redeem all Series C Preferred Units of such Unitholder (subject to the consummation of the Partnership Event);
ii)the amount of the Series C Partnership Event Payment and the redemption date, which shall be the date on which the Partnership Event is consummated or as soon thereafter as practicable (the “Series C Partnership Event Payment Date”); and
iii)the amount per Common Unit that each Common Unitholder is receiving in connection with the Partnership Event.
On the Series C Partnership Event Payment Date, the Partnership (or its successor) shall pay to each Unitholder of Series C Preferred Units that accepts the Series C Partnership Event Change of Control Offer an amount in cash equal to such holder’s applicable Series C Partnership Event Payment, and all of such holder’s rights and privileges under the Series C Preferred Units or as a Series C Unitholder shall be extinguished.
(H)Notwithstanding any of the other provisions of this Section 5.14(b)(viii), no adjustment shall be made to the Series C Conversion Rate pursuant to Section 5.14(b)(viii)(E)-(G) as a result of any of the following:
(1)the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan); provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Unit shall not be less than the Closing Price on the date such option, warrant or other right is issued;
(2)the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and
(3)the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.14(b)(viii).
(I)The following rules shall apply for purposes of this Section 5.14(b)(viii):

Exhibit 2.2

(1)In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.
(2)In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof;
(3)In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.14(b)(viii)(I):
i)The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.14(b)(viii)(I)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.
ii)The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.14(b)(viii)).
iii)In the event of any change in (x) the number of Common Units deliverable or (y) the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible

Exhibit 2.2

or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Section 5.14, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series C Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.
iv)Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series C Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.
v)The number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.14(b)(viii)(I)(3)i) and ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.14(b)(viii)(I)(3)iii) or iv).
(4)Notwithstanding any of the other provisions of this Section 5.14(b)(viii)(I), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series C Preferred Units or the Series C Conversion Rate as a result of an event for which an adjustment is made under another provision of this Section 5.14(b)(viii)(I).
(5)For purposes of this Section 5.14(b)(viii), no adjustment to the Series C Conversion Rate shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
(J)In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Interests for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Interests or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series C Preferred Units at least fifteen (15) days prior to the Record Date, of which any such Record Date is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series C Preferred Units if at least fifteen (15) days prior to the Record Date,

Exhibit 2.2

the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.
(K)The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Series C Conversion Units on conversion of, or payment of distributions on, Series C Preferred Units pursuant hereto. However, the holder of any Series C Preferred Units shall pay any tax that is due because the Series C Conversion Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such Series C Unitholder’s name.
(L)The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.14(b)(viii) equitably and in such a manner as to afford the Series C Unitholders the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive such Series C Unitholders of the benefit hereof.
(ix)Reserved.
(x)Tax Estimates. Upon receipt of a written request from any Series C Unitholder stating the number of Series C Preferred Units owned by such holder (which requests shall be made no more than two (2) times per calendar year and the first such request per calendar year shall be at the Partnership’s expense, and the second at the expense of such requesting holder), the Partnership shall, within ten (10) days, provide such Series C Unitholder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such Series C Unitholder converted its Series C Preferred Units pursuant to Section 5.14(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5 (d)(iii), such holder’s Capital Account in respect of its converted Series C Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Series C Conversion Unit received in connection with such conversion of a Series C Preferred Unit).
(xi)Fully Paid and Nonassessable. Any Series C Conversion Unit(s) delivered pursuant to this Section 5.14 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.
(xii)Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Series C Conversion Units issuable upon conversion of the Series C Preferred Units, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.
(c)Call Right on Series C Convertible Preferred Units. At any time which shall be no later than 10 days or earlier than 30 days before April 24, 2017, the Partnership may exercise the right (the “Series C Call Right”), but shall have no obligation, to require the holder or holders of the Series C Preferred Units (the “Series C Holders”) to sell, assign and transfer all or a portion of the then outstanding Series C Preferred Units to the Partnership in accordance with this Section 5.14(c). The Partnership may exercise the Series C Call Right with respect to any Series C Preferred Unit unless: (A) the exercise of the Series C Call Right would result in a default under any applicable financing agreements, or other financing obligations of the Partnership or any of its Affiliates, or would otherwise be prohibited by any securities or other applicable law, or (B) a Series C Holder has delivered, on or prior to the date of the Series C Call Exercise Notice (as defined below), a Series C Conversion Notice with respect to such Series C Preferred Unit (and then no Series C Call Right may be made as to such Series C Preferred Unit).
(i)Reserved.

Exhibit 2.2

(ii)The purchase price to be paid by the Partnership in connection with the exercise of the Series C Call Right shall be the Series C Adjusted Issue Price, plus any Series C Unpaid Cash Distributions per Series C Preferred Unit acquired pursuant to the Series C Call Right (subject to appropriate adjustment for any equity distribution, subdivision or combination of Partnership Interests).
(iii)If the Partnership elects to exercise the Series C Call Right, the Partnership shall deliver a written notice (the “Series C Call Exercise Notice”) to the Series C Holders informing the Series C Holders of the Partnership’s intention to exercise its Series C Call Right. The Series C Call Exercise Notice shall include a certificate in substantially the form attached hereto as Annex D, setting forth (A) the number of Series C Preferred Units held by each Series C Holder, (B) the number of Series C Preferred Units with respect to which the Series C Call Right is being exercised, (C) the bank account information for wire transfer of the purchase price or address for delivery of the purchase price by check, and (D) the closing date for the purchase (the “Series C Call Closing Date”), which shall be no earlier than 10 days or later than 30 days after the date of the Series C Call Exercise Notice. If any Series C Holder does not notify the Partnership of a change to the bank account information or address for delivery of the purchase prices set forth in Annex D prior to the date that is two days before the Series C Call Closing Date, the Partnership shall wire or deliver to each Series C Holder its portion of the purchase price in immediately available funds to such bank account or address set forth on Annex D.
(iv)The Series C Call Right may be exercised as to any portion of the outstanding Series C Preferred Units outstanding at the time a Series C Call Exercise Notice is delivered, but must be exercised pro-rata as to all Series C Preferred Units subject to the Series C Call Right.
(v)At the closing of the Series C Call Right, (A) the Partnership shall deliver to each Series C Holder subject thereto a certificate executed on behalf of the Partnership in the form attached hereto as Annex E, and (B) each such Series C Holder shall deliver to the Partnership a certificate executed by such Series C Holder in the form attached hereto as Annex F, the certificates representing the Series C Preferred Units with transfer powers, executed in blank, or, if uncertificated, transfer powers executed in blank, and such other documentation as may reasonably be requested by the Partnership.

Section 5.15    Establishment of Series D Preferred Units.
(a)General. The Partnership hereby designates and creates a series of Units to be designated as “Series D Preferred Units” and consisting of a total of 2,333,333 Series D Preferred Units, having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.15, Section 6.10, and Section 12.9. The Series D Preferred Units shall be considered pari passu as to allocations and distributions with the Series A Preferred Units, Series C Preferred Units and Series E Preferred Units. Immediately following the Series D Issuance Date and thereafter, no additional Series D Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series D Preferred Units.
(b)Rights of Series D Preferred Units. The Series D Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
i.Allocations.
(A)Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.15(b)(i)(A) for the current and all previous

Exhibit 2.2

taxable periods since issuance of the Series D Preferred Units is equal to the aggregate amount of cash distributed with respect to such Series D Preferred Units for the current and previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) in respect of Series D Preferred Units. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(A), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(A), to the Series C Preferred Units pursuant to Section 5.14(b)(i)(A) and to the Series E Preferred Units pursuant to Section 5.16(b)(i)(A) shall be made Pro Rata.
(B)Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series D Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series D Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Losses shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series D Preferred Unit has been reduced to zero. Allocations to Series D Preferred Units pursuant to this Section 5.15 (b)(i)(B), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(B), to the Series C Preferred Units pursuant to Section 5.14(b)(i)(B) and to the Series E Preferred Units pursuant to Section 5.16(b)(i)(B) shall be made Pro Rata.
(C)Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series D Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(i) with respect to their Series D Preferred Units, and (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit is equal to the Series D Liquidation Value. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(C), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(C), to the Series C Preferred Units pursuant to Section 5.14(b)(i)(C) and to the Series E Preferred Units pursuant to Section 5.16(b)(i)(C) shall be made Pro Rata.
(D)Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series D Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii) with respect to their Series D Preferred Units, and (y) following the allocations made pursuant to Section 6.1(c)(ii)(C), and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series D Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Outstanding Series D Preferred Unit has been reduced to zero. Allocations to Series D Preferred Units pursuant to this Section 5.15(b)(i)(D), to the Series A Preferred Units pursuant to Section 5.12(b)(i)(D), to the Series C Preferred Units pursuant to Section 5.16(b)(i)(D) and to the Series E Preferred Units pursuant to Section 5.16(b)(i)(D) shall be made Pro Rata.
ii.Distributions.
(A)Commencing with the Quarter ending on December 31, 2016, the holders of the Series D Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series D Quarterly Distribution”), prior to any other distributions made in respect of any Junior Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.15(b)(ii)(A) in respect of each Outstanding Series D Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series D Distribution Payment Date”). For the Quarter ending December 31,

Exhibit 2.2

2016, and for each Quarter thereafter through and including the Quarter ending immediately prior to the Series D Conversion Date, the Series D Quarterly Distributions shall be paid entirely in cash at the Series D Distribution Rate per Series D Preferred Unit. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.15(b)(ii)(A) for a Series D Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Section 6.4 or Section 6.5 for such Quarter.
(B)Beginning with the Quarter ending December 31, 2016, if in violation of this Agreement, the Partnership fails to pay in full any Series D Quarterly Distribution when due, then, without limiting any rights of the holders of the Series D Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all arrearages with respect to any Series D Quarterly Distribution, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series D Unpaid Cash Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series D Unpaid Cash Distribution shall accrue interest from the applicable Series D Distribution Payment Date at rate equal to 6.00% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series D Parity Securities.
(C)The aggregate amount of cash to be distributed in respect of the Series D Preferred Units Outstanding as of the Record Date for such Series D Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series D Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series A Quarterly Distribution, a Series C Quarterly Distribution and a Series E Quarterly Distribution to be paid in cash with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders, the Series D Unitholders and the Series E Unitholders Pro Rata and the balance of such Series D Quarterly Distribution (and Series A Quarterly Distribution, Series C Quarterly Distribution and Series E Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.15(b)(ii)(B). The Partnership shall provide written notice to the Series D Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series D Quarterly Distribution the Partnership will be unable to pay on the applicable Series D Distribution Payment Date.
(D)Notwithstanding anything in this Section 5.15(b)(ii) to the contrary, with respect to Series D Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series D Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series D Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the

Exhibit 2.2

Common Units, the applicable holder of Series D Preferred Units shall receive only the Common Unit distribution with respect to such period.
(E)Notwithstanding anything in Article VI to the contrary, neither the General Partner nor the holders of Incentive Distribution Rights shall be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series D Preferred Units, regardless of whether the amounts so distributed or allocated in respect of the Series D Preferred Units were determined under clause (ii) of the definition of “Series D Distribution Rate” or were otherwise determined on an “as converted” basis.
iii.Issuance of Series D Preferred Units and Series D Warrant. The Series D Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series D Unit Purchase Agreement. If, on the Series D Warrant Start Date, any Series D Preferred Units remain outstanding, the Partnership shall issue promptly thereafter the Series D Warrant to the Record Holders of the Series D Preferred Units (in proportion to their relative number of Series D Preferred Units) as of the Series D Warrant Start Date.
iv.Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series D Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Preferred Units, Series C Preferred Units or Series E Preferred Units as to which the Series D Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series D Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Liquidation Value of such Series D Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series D Preferred Unit is equal to the Series D Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.12(b)(iv), Section 5.14(b)(iv) and Section 5.16(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series D Preferred Units is less than the aggregate Series D Liquidation Value of such Series D Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series D Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series D Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series D Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.12(b)(iv), Section 5.14(b)(iv) and Section 5.16(b)(iv). At such time as such allocations have been made to the Outstanding Series D Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the

Exhibit 2.2

dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series D Preferred Units shall become entitled to receive any distributions in respect of the Series D Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series A Preferred Units, Series C Preferred Units and Series E Preferred Units as to which the Series D Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series D Preferred Units.
v.Voting Rights.
(A)Except as provided in Section 5.15(b)(v)(B) below, the Outstanding Series D Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series D Preferred Unit will be entitled to one vote for each Common Unit into which such Series D Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, Series D Preferred Units and Series E Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series D Preferred Units are Outstanding.
(B)Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series D Preferred Units, voting separately as a class based upon one vote per Series D Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series D Preferred Units or amends or modifies any of the terms of the Series D Preferred Units; provided that the Partnership shall be able to amend this Section 5.15 without the approval by the Record Holders of Outstanding Series D Preferred Units so long as the amendment does not adversely affect the holders of the Series D Preferred Units in any material respect and does not affect the holders of the Series D Preferred Units disproportionately in relation to the holders of Common Units; provided, however, that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series D Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the holders of the Series D Preferred Units in a material respect if such action would:
(1)reduce the Series D Distribution Rate, change the form of payment of distributions on the Series D Preferred Units, defer the date from which distributions on the Series D Preferred Units will accrue, cancel accrued and unpaid distributions on the Series D Preferred Units or any interest accrued thereon, or change the seniority rights of the Series D Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units or,

Exhibit 2.2

except as determined to be appropriate in connection with the issuance of Junior Interests, amend this Section 5.15;
(2)reduce the amount payable or change the form of payment to the holders of the Series D Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series D Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or
(3)result in a Preferred Unit Change of Control.
vi.No Series D Parity Securities or Series D Senior Securities. The Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series D Preferred Units, issue any Series D Parity Securities or Series D Senior Securities.
vii.Certificates.
(A)The Series D Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series D Preferred Units. The Certificates evidencing Series D Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.
(B)The certificate(s) representing the Series D Preferred Units may be imprinted with a legend in substantially the following form (but, if outstanding as of the date of this Agreement, may refer to the Fifth A/R Partnership Agreement):
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 2017, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
viii.Conversion.
(A)At the Option of the Series D Unitholder. At any time and from time to time after the Series D Optional Conversion Start Date, subject to any applicable limitations in the New Credit Agreement and subject to no Series D Call Exercise Notice having been given, the Series D Preferred Units owned by any Series D Unitholder shall be convertible, in whole or in part, upon the request of the Series D Unitholder into a number of Common Units determined by multiplying the number of Series D Preferred Units to be converted by the Series D Conversion Rate. Immediately upon any conversion of Series D Preferred Units, all rights of the Series D Converting Unitholder in respect thereof shall

Exhibit 2.2

cease, including, without limitation, any accrual of distributions, and such Series D Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.15(b)(viii)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(B)Conversion Notice. To convert Series D Preferred Units into Common Units pursuant to Section 5.15(b)(viii)(A), the Series D Unitholder shall give written notice (a “Series D Conversion Notice”) to the Partnership in the form of Exhibit E attached hereto stating that such Series D Unitholder elects to so convert Series D Preferred Units and shall state therein with respect to Series D Preferred Units to be converted pursuant to Section 5.15(b)(viii)(A) the following: (a) the number of Series D Preferred Units to be converted, (b) the Certificate(s) evidencing the Series D Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series D Unitholder wishes the Certificate or Certificates for Series D Conversion Units to be issued, and (d) the Series D Unitholder’s computation of the number of Series D Conversion Units to be received by such Series D Unitholder (or designated recipient(s)) upon the Series D Conversion Date. The date any Series D Conversion Notice is received by the Partnership shall be hereinafter be referred to as a “Series D Conversion Notice Date.”
(C)Timing; Certificates. If a Series D Conversion Notice is delivered by a Series D Unitholder to the Partnership, in accordance with Section 5.15(b)(viii)(B), the Partnership shall issue the Series D Conversion Units no later than seven (7) days after a Series D Conversion Notice Date (any date of issuance of such Common Units, a “Series D Conversion Date”). On the Series D Conversion Date, the Partnership shall issue to such Series D Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series D Conversion Units to which such holder shall be entitled. In lieu of delivering physical Certificates representing the Series D Conversion Units issuable upon conversion of Series D Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series D Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series D Conversion Units issuable upon conversion or distribution payment to such Series D Unitholder (or designated recipient(s)), by crediting the account of the Series D Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series D Conversion Units to the Series D Converting Unitholder, all rights under the converted Series D Preferred Units shall cease, and such Series D Converting Unitholder shall be treated for all purposes as the Record Holder of such Series D Conversion Units.
(D)Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units, or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series D Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series D Preferred Units

Exhibit 2.2

after such time shall entitle each Series D Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series D Unitholder would have been entitled to receive if the Series D Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.15 relating to the Series D Preferred Units shall not be abridged or amended and that the Series D Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series D Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.15(b)(viii)(D) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
If, in the future, the Partnership issues any Convertible Securities, the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series D Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series D Preferred Units, which amendment shall be effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series D Preferred Units at such time. The Partnership agrees to provide as much prior notice of the proposed issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as is reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).
(E)Follow-On Adjustments. Except in connection with the exercise of a Warrant, if the Partnership shall issue or sell or grant any Follow-on Units at a Follow-on Price that is less than one hundred percent (100%) of the Series D Adjusted Issue Price, then the Series D Conversion Rate will be reset so that it will equal the number determined by dividing the Series D Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:
((CP x OB) + (FP x Q)) / OA
Where:

Exhibit 2.2

CP = the Series D Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price
OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued
OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.
For purposes of this Section 5.15(b)(viii)(E), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.15(b)(viii)(H)(3).
(F)Other Extraordinary Transactions Affecting the Partnership.
(1)Prior to the consummation of a Partnership Event, the Partnership shall, as promptly as practicable, but in any event no later than twelve (12) Business Days prior to the consummation of the Partnership Event, make an irrevocable written offer (a “Series D Partnership Event Change of Control Offer”), subject to consummation of the Partnership Event, to each holder of Series D Preferred Units to redeem all (but not less than all) of such holder’s Series D Preferred Units for a price per Series D Preferred Unit payable in cash equal to the greater of (x) the sum of the Series D Issue Price and the Series D Unpaid Cash Distributions and (y) an amount equal to the product of (1) the number of Common Units into which each Series D Preferred Unit is convertible pursuant to Section 5.15(b)(viii) on the day immediately prior to the date of the Series D Partnership Event Change of Control Offer and (2) the sum of (A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event plus (B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common Units pursuant to the Partnership Event (as applicable, the “Series D Partnership Event Payment”).
(2)Upon receipt by a Series D Unitholder of a Series D Partnership Event Change of Control Offer, such Series D Unitholder may elect, by written notice received by the Partnership no later than five (5) Business Days after the receipt by such holder of a Series D Partnership Event Change of Control Offer, to receive Series D Survivor Preferred Securities (as defined below) pursuant to this Section 5.15(b)(viii)(F)(2) in lieu of a Series D Partnership Event Payment. Upon receipt of such Series D Unitholder’s election to receive Series D Survivor Preferred Securities, the Partnership shall as promptly as practicable, but in any event prior to the consummation of any Partnership Event, make appropriate provision to ensure that such electing holders of Series D Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Agreement with respect to the Series D Preferred Units, including Section 5.15 and Section 7.3 hereof, without material abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the

Exhibit 2.2

qualifications, limitations or restrictions thereon, that the Series D Preferred Unit had immediately prior to such Partnership Event (the “Series D Survivor Preferred Security”). The Series D Conversion Rate in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Series D Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of cash or other assets which, if a Series D Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event. Subsequent adjustments to the Series D Conversion Rate of the Series D Survivor Preferred Security shall be made successively thereafter whenever any event described in Section 5.15(b)(viii)(D), Section 5.15(b)(viii)(E) or this Section 5.15 (b)(viii)(F) shall occur. Notwithstanding the foregoing, the Partnership may consummate a Partnership Event without making appropriate provision to ensure that the holders of Series D Preferred Units receive a Series D Partnership Event Payment or Series D Survivor Preferred Security, as applicable, with respect to such Partnership Event if prior to such consummation the Partnership has received the prior written approval of the holders of a majority of the Outstanding Series D Preferred Units.
(3)A Series D Partnership Event Change of Control Offer shall be mailed to each Series D Unitholder and shall describe the transaction or transactions that constitute the Partnership Event and state:
i)that the Series D Partnership Event Change of Control Offer is being made pursuant to this Section 5.15(b)(viii)(F) and that the Partnership is making an offer to redeem all Series D Preferred Units of such Unitholder (subject to the consummation of the Partnership Event);
ii)the amount of the Series D Partnership Event Payment and the redemption date, which shall be the date on which the Partnership Event is consummated or as soon thereafter as practicable (the “Series D Partnership Event Payment Date”); and
iii)the amount per Common Unit that each Common Unitholder is receiving in connection with the Partnership Event.
On the Series D Partnership Event Payment Date, the Partnership (or its successor) shall pay to each Unitholder of Series D Preferred Units that accepts the Series D Partnership Event Change of Control Offer an amount in cash equal to such holder’s applicable Series D Partnership Event Payment, and all of such holder’s rights and privileges under the Series D Preferred Units or as a Series D Unitholder shall be extinguished.
(G)Notwithstanding any of the other provisions of this Section 5.15(b)(viii), no adjustment shall be made to the Series D Conversion Rate pursuant to Section 5.15(b)(viii)(D)-(F) as a result of any of the following:
(1)the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan); provided that, in the case of options, warrants or rights to

Exhibit 2.2

purchase Common Units, the exercise price per Common Unit shall not be less than the Closing Price on the date such option, warrant or other right is issued;
(2)the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and
(3)the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.15(b)(viii).
(H)The following rules shall apply for purposes of this Section 5.15(b)(viii):
(1)In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.
(2)In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof.
(3)In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.15(b)(viii)(H):
i)The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.15(b)(viii)(H)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.
ii)The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options,

Exhibit 2.2

warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.15(b)(viii)).
iii)In the event of any change in (x) the number of Common Units deliverable or (y) the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Section 5.15, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series D Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.
iv)Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series D Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.
v)The number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.15(b)(viii)(H)(3)i) and ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.15(b)(viii)(H)(3)iii) or iv).
(4)Notwithstanding any of the other provisions of this Section 5.15(b)(viii)(H), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series D Preferred Units or the Series D Conversion Rate as a result of an event for which an adjustment is made under another provision of this Section 5.15(b)(viii)(H).
(5)For purposes of this Section 5.15(b)(viii), no adjustment to the Series D Conversion Rate shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by

Exhibit 2.2

reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
(I)In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Interests for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Interests or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series D Preferred Units at least fifteen (15) days prior to the Record Date, of which any such Record Date is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series D Preferred Units if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.
(J)The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Series D Conversion Units on conversion of, or payment of distributions on, Series D Preferred Units pursuant hereto. However, the holder of any Series D Preferred Units shall pay any tax that is due because the Series D Conversion Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such Series D Unitholder’s name.
(K)The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.15(b)(viii) equitably and in such a manner as to afford the Series D Unitholders the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive such Series D Unitholders of the benefit hereof.
ix.Reserved.
x.Tax Estimates. Upon receipt of a written request from any Series D Unitholder stating the number of Series D Preferred Units owned by such holder (which requests shall be made no more than two (2) times per calendar year and the first such request per calendar year shall be at the Partnership’s expense, and the second at the expense of such requesting holder), the Partnership shall, within ten (10) days, provide such Series D Unitholder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such Series D Unitholder converted its Series D Preferred Units pursuant to Section 5.15(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5(d)(iii), such holder’s Capital Account in respect of its converted Series D Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Series D Conversion Unit received in connection with such conversion of a Series D Preferred Unit).
xi.Fully Paid and Nonassessable. Any Series D Conversion Unit(s) delivered pursuant to this Section 5.15 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.
xii.Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Series D Conversion Units issuable upon conversion of the Series D Preferred Units, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.

Exhibit 2.2

(c)Call Right on Series D Preferred Units. At any time prior to the Series D Warrant Start Date, the Partnership may exercise the right (the “Series D Call Right”), but shall have no obligation, to require the holder or holders of the Series D Preferred Units (the “Series D Holders”) to sell, assign and transfer all or a portion of the then outstanding Series D Preferred Units to the Partnership in accordance with this Section 5.15(c). The Partnership may exercise the Series D Call Right with respect to any Series D Preferred Unit unless the exercise of the Series D Call Right would result in a default under any applicable financing agreements, or other financing obligations of the Partnership or any of its Affiliates, or would otherwise be prohibited by any securities or other applicable law.
i.Reserved.
ii.The purchase price to be paid by the Partnership in connection with the exercise of the Series D Call Right shall be the product of (A) the Series D Call Value per Series D Preferred Unit to be acquired pursuant to the Series D Call Right (subject to appropriate adjustment for any equity distribution, subdivision or combination of Partnership Interests), multiplied by (B) 1.03.
iii.If the Partnership elects to exercise the Series D Call Right, the Partnership shall deliver a written notice (the “Series D Call Exercise Notice”) to the Series D Holders informing the Series D Holders of the Partnership’s intention to exercise its Series D Call Right. The Series D Call Exercise Notice shall be in substantially the form attached hereto as Exhibit F, setting forth (A) the number of Series D Preferred Units held by each Series D Holder, (B) the number of Series D Preferred Units with respect to which the Series D Call Right is being exercised, and (C) the address on the books and records of the Partnership to be used for delivery of the purchase price by check, and (D) the closing date for the purchase (the “Series D Call Closing Date”), which shall be no earlier than 10 days or later than 30 days after the date of the Series D Call Exercise Notice.
iv.The Series D Call Right may be exercised as to any portion of the outstanding Series D Preferred Units outstanding at the time a Series D Call Exercise Notice is delivered, but must be exercised pro-rata as to all Series D Preferred Units subject to the Series D Call Right.
v.If any Series D Holder does not notify the Partnership of a change to the address for delivery of the purchase prices set forth in the Series D Call Exercise Notice or provide the Partnership with bank account information for wire transfer prior to the date that is two days before the Series D Call Closing Date, the Partnership shall deliver to each Series D Holder its portion of the purchase price in immediately available funds to such address set forth on the Series D Call Exercise Notice on or before the Series D Call Closing Date. If any Series D Holder does notify the Partnership of a change to the address for delivery of the purchase prices set forth in the Series D Call Exercise Notice or provide the Partnership with bank account information for wire transfer prior to the date that is two days before the Series D Call Closing Date, the Partnership shall write or deliver to each Series D Holder its portion of the purchase price in immediately available funds to such address or bank account which were provided to the Partnership on or before the Series D Call Closing Date. At the closing of the Series D Call Right, each such Series D Holder shall deliver to the Partnership the certificates representing the Series D Preferred Units to be acquired with transfer powers, executed in blank, or, if uncertificated, transfer powers executed in blank, and such other documentation as may reasonably be requested by the Partnership. The failure of any Series D Holder to comply with the preceding sentence shall not prevent the closing of the Series D Call Right.

Section 5.16    Establishment of Series E Preferred Units.
(a)General. The Partnership hereby designates and creates a series of Units to be designated as “Series E Preferred Units” and consisting of a total of 4,500,000 Series E

Exhibit 2.2

Preferred Units, plus any additional Series E Preferred Units issued in kind as a distribution pursuant to Section 5.16(b)(ii) (“Series E PIK Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.16 and in Section 5.5(d)(i), Section 6.10, and Section 12.9. The Series E Preferred Units, whether issued on the Series E Issuance Date or as Series E PIK Preferred Units, are referred to herein as “Series E Preferred Units.” The Series E Preferred Units shall be considered pari passu as to allocations and distributions with the Series A Preferred Units, Series C Preferred Units and the Series D Preferred Units. Other than with respect to Series E PIK Preferred Units, immediately following the Series E Issuance Date and thereafter, no additional Series E Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series E Preferred Units.
(b)Rights of Series E Preferred Units. The Series E Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
i.Allocations.
(A)Notwithstanding anything to the contrary in Section 6.1(a), (x) following any allocation made pursuant to Section 6.1(a)(i) and prior to any allocation made pursuant to Section 6.1(a)(ii), any Net Income shall be allocated to all Unitholders holding Series E Preferred Units, Pro Rata, until the aggregate of the Net Income allocated to such Unitholders pursuant to this Section 5.16(b)(i)(A) for the current and all previous taxable periods since issuance of the Series E Preferred Units is equal to the aggregate amount of cash distributed with respect to such Series E Preferred Units for the current and previous taxable periods and (y) in no event shall any Net Income be allocated pursuant to Section 6.1(a)(ii) in respect of Series E Preferred Units. Allocations to Series E Preferred Units pursuant to this Section 5.16(b)(i)(A), to Series A Preferred Units pursuant to Section 5.12(b)(i)(A), Series C Preferred Units pursuant to Section 5.14(b)(i)(A), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(A) shall be made Pro Rata.
(B)Notwithstanding anything to the contrary in Section 6.1(b), (x) Unitholders holding Series E Preferred Units shall not receive any allocation pursuant to Section 6.1(b)(i) with respect to their Series E Preferred Units, and (y) following any allocation made pursuant to Section 6.1(b)(i) and prior to any allocation made pursuant to Section 6.1(b)(ii), Net Losses shall be allocated to all Unitholders holding Series E Preferred Units, Pro Rata, until the Adjusted Capital Account of each such Unitholder in respect of each Outstanding Series E Preferred Unit has been reduced to zero. Allocations to Series E Preferred Units pursuant to this Section 5.16(b)(i)(B), to Series A Preferred Units pursuant to Section 5.12(b)(i)(B), to Series C Preferred Units pursuant to Section 5.14(b)(i)(B), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(B) shall be made Pro Rata.
(C)Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) Unitholders holding Series E Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(i) with respect to their Series E Preferred Units, but (y) following any allocation made pursuant to Section 6.1(c)(i)(A) and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated to all Unitholders holding Series E Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit is equal to the Series E Liquidation Value. Allocations to Series E Preferred Units pursuant to this Section 5.16(b)(i)(C), to Series A Preferred Units pursuant to Section 5.12(b)(i)(C), to Series C Preferred Units pursuant to Section 5.14(b)(i)(C), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(C) shall be made Pro Rata.

Exhibit 2.2

(D)Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) Unitholders holding Series E Preferred Units shall not receive any allocation pursuant to Section 6.1(c)(ii) with respect to their Series E Preferred Units, and (y) following the allocations made pursuant to Section 6.1(c)(ii)(C), and prior to any allocation made pursuant to Section 6.1(c)(ii)(D), any remaining Net Termination Loss shall be allocated to all Unitholders holding Series E Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Outstanding Series E Preferred Unit has been reduced to zero. Allocations to Series E Preferred Units pursuant to this Section 5.16(b)(i)(D), to Series A Preferred Units pursuant to Section 5.12(b)(i)(D), to Series C Preferred Units pursuant to Section 5.14(b)(i)(D), and to Series D Preferred Units pursuant to Section 5.15(b)(i)(D) shall be made Pro Rata.
ii.Distributions.
(A)Commencing with the Quarter ending on [December 31, 2017]        Quarter in which the transaction closes. , the holders of the Series E Preferred Units Outstanding as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Series E Quarterly Distribution”), prior to any other distributions made in respect of any Junior Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.16(b)(ii)(A) in respect of each Outstanding Series E Preferred Unit. All such distributions shall be paid Quarterly within forty-five (45) days after the end of each Quarter (each such payment date, a “Series E Distribution Payment Date”). For the Quarter ending [December 31, 2017], and for each Quarter thereafter through and including the Quarter ending immediately prior to the Series E Coupon Conversion Quarter, the Series E Quarterly Distribution on each Outstanding Series E Preferred Unit shall be paid in a number of Series E PIK Preferred Units equal to the Series E PIK Payment Amount; provided that, in the discretion of the General Partner which determination shall be made prior to the Record Date for the relevant quarter, the Series E Quarterly Distribution may be paid as (x) an amount in cash equal to the Series E Distribution Amount, and (y) a number of Series E PIK Preferred Units equal to (a) the remainder of the Series E Distribution Amount less the amount of cash paid pursuant to clause (x), divided by (b) the Series E Adjusted Issue Price (which, if paid in cash for the Quarter in which the Series E Issuance Date occurs, the amount payable shall be equal to the product of (I) the amount payable without regard to this parenthetical times (II) a fraction, of which the numerator is the number of days from and including the Series E Issuance Date up to but excluding the date of such Quarter’s end, and of which the denominator is 91). With respect to the Series E Coupon Conversion Quarter and all Quarters thereafter, the Series E Quarterly Distributions shall be paid entirely in cash at the Series E Distribution Rate per Series E Preferred Unit. If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Section 6.4 or Section 6.5, then the Record Date established pursuant to this Section 5.16(b)(ii)(A) for a Series E Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of distributions on other Partnership Interests pursuant to Section 6.4 or Section 6.5 for such Quarter. Unless otherwise expressly provided, references in this Agreement to Series E Preferred Units shall include all Series E PIK Preferred Units Outstanding as of the date of such determination.
(B)When any Series E PIK Preferred Units are payable to a Record Holder of Series E Preferred Units pursuant to this Section 5.16, the Partnership shall issue the Series E PIK Preferred Units to such Record Holder no later than the Series E Distribution Payment Date (the date of issuance of such Series E PIK Preferred Units, the

Exhibit 2.2

“Series E PIK Preferred Payment Date”). On the Series E PIK Preferred Payment Date, the Partnership shall issue to such Series E Unitholder a Certificate or Certificates for the number of Series E PIK Preferred Units to which such Series E Unitholder shall be entitled. The issuance of the Series E PIK Preferred Units pursuant to this Section 5.16(b)(ii) shall be deemed to have been made on the first day of the Quarter following the Quarter in respect of which such payment of Series E PIK Preferred Units was due. Prior to the Series E Coupon Conversion Quarter, if, in violation of this Agreement, the Partnership fails to pay in full or part any Series E Quarterly Distribution in kind when due, then the holders entitled to the unpaid Series E PIK Preferred Units shall be entitled (I) to receive Series E Quarterly Distributions in subsequent Quarters in respect of such unpaid Series E PIK Preferred Units, (II) to receive the Series E Liquidation Value in accordance with Section 5.16(b)(iv) in respect of such unpaid Series E PIK Preferred Units, and (III) to all other rights under this Agreement as if such unpaid Series E PIK Preferred Units had in fact been distributed on the date due. Nothing in this Section 5.16(b)(ii)(B) shall alter the obligation of the Partnership to pay any unpaid Series E PIK Preferred Units or the right of the holders of Series E Preferred Units to enforce this Agreement to compel the Partnership to distribute any unpaid Series E PIK Preferred Units. Fractional Series E PIK Preferred Units shall not be issued to any person (each fractional Series E PIK Preferred Unit shall be rounded to the nearest whole Series E PIK Preferred Unit (and a 0.5 Series E PIK Preferred Unit shall be rounded up to the next higher Series E PIK Preferred Unit)).
(C)If, in violation of this Agreement, the Partnership fails to pay in full or part any Series E Quarterly Distribution in cash (or, if prior to the Series E Coupon Conversion Quarter, Series E PIK Preferred Units, as applicable) when due, then, without limiting any rights of the holders of the Series E Preferred Units to compel the Partnership to make such distribution, from and after the first date of such failure and continuing until such failure is cured by payment in full in cash (or, if prior to the Series E Coupon Conversion Quarter, Series E PIK Preferred Units, as applicable) of all arrearages with respect to any Series E Quarterly Distribution, including accrued but unpaid interest thereon, (w) the amount of such unpaid distributions (“Series E Unpaid Distributions”) will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full, (x) any Series E Unpaid Distribution shall accrue interest from the applicable Series E Distribution Payment Date at rate equal to 6% per annum, and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Series E Parity Securities.
(D)If all or any portion of a Series E Quarterly Distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the Series E Preferred Units Outstanding as of the Record Date for such Series E Quarterly Distribution shall be paid out of Available Cash prior to making any distribution pursuant to Section 6.4 or Section 6.5. To the extent that any portion of a Series E Quarterly Distribution to be paid in cash with respect to any Quarter, together with any portion of a Series A Quarterly Distribution, Series C Quarterly Distribution and Series D Quarterly Distribution to be paid in cash with respect to such Quarter, exceeds the amount of Available Cash for such Quarter, an amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Unitholders, the Series C Unitholders, the Series D Unitholders and Series E Unitholders Pro Rata and the balance of such Series E Quarterly Distribution (and Series A Quarterly Distribution, Series C Quarterly Distribution and Series D Quarterly Distribution) shall be unpaid and shall constitute an arrearage and accrue interest as set forth in Section 5.16(b)(ii)(C). The Partnership shall provide written

Exhibit 2.2

notice to the Series E Unitholders, not later than the last Business Day of the month immediately following the end of such Quarter, describing in reasonable detail the Partnership’s calculation of Available Cash for such Quarter and the portion, if any, of the Series E Quarterly Distribution the Partnership will be unable to pay on the applicable Series E Distribution Payment Date.
(E)Notwithstanding anything in this Section 5.16(b)(ii) to the contrary, with respect to Series E Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series E Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series E Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable holder of Series E Preferred Units shall receive only the Common Unit distribution with respect to such period.
(F)Notwithstanding anything in Article VI to the contrary, neither the General Partner nor the holders of Incentive Distribution Rights shall be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series E Preferred Units, regardless of whether the amounts so distributed or allocated in respect of the Series E Preferred Units were determined under the definition of “Series E Distribution Rate” or were otherwise determined on an “as converted” basis.
iii.Issuance of Series E Preferred Units. The Series E Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Contribution Agreement.
iv.Liquidation Value. In the event of any liquidation, dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series E Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series A Preferred Units, Series C Preferred Units and Series D Preferred Units as to which the Series E Preferred Units are pari passu), the positive value in each such holder’s Capital Account in respect of such Series E Preferred Units. If in the year of such liquidation and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series E Preferred Units is less than the aggregate Series E Liquidation Value of such Series E Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series E Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series E Preferred Unit is equal to the Series E Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the second sentences of Section 5.12 (b)(iv), Section 5.14(b)(iv) and Section 5.15(b)(iv). If in the year of such liquidation, dissolution or winding up any such Record Holder’s Capital Account in respect of such Series E Preferred Units is less than the aggregate Series E Liquidation Value of such Series E Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series E

Exhibit 2.2

Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series E Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series E Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation), with such allocation being made Pro Rata with any allocation made pursuant to the third sentences of Section 5.12(b)(iv), Section 5.14(b)(iv) and Section 5.15(b)(iv). At such time as such allocations have been made to the Outstanding Series E Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series E Preferred Units shall become entitled to receive any distributions in respect of the Series E Preferred Units that are accrued and unpaid as of the date of such distribution in priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees (other than Series A Preferred Units, Series C Preferred Units and Series D Preferred Units as to which the Series E Preferred Units are pari passu); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series E Preferred Units.
v.Voting Rights.
(A)Except as provided in Section 5.16(b)(v)(B) below, the Outstanding Series E Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series E Preferred Unit will be entitled to one vote for each Common Unit into which such Series E Preferred Unit is then convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units, Series A Preferred Units, Series B Units, Series C Preferred Units, Series D Preferred Units, and Series E Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units, the Series A Preferred Units, the Series B Units, the Series C Preferred Units, Series D Preferred Units, and Series E Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series E Preferred Units are Outstanding.
(B)Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of a majority of the Outstanding Series E Preferred Units, voting separately as a class based upon one vote per Series E Preferred Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series E Preferred Units or amends or modifies any of the terms of the Series E Preferred Units; provided that the Partnership shall be able to amend this Section 5.16 without the approval by the Record Holders of Outstanding Series E Preferred Units so long as the amendment does not adversely affect the holders of the Series E Preferred Units in any material respect and does not affect the holders of the Series E Preferred Units disproportionately in relation to the holders of Common Units; provided, however, that the Partnership may, without the consent or approval of the Record Holders of Outstanding Series E Preferred Units, create (by reclassification or otherwise) and issue Junior Interests (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Interests) in an unlimited amount. Without limiting the generality of the preceding sentence, any action shall be deemed to

Exhibit 2.2

adversely affect the holders of the Series E Preferred Units in a material respect if such action would:
(1)reduce the Series E Distribution Rate, change the form of payment of distributions on the Series E Preferred Units, defer the date from which distributions on the Series E Preferred Units will accrue, cancel accrued and unpaid distributions on the Series E Preferred Units or any interest accrued thereon, or change the seniority rights of the Series E Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units or, except as determined to be appropriate in connection with the issuance of Junior Interests, amend this Section 5.16;
(2)reduce the amount payable or change the form of payment to the holders of the Series E Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the holders of the Series E Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or
(3)result in a Preferred Unit Change of Control.
vi.No Series E Parity Securities or Series E Senior Securities. Other than Series E PIK Preferred Units issued in connection with the Series E Quarterly Distribution, the Partnership shall not, without the affirmative vote of the holders of a majority of the Outstanding Series E Preferred Units, issue any Series E Parity Securities or Series E Senior Securities.
vii.Certificates.
(A)The Series E Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Series E Preferred Units. The Certificates evidencing Series E Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.
(B)The certificate(s) representing the Series E Preferred Units may be imprinted with a legend in substantially the following form:
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF [•], 2017, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
viii.Conversion.

Exhibit 2.2

(A)At the Option of the Series E Unitholder or the Partnership. At any time after the second anniversary of the Series E Issuance Date, subject to any applicable limitations in the New Credit Agreement, the Series E Preferred Units shall be convertible, in whole or in part, upon the request of the Series E Unitholder into a number of Common Units determined by multiplying the number of Series E Preferred Units to be converted by the Series E Conversion Rate. At any time after the Series E Optional Conversion Start Date, subject to any applicable limitations in the New Credit Agreement, the Series E Preferred Units shall be convertible, in whole or in part, at the election of the Partnership into a number of Common Units determined by multiplying the number of Series E Preferred Units to be converted by the Series E Conversion Rate. Immediately upon any conversion of Series E Preferred Units, all rights of the Series E Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Series E Converting Unitholder shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.16(b)(viii)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded up to the next higher Common Unit)).
(B)Conversion Notice. To convert Series E Preferred Units into Common Units pursuant to Section 5.16(b)(viii)(A), either the Series E Converting Unitholder or the Partnership, as applicable, shall give written notice (a “Series E Conversion Notice”) to the Partnership or the Series E Unitholder, as applicable, in the form of either Exhibit G-1 or Exhibit G-2, as applicable, attached hereto stating that either the Series E Unitholder or the Partnership, as applicable, elects to so convert Series E Preferred Units. With respect to any Series E Conversion Notice delivered by the Series E Converting Unitholder to the Partnership, such Series E Conversion Notice shall state that such Series E Unitholder elects to so convert Series E Preferred Units and shall state therein with respect to Series E Preferred Units to be converted pursuant to Section 5.16(b)(viii)(A) the following: (a) the number of Series E Convertible Preferred Units to be converted, (b) the Certificate(s) evidencing the Series E Preferred Units to be converted and duly endorsed, (c) the name or names in which such Series E Unitholder wishes the Certificate or Certificates for Series E Conversion Units to be issued, and (d) such Series E Unitholder’s computation of the number of Series E Conversion Units to be received by such Series E Unitholder (or designated recipient(s)) upon the Series E Conversion Date. The date any Series E Conversion Notice is delivered by the Series E Unitholder or the Partnership, as applicable, shall be hereinafter be referred to as a “Series E Conversion Notice Date.”
(C)Timing; Certificates. If a Series E Conversion Notice is delivered in accordance with Section 5.16(b)(viii)(B), the Partnership shall issue the Series E Conversion Units no later than seven (7) days after a Series E Conversion Notice Date (any date of issuance of such Common Units, a “Series E Conversion Date”). On the Series E Conversion Date, the Partnership shall issue to such Series E Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series E Conversion Units to which such holder shall be entitled.
In lieu of delivering physical Certificates representing the Series E Conversion Units issuable upon conversion of Series E Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the Series E Unitholder, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series E Conversion Units issuable

Exhibit 2.2

upon conversion or distribution payment to such Series E Unitholder (or designated recipient(s)), by crediting the account of the Series E Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series E Conversion Units to the Series E Converting Unitholder, all rights under the converted Series E Preferred Units shall cease, and such Series E Converting Unitholder shall be treated for all purposes as the Record Holder of such Series E Conversion Units.
(D)Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If the Partnership (i) makes a distribution on its Common Units in Common Units, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Series E Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series E Preferred Units after such time shall entitle each Series E Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series E Unitholder would have been entitled to receive if the Series E Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.16 relating to the Series E Preferred Units shall not be abridged or amended and that the Series E Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series E Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.16(b)(viii)(D) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
If, in the future, the Partnership issues any Convertible Securities, the General Partner shall, at the direction and at the option of the holders of a majority of the Outstanding Series E Preferred Units in their sole discretion, either (i) amend the provisions of this Agreement relating to antidilution protection to (A) revise any such provision that is less favorable than the corresponding provision offered in the terms of such Convertible Securities (or any related purchase agreement) so that such provision is the same as such provision offered in the terms of such Convertible Securities (or any related purchase agreement) and (B) incorporate any provision(s) offered in the terms of such Convertible Securities (or any related purchase agreement) that is not currently provided for in this Agreement and which would make the antidilution protection provisions of this Agreement more favorable to the holders of Series E Preferred Units, which amendment shall be

Exhibit 2.2

effective concurrently with the issuance and/or execution of documentation relating to such Convertible Securities, or (ii) retain the antidilution language applicable to the Series E Preferred Units at such time. The Partnership agrees to provide as much prior notice of the proposed issuance of any such Convertible Securities and/or execution of documentation relating to such issuance of Convertible Securities as is reasonably practicable (and in any event, such notice shall be provided at least ten (10) Business Days prior to such issuance and/or execution).
(E)Follow-On Adjustments. Except in connection with the exercise of a Warrant, if the Partnership shall issue or sell, or grant any Follow-on Units at a Follow-on Price that is less than one hundred percent (100%) of the Series E Adjusted Issue Price, then the Series E Conversion Rate will be reset so that it will equal the number determined by dividing the Series E Adjusted Issue Price immediately before the issuance of the Follow-On Units by the result achieved through application of the following formula:
((CP x OB) + (FP x Q)) / OA
Where:
CP = the Series E Adjusted Issue Price in effect immediately before the issuance of the Follow-On Units
FP = the Follow-On Price
OB = the total number of fully diluted Common Units outstanding before the issuance of the Follow-On Units
Q = the total number of fully diluted Follow-On Units issued OA = the total number of fully diluted Common Units outstanding after giving effect to the issuance of the Follow-On Units.
For purposes of this Section 5.16(b)(viii)(E), the indicative price per Common Unit resulting from the issuance of Convertible Securities will be determined using the principles set forth in Section 5.16(b)(viii)(H)(3).
(F)Other Extraordinary Transactions Affecting the Partnership.
(1)Prior to the consummation of a Partnership Event, the Partnership shall, as promptly as practicable, but in any event no later than twelve (12) Business Days prior to the consummation of the Partnership Event, make an irrevocable written offer (a “Series E Partnership Event Change of Control Offer”), subject to consummation of the Partnership Event, to each holder of Series E Preferred Units to redeem all (but not less than all) of such holder’s Series E Preferred Units for a price per Series E Preferred Unit payable in cash equal to the greater of (x) the sum of the Series E Issue Price and the Series E Unpaid Distributions and all accrued and unpaid interest thereon (determined in accordance with Section 5.16(b)(ii)(C)) and (y) an amount equal to the product of (1) the number of Common Units into which each Series E Preferred Unit is convertible pursuant to Section 5.16(b)(viii) on the day immediately prior to the date of the Series E Partnership Event Change of Control Offer and (2) the sum of (A) the cash consideration per Common Unit to be paid to the holders of Common Units pursuant to the Partnership Event plus (B) the fair market value per Common Unit of the securities or other assets to be distributed to the holders of the Common

Exhibit 2.2

Units pursuant to the Partnership Event (as applicable, the “Series E Partnership Event Payment”).
(2)Upon receipt by a Series E Unitholder of a Series E Partnership Event Change of Control Offer, such Series E Unitholder may elect, by written notice received by the Partnership no later than five (5) Business Days after the receipt by such holder of a Series E Partnership Event Change of Control Offer, to receive Series E Survivor Preferred Securities (as defined below) pursuant to this Section 5.16(b)(viii)(F)(2) in lieu of a Series E Partnership Event Payment. Upon receipt of such Series E Unitholder’s election to receive Series E Survivor Preferred Securities, the Partnership shall as promptly as practicable, but in any event prior to the consummation of any Partnership Event, make appropriate provision to ensure that such electing holders of Series E Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Agreement with respect to the Series E Preferred Units, including Section 5.16 and Section 7.3 hereof, without material abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series E Preferred Unit had immediately prior to such Partnership Event (the “Series E Survivor Preferred Security”). The Series E Conversion Rate in effect at the time of the effective date of such Partnership Event shall be proportionately adjusted so that the conversion of a unit of Series E Survivor Preferred Security after such time shall entitle the holder to the number of securities or amount of cash or other assets which, if a Series E Preferred Unit had been converted into Common Units immediately prior to such Partnership Event, such holder would have been entitled to receive immediately following such Partnership Event. Subsequent adjustments to the Series E Conversion Rate of the Series E Survivor Preferred Security shall be made successively thereafter whenever any event described in Section 5.16(b)(viii)(D), Section 5.16(b)(viii)(E) or this Section 5.16(b)(viii)(F) shall occur. Notwithstanding the foregoing, the Partnership may consummate a Partnership Event without making appropriate provision to ensure that the holders of Series E Preferred Units receive a Series E Partnership Event Payment or Series E Survivor Preferred Security, as applicable, with respect to such Partnership Event if prior to such consummation the Partnership has received the prior written approval of the holders of a majority of the Outstanding Series E Preferred Units.
(3)A Series E Partnership Event Change of Control Offer shall be mailed to each Series E Unitholder and shall describe the transaction or transactions that constitute the Partnership Event and state:
i)that the Series E Partnership Event Change of Control Offer is being made pursuant to this Section 5.16(b)(viii)(F) and that the Partnership is making an offer to redeem all Series E Preferred Units of such Unitholder (subject to the consummation of the Partnership Event);
ii)the amount of the Series E Partnership Event Payment and the redemption date, which shall be the date on which the Partnership Event is consummated or as soon thereafter as practicable (the “Series E Partnership Event Payment Date”); and

Exhibit 2.2

iii)the amount per Common Unit that each Common Unitholder is receiving in connection with the Partnership Event.
On the Series E Partnership Event Payment Date, the Partnership (or its successor) shall pay to each Unitholder of Series E Preferred Units that accepts the Series E Partnership Event Change of Control Offer an amount in cash equal to such holder’s applicable Series E Partnership Event Payment, and all of such holder’s rights and privileges under the Series E Preferred Units or as a Series E Unitholder shall be extinguished.
(G)Notwithstanding any of the other provisions of this Section 5.16(b)(viii), no adjustment shall be made to the Series E Conversion Rate pursuant to Section 5.16(b)(viii)(D)-(F) as a result of any of the following:
(1)the grant of Common Units or options, warrants or rights to purchase Common Units or the issuance of Common Units upon the exercise of any such options, warrants or rights to employees, officers or directors of the General Partner or the Partnership and its Subsidiaries in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved in good faith by the General Partner (including any Long Term Incentive Plan); provided that, in the case of options, warrants or rights to purchase Common Units, the exercise price per Common Unit shall not be less than the Closing Price on the date such option, warrant or other right is issued;
(2)the issuance of any Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets of an unrelated third party in an arm’s-length transaction or (ii) the consummation of a merger, consolidation or other business combination of the Partnership with or into another entity to the extent such transaction(s) is or are validly approved by the vote or consent of the General Partner; and
(3)the issuance of Partnership Interests for which an adjustment is made under another provision of this Section 5.16(b)(viii).
(H)The following rules shall apply for purposes of this Section 5.16(b)(viii):
(1)In the case of the issuance or sale (or deemed issuance or sale) of Common Units for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable underwriting discounts or placement agent fees, commissions or the expenses allowed, paid or incurred by the Partnership for any underwriting or placement agent or otherwise in connection with the issuance and sale thereof.
(2)In the case of the issuance or sale (or deemed issuance or sale) of Common Units for consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Agreed Value thereof;
(3)In the case of the issuance or sale of Convertible Securities, the following provisions shall apply for all purposes of this Section 5.16(b)(viii)(H):
i)The aggregate maximum number of Common Units deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of options or warrants to purchase or rights to subscribe for Common Units shall be deemed to have been issued

Exhibit 2.2

at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in this Section 5.16(b)(viii)(H)), if any, received by the Partnership upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Units covered thereby.
ii)The aggregate maximum number of Common Units deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Partnership for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Partnership (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in this Section 5.16(b)(viii)).
iii)In the event of any change in (x) the number of Common Units deliverable or (y) the consideration payable to the Partnership upon exercise of such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities and not otherwise entitled to any appropriate antidilution adjustment pursuant to this Section 5.16, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series E Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Units or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities.
iv)Upon the expiration of any such options, warrants or rights with respect to either Common Units or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Series E Conversion Rate, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect the issuance of only the number of Common Units actually issued upon the exercise

Exhibit 2.2

of such options, warrants or rights with respect to Common Units, upon the conversion or exchange of such securities, or the number of Common Units issuable upon conversion or exchange of the convertible or exchangeable securities that were actually issued upon exercise of options, warrants or rights related to such securities.
v)The number of Common Units deemed issued and the consideration deemed paid therefor pursuant to Section 5.16(b)(viii)(H)(3)i) and ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 5.16(b)(viii)(H)(3)iii) or iv).
(4)Notwithstanding any of the other provisions of this Section 5.16(b)(viii)(H), no adjustment shall be made to the number of Common Units issuable upon conversion of the Series E Preferred Units or the Series E Conversion Rate as a result of an event for which an adjustment is made under another provision of this Section 5.16(b)(viii)(H).
(5)For purposes of this Section 5.16(b)(viii), no adjustment to the Series E Conversion Rate shall be made in an amount less than 1/100th of one cent per Unit; provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made.
(I)In the event of any taking by the Partnership of a Record Date of the holders of any class of Partnership Interests for the purpose of determining the holders thereof who are entitled to receive any distribution thereon, any security or right convertible into or entitling the holder thereof to receive additional Common Units, or any right to subscribe for, purchase or otherwise acquire any Partnership Interests or any other securities or property of the Partnership, or to receive any other right, the Partnership shall notify each holder of Series E Preferred Units at least fifteen (15) days prior to the Record Date, of which any such Record Date is to be taken for the purpose of such distribution, security or right and the amount and character of such distribution, security or right; provided, however, that the foregoing requirement shall be deemed satisfied with respect to any holder of Series E Preferred Units if at least fifteen (15) days prior to the Record Date, the Partnership shall have issued a press release which shall be posted on the Partnership’s website and carried by one or more wire services, containing the required information.
(J)The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Series E Conversion Units on conversion of, or payment of distributions on, Series E Preferred Units pursuant hereto. However, the holder of any Series E Preferred Units shall pay any tax that is due because the Series E Conversion Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such Series E Unitholder’s name.
(K)The Partnership agrees that it will act in good faith to make any adjustment(s) required by this Section 5.16(b)(viii) equitably and in such a manner as to afford the Series E Unitholders the benefits of the provisions hereof, and will not take any action that could reasonably be expected to deprive such Series E Unitholders of the benefit hereof.
ix.Reserved.
x.Tax Estimates. Upon receipt of a written request from any Series E Unitholder stating the number of Series E Preferred Units owned by such holder (which requests shall be made no more than two (2) times per calendar year and the first such request per calendar

Exhibit 2.2

year shall be at the Partnership’s expense, and the second at the expense of such requesting holder), the Partnership shall, within ten (10) days, provide such Series E Unitholder with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such Series E Unitholder converted its Series E Preferred Units pursuant to Section 5.16(b)(viii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5 (d)(iii), such holder’s Capital Account in respect of its converted Series E Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Series E Conversion Unit received in connection with such conversion of a Series E Preferred Unit).
xi.Fully Paid and Nonassessable. Any Series E Conversion Unit(s) delivered pursuant to this Section 5.16 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.
xii.Listing of Common Units. The Partnership will procure, at its sole expense, the listing of the Series E Conversion Units issuable upon conversion of the Series E Preferred Units, subject to issuance or notice of issuance on any National Securities Exchange on which the Common Units are listed or admitted to trading.
(c)Call Right on Series E Preferred Units. At any time after the fourth anniversary of the Series E Issuance Date, the Partnership may exercise the right (the “Series E Call Right”), but shall have no obligation, to require the holder or holders of the Series E Preferred Units (the “Series E Holders”) to sell, assign and transfer all or a portion of the then outstanding Series E Preferred Units to the Partnership in accordance with this Section 5.16(c). The Partnership may exercise the Series E Call Right with respect to any Series E Preferred Unit unless: (A) the exercise of the Series E Call Right would result in a default under any applicable financing agreements, or other financing obligations of the Partnership or any of its Affiliates, or would otherwise be prohibited by any securities or other applicable law, or (B) the Series E Unitholder or the Partnership has delivered, on or prior to the date of the Series E Call Exercise Notice (as defined below), a Series E Conversion Notice with respect to such Series E Preferred Unit (and then no Series E Call Right may be made as to such Series E Preferred Unit). In the event the Partnership delivers a Series E Call Exercise Notice in accordance with this Section 5.16(c) and the Series E Unitholder delivers a Series E Conversion Notice subsequent to such Series E Call Exercise Notice pursuant to and in accordance with Section 5.16(b)(viii), then Section 5.16(b)(viii) shall take precedence over this Section 5.16(c) with respect to the number of Series E Preferred Units that are the subject of such Series E Conversion Notice, provided such Series E Conversion Notice is irrevocable and delivered to the Partnership prior to the date that is twenty (20) Trading Days after the date of the applicable Series E Call Exercise Notice.
i.Reserved.
ii.The purchase price to be paid by the Partnership in connection with the exercise of the Series E Call Right shall be the Series E Call Value per Series E Preferred Unit to be acquired pursuant to the Series E Call Right (subject to appropriate adjustment for any equity distribution, subdivision or combination of Partnership Interests).
iii.If the Partnership elects to exercise the Series E Call Right, the Partnership shall deliver a written notice (the “Series E Call Exercise Notice”) to the Series E Holders informing the Series E Holders of the Partnership’s intention to exercise its Series E Call Right. The Series E Call Exercise Notice shall include a certificate in substantially the form attached hereto as Exhibit H, setting forth (A) the number of Series E Preferred Units held by each Series E Holder, (B) the number of Series E Preferred Units with respect to which the Series E Call Right is being exercised, (C) the bank account information for wire transfer of the purchase price or address for delivery of the purchase price by check, and (D) the closing date for the purchase (the

Exhibit 2.2

“Series E Call Closing Date”), which shall be no earlier than 10 days or later than 30 days after the date of the Series E Call Exercise Notice. If any Series E Holder does not notify the Partnership of a change to the bank account information or address for delivery of the purchase prices set forth in Exhibit H prior to the date that is two days before the Series E Call Closing Date, the Partnership shall wire or deliver to each Series E Holder its portion of the purchase price in immediately available funds to such bank account or address set forth on Exhibit H.
iv.The Series E Call Right may be exercised as to any portion of the outstanding Series E Preferred Units outstanding at the time a Series E Call Exercise Notice is delivered, but must be exercised pro-rata as to all Series E Preferred Units subject to the Series E Call Right.
v.At the closing of the Series E Call Right, (A) the Partnership shall deliver to each Series E Holder subject thereto a certificate executed on behalf of the Partnership in the form attached hereto as Exhibit I, and (B) each such Series E Holder shall deliver to the Partnership a certificate executed by such Series E Holder in the form attached hereto as Exhibit I, the certificates representing the Series E Preferred Units with transfer powers, executed in blank, or, if uncertificated, transfer powers executed in blank, and such other documentation as may reasonably be requested by the Partnership.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS SECTION

Section 6.1    Allocations for Capital Account Purposes.
Except as otherwise required pursuant to Section 5.12(b)(i) and (iv), Section 5.14(b)(i) and (iv), Section 5.14(b)(i) and (iv), Section 5.15(b)(i) and (iv) and Section 5.16(b)(i) and (iv), for purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b) shall be allocated among the Partners in each taxable period as provided herein below:
(a)Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:
(i)First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) for the current and all previous taxable periods; and
(ii)The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x).
(b)Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:
(i)First, to the General Partner and the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and
(ii)The balance, if any, 100% to the General Partner.

Exhibit 2.2

(c)Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
(i)Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:
(A)First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) for all previous taxable periods;
(B)Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(b)(i) with respect to such Common Unit for such Quarter and (3) any then-existing Cumulative Common Unit Arrearage; and
(C)Third, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (C).
Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if immediately prior to such Revaluation Event, (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all of the Partnership’s Liabilities.
(ii)Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:
(A)First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to

Exhibit 2.2

100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;
(B)Reserved.
(C)Second, to the General Partner and the Unitholders, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(C) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account); and
(D)Third, the balance, if any, 100% to the General Partner.
(d)Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:
(i)Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704- 2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1 (d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(iv), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)Priority Allocations.
(A)If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit (other than a Series A Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit or a Series E Preferred Unit) exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (other than a Series A Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit or a Series E Preferred Unit) (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the

Exhibit 2.2

current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.
(B)After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the IPO Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.
(iv)Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.
(v)Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.
(vi)Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vii)Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner

Exhibit 2.2

bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(viii)Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners Pro Rata.
(ix)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(x)Economic Uniformity; Changes in Law.
(A)Reserved.
(B)With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11 or of Post-Initial Issuance Series B Units, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to all IDR Reset Common Units and Post-Initial Issuance Series B Units equaling the product of (i) the Aggregate Quantity of IDR Reset Common Units and the total Post-Initial Issuance Series B Units Outstanding and (ii) the Per Unit Capital Amount for an IPO Common Unit that is Outstanding.
(C)With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an IPO Common Unit.
(D)For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

Exhibit 2.2

(E)At the election of the General Partner, after application of Section 5.5(d)(iii), with respect to any taxable period ending upon, or after, the conversion of the Series B Units into Common Units, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated to each Partner holding Series B Conversion Units in the proportion of the number of Series B Conversion Units held by such Partner to the total number of Series B Conversion Units then outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Series B Conversion Units to an amount that, after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period, will equal to the product of (i) the number of Series B Conversion Units held by such Partner and (ii) the Per Unit Capital Amount for a Common Unit that is not a Post-Initial Issuance Series B Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Series B Conversion Units and the Capital Accounts underlying Common Units that are not Series B Conversion Units.
(xi)Curative Allocation.
(A)Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.
(B)The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(xii)Corrective and other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:
(A)Except as provided in Section 6.1(d)(xi)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d)), the General Partner shall allocate such Additional Book Basis Derivative Items (1) to the holders of Incentive

Exhibit 2.2

Distribution Rights and the General Partner to the same extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.5(d) and (2) to all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss giving rise to such Additional Book Basis Derivative Items was allocated to any Unitholders pursuant to Section 5.5(d).
(B)In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c)) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property including, for this purpose, inventory (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xii)(B) the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.
(C)In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balances of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, Liquidation Gain or Liquidation Loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

Exhibit 2.2

(D)In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xii)(A), (B), and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).
(xiii)Special Cost Recovery Deductions. For any taxable period ending after the effective time of the transactions contemplated by the Contribution Agreement, any and all cost recovery deductions available to the Partnership with respect to the underlying Partnership assets attributable to the increase in the Capital Account of the General Partner pursuant to the Contribution Agreement (the “GP Assets”) may, at the General Partner’s discretion, in whole or in part, be allocated to the General Partner until the portion of the Capital Account attributable to the GP Assets is reduced to zero.
(xiv)Redemption or Call of Series A Preferred Units, Series C Preferred Units or Series E Preferred Units. Notwithstanding any other provision of this Section 6.1 (other than the Regulatory Allocations), with respect to any taxable period during which Series A Preferred Units are redeemed or called pursuant to the terms of Section 5.12(b)(viii)(F) or Section 5.12(c), Series C Preferred Units are redeemed or called pursuant to the terms of Section 5.14(b)(viii)(G) or Section 5.14(c), Series D Preferred Units are called pursuant to the terms of Section 5.15(c) or Series E Preferred Units are redeemed or called pursuant to the terms of Section 5.16(b)(viii)(F) or Section 5.16(c), each Partner holding redeemed or called Series A Preferred Units, Series C Preferred Units or Series E Preferred Units shall, to the extent necessary after the allocation of Unrealized Gain and Unrealized Loss pursuant to Section 5.5(d)(ii), be allocated items of income, gain, loss and deduction in a manner that results in the Capital Account balance of each such Partner attributable to its redeemed or called Series A Preferred Units, Series C Preferred Units or Series E Preferred Units, as appropriate, immediately prior to such redemption (and after taking into account any applicable Regulatory Allocations) to equal (i) the amount of cash paid to such Partner in redemption of such Series A Preferred Units, Series C Preferred Units or Series E Preferred Units, as appropriate, and (ii) the product of the number of Common Units received in the redemption and the Per Unit Capital Amount for a then Outstanding Common Unit.

Section 6.2    Allocations for Tax Purposes.
(a)Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
(b)In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704 (b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.
(c)The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from

Exhibit 2.2

the depreciation or amortization method and useful life applied to the Unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
(d)In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(e)In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(x), if Capital Account balances are reallocated among Partners in accordance with Section 5.5 (d)(iii), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership will make corrective allocations to take into account the Capital Account reallocation.
(f)All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(g)Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month;
provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
(h)Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.
(i)If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Exhibit 2.2

Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.
(a)Except as described in Section 6.3(b) or Section 6.3(c), within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date following the IPO Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash distributed by the Partnership to the Partners following the IPO Closing Date pursuant to Section 6.4(b) equals the Operating Surplus from the IPO Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Notwithstanding any other provision of this Agreement, all distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not be required to make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law.
(b)Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs, other than from Working Capital Borrowings, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
(d)Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4    Distributions of Available Cash from Operating Surplus.
(a)Reserved.
(b)Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise contemplated by Section 5.6 in respect of other Partnership Interests or other securities issued pursuant thereto:
(i)First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;
(ii)Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Common Unit; and
(iii)Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all

Exhibit 2.2

Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii);
provided, however, that if the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(iii).

Section 6.5    Distributions of Available Cash from Capital Surplus.
Available Cash with respect to any Quarter ending on or after the IPO Closing Date that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Available Cash that is deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6    Adjustment of Minimum Quarterly Distribution.
(a)The Minimum Quarterly Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.
(b)The Minimum Quarterly Distribution shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7    Reserved.

Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.
(a)Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law or contemplated by Section 11.2, (B) be entitled to any distributions other than as provided in Section 6.4(b)(ii) and Section 12.4 or (C) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.
(b)The Unitholder holding Common Units that have resulted from the conversion of Incentive Distribution Rights pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1 if the Common Units are evidenced by Certificates, and shall not be permitted to

Exhibit 2.2

transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.8(b), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 5.5(c)(ii), Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.9    Entity-Level Taxation.
If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Minimum Quarterly Distribution by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quality Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution shall be the product obtained by multiplying (a) the then applicable Minimum Quarterly Distribution times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.
Section 6.10    Special Provisions Relating to Series A Unitholders, Series B Unitholders, Series C Unitholders, Series D Unitholders and Series E Unitholders.
(a)Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series A Conversion Unit, a Series C Conversion Unit, a Series D Conversion Unit or a Series E Conversion Unit shall provide notice to the Partnership of any Transfer of the Series A Conversion Unit, the Series C Conversion Unit, the Series D Conversion Unit or the Series E Conversion Unit, as applicable, by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii), the Partnership has previously determined, based on the advice of counsel, that the Series A Conversion Unit, the Series C Conversion Unit, the Series D Conversion Unit or the Series E Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Series A Conversion Unit, the Series C Conversion Unit, the Series D

Exhibit 2.2

Conversion Unit or the Series E Conversion Unit in preparation for a Transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units or Series B Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Preferred Units, Series A Conversion Units, Series C Preferred Units, Series C Conversion Units, Series D Preferred Units, Series D Conversion Units, Series E Preferred Units, or Series E Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units or Series B Units).
(b)Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding a Series B Conversion Unit shall provide notice to the Partnership of any Transfer of the Series B Conversion Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such Transfer occurred, unless (x) the Transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii) and Section 6.1(d)(x), the Partnership has previously determined, based on the advice of counsel, that the Series B Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.10, the Partnership shall take whatever steps are required to provide economic uniformity to the Series B Conversion Unit in preparation for a Transfer of such Unit, including those provided under Section 5.5(c)(iv); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units, Series A Preferred Units, Series C Preferred Units, Series D Preferred Units or Series E Preferred Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series B Units or Series B Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units, Series A Preferred Units, Series C Preferred, Series D Preferred Units or Series E Preferred Units).
(c)Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.12 or (ii) be entitled to any distributions other than as provided in Section 5.12 and Article VI. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.13 or (ii) be entitled to any distributions other than as provided in Section 5.13, Article VI and Article XII. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series C Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.14 or (ii) be entitled to any distributions other than as provided in Section 5.14, Article VI and Article XII. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series D Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other

Exhibit 2.2

provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.15 or (ii) be entitled to any distributions other than as provided in Section 5.15, Article VI and Article XII. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series E Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.16 or (ii) be entitled to any distributions other than as provided in Section 5.16, Article VI and Article XII.

Section 6.11    Special Provisions Relating to Noncompensatory Options.
Subject to transfer restrictions in Section 4.8 of this Agreement, a Unitholder holding an Option Unit shall provide notice to the Partnership of any Transfer of the Option Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.5(d)(iii), the Partnership has previously determined, based on the advice of counsel, that the Option Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an IPO Common Unit. In connection with the condition imposed by this Section 6.11, the Partnership shall take whatever steps are required to provide economic uniformity to the Option Unit in preparation for a Transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(iii) hereof and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Option Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).5

5 NTD: This Section 6.11 is based on Section 6.10(a) rather than the language sent by Gibson Dunn tax.

Exhibit 2.2

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management.
(a)The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;
(ii)the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;
(v)the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)the distribution of Partnership cash;
(vii)the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;
(viii)the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;
(ix)the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in,

Exhibit 2.2

and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xi)the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
(xiii)the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership or relating to Partnership Interests;
(xiv)the undertaking of any action in connection with the Partnership’s participation in any Group Member Agreement; and (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
(b)Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or in the Partnership or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Contribution Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the agreements referred to in clause (i) of this sentence on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2    Certificate of Limited Partnership.
The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership

Exhibit 2.2

may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3    Restrictions on the General Partner’s Authority.
(a)Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.
(b)Notwithstanding any other provisions of this Agreement, the General Partner shall not, without the prior written consent of the Series A Preferred Unit Partner, for so long as the Series A Preferred Unit Partner holds at least 50% of the Units held by the Series A Preferred Unit Partner immediately following the closing of transactions contemplated by the Contribution Agreement (with respect to Series A Preferred Units, calculated on an as-converted basis and including any Series A Conversion Units), the Series C Preferred Unit Partner, for so long as the Series C Preferred Unit Partner holds at least 50% of the Units held by the Series C Preferred Unit Partner immediately following the closing of transactions contemplated by the Series C Unit Purchase Agreement (with respect to Series C Preferred Units, calculated on an as-converted basis and including any Series C Conversion Units), the Series D Preferred Unit Partner, for so long as the Series D Preferred Unit Partner holds at least 50% of the Units held by the Series D Preferred Unit Partner immediately following the closing of transactions contemplated by the Series D Unit Purchase Agreement (with respect to Series D Preferred Units, calculated on an as-converted basis and including any Series D Conversion Units), and the Series E Preferred Unit Partner, for so long as the Series E Preferred Unit Partner holds at least 50% of the Units held by the Series E Preferred Unit Partner immediately following the closing of transactions contemplated by the Contribution Agreement (with respect to Series E Preferred Units, calculated on an as-converted basis and including any Series E Conversion Units):
(i)cause or permit the Partnership or any Group Member to invest in, or dispose of, the equity securities or debt securities of any Person or otherwise acquire or dispose of any interest in any Person, to acquire or dispose of interest in any joint venture or partnership or any similar arrangement with any Person, or to acquire or dispose of assets of any Person, or to make any capital expenditure (other than Maintenance Capital Expenditures), or to make any loan or advance to any Person if the total consideration (including cash, equity issued and debt assumed) paid or payable, or received or receivable, by the Partnership or any Group Member exceeds $15,000,000 in any one or series of related transactions or in the aggregate within the Partnership Group exceeds $50,000,000 in any twelve-month period;
(ii)cause or permit the Partnership or any Group Member to (i) incur, create or guarantee any Indebtedness which exceeds (x) $75,000,000 in any one or series of related transactions to the extent the proceeds of such financing are used to refinance existing Indebtedness, or (y) $25,000,000 in any twelve-month period to the extent such Indebtedness increases the aggregate Indebtedness of the Partnership Group, taken as a whole, or (ii) incur, create or guarantee any Indebtedness with a yield to maturity exceeding ten percent (10)%;
(iii)authorize or permit the purchase, redemption or other acquisition of Partnership Interests (or any options, rights, warrants or appreciation rights relating to the Partnership Interests) by any Group Member;

Exhibit 2.2

(iv)select or dismiss, or enter into any employment agreement or amendment of any employment agreement of, the Chief Executive Officer and the Chief Financial Officer of the Partnership or the Operating Company;
(v)enter into any agreement or effect any transaction between the Partnership or any Group Member, on the one hand, and any Affiliate of the Partnership or the General Partner, on the other hand, other than any transaction in the ordinary course of business and determined by the Board of Directors to be on an arm’s length basis; or
(vi)cause or permit the Partnership or any Group Member to enter into any agreement or make any commitment to do any of the foregoing.

Section 7.4    Reimbursement of the General Partner.
(a)Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
(b)The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation, employment benefits and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General Partner or the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by Affiliates of the General Partner in a manner consistent with then-applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to the Partnership.
(c)The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including the Long Term Incentive Plan and other plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests or other economic interests in the Partnership or relating to Partnership Interests), or cause the Partnership to issue Partnership Interests or other securities in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of employees, officers and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or other securities that the General Partner or such Affiliates are obligated to provide to any employees, officers and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or other securities purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant

Exhibit 2.2

to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
(d)The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

Section 7.5    Outside Activities.
(a)The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner.
(b)Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.
(c)Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such

Exhibit 2.2

Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.
(d)The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the IPO Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.
(e)Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting or eliminating the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction or elimination, such provisions shall be deemed to have been approved by the Partners.

Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.
(a)The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may, but shall be under no obligation to, borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that, in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party, or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party, by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.
(b)The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(c)No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.

Section 7.7    Indemnification.
(a)To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be

Exhibit 2.2

involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.
(c)The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee

Exhibit 2.2

under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8    Liability of Indemnitees.
(a)Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in the Partnership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
(d)Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner (in its individual capacity or its capacity as general partner, limited partner or holder of Incentive Distribution Rights) or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty hereunder stated or implied by law or equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither

Exhibit 2.2

Special Approval nor Unitholder approval is sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement and any actions of the General Partner taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.
(b)Whenever the General Partner, the Board of Directors or any committee of thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any of its Affiliates causes the General Partner to do so, in the General Partner’s capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must subjectively believe that the determination or other action is in, or not opposed to, the best interests of the Partnership.
(c)Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, or otherwise acts in its capacity as a limited partner or holder of Partnership Interests other than the General Partner Interest, it shall be acting in its individual capacity.
(d)Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

Exhibit 2.2

(e)Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
(f)The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10    Other Matters Concerning the General Partner.
(a)The General Partner may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.
(c)The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11    Purchase or Sale of Partnership Interests.
Subject to Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests; provided that, except as permitted pursuant to Section 4.10 or with approval of the Conflicts Committee, the General Partner may not cause any Group Member to purchase Incentive Distribution Rights. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X.

Section 7.12    Registration Rights of the General Partner and its Affiliates and Holdings.
(a)If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner, but excluding any individual who is an Affiliate of the General Partner based on such individual’s status as an officer, director or employee of the General Partner or an Affiliate of the General Partner) or Holdings or any Affiliate of Holdings holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after

Exhibit 2.2

receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than six registrations pursuant to this Section 7.12(a) with respect to requests by the General Partner or any of its Affiliates and not more than two registrations pursuant to this Section 7.12(a) with respect to requests by Holdings and its Affiliates; and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering at the request of the General Partner or any of its Affiliates (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder. Except as set forth in Section 7.12(c), all costs and expenses of one such registration and offering at the request of Holdings or its Affiliates (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder, but only to the extent Holdings or its Affiliates makes such request within twenty (20) days after a Series E Conversion Date resulting from a Series E Conversion Notice delivered by the Partnership in accordance with Section 5.16(b)(viii), and all costs and expenses of any other such registration and offering at the request of Holdings or its Affiliates (including the underwriting discounts and commissions) shall be paid by Holdings or its Affiliates.
(b)If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holders that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder or Holders that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering at the request of the General Partner or any of its Affiliates (other than the underwriting discounts and commissions) shall

Exhibit 2.2

be paid by the Partnership, without reimbursement by the Holder. Except as set forth in Section 7.12(c), all costs and expenses of one such registration and offering at the request of Holdings or its Affiliates (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder, but only to the extent Holdings or its Affiliates makes such request within twenty (20) days after a Series E Conversion Date resulting from a Series E Conversion Notice delivered by the Partnership in accordance with Section 5.16(b)(viii), and all costs and expenses of any other such registration and offering at the request of Holdings or its Affiliates (including the underwriting discounts and commissions) shall be paid by Holdings or its Affiliates.
(c)If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or any free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
(d)The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for such Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.
(e)The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

Exhibit 2.2

(f)Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.
(g)The Partnership may enter into separate registration rights agreements with the General Partner or any of its Affiliates or Holdings.

Section 7.13    Reliance by Third Parties.
Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1    Records and Accounting.
The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based

Exhibit 2.2

measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2    Fiscal Year.
The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3    Reports.
(a)As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
(b)As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
(c)The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system, or any successor system, and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.
ARTICLE IX
TAX MATTERS

Section 9.1    Tax Returns and Information.
The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2    Tax Elections.
(a)The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the

Exhibit 2.2

best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.
(b)Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3    Tax Controversies.
Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015) and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as “partnership representative,” the General Partner shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.
The General Partner shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.

Section 9.4    Withholding.
(a)The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.
(b)Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

Exhibit 2.2

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1    Admission of Limited Partners.
(a)The General Partner and AIM Midstream were admitted to the Partnership as Initial Limited Partners on November 4, 2009. The LTIP Partners were admitted to the Partnership as Limited Partners at various dates prior to the date hereof.
(b)A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V. A Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected on the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.
(c)The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.
(d)Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2    Admission of Successor General Partner.
A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by Notional General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest (represented by Notional General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.
To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

Exhibit 2.2

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1    Withdrawal of the General Partner.
(a)The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);
(i)The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;
(iii)The General Partner is removed pursuant to Section 11.2;
(iv)The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v), Section 11.1 (a)(vi)(A), Section 11.1(a)(vi)(B), Section 11.1(a)(vi)(C) or Section 11.1(a)(vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(b)Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time before 12:00 midnight, Central Time, on June 30, 2021, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or

Exhibit 2.2

otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on June 30, 2021, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal, the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2    Removal of the General Partner.
The General Partner may be removed if such removal is approved by (i) the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class, and (ii) prior to August 9, 2018, so long as the holders of the Incentive Distribution Rights as of August 9, 2013, together with their Affiliates, continue to own a majority of the Incentive Distribution Rights, the holders of a majority of the Incentive Distribution Rights. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by (i) the Unitholders holding a majority of the Outstanding Common Units (including, in each case, Units held by the General Partner and its Affiliates), and (ii) prior to August 9, 2018, so long as the holders of the Incentive Distribution Rights as of August 9, 2013, together with their Affiliates, continue to own a majority of the Incentive Distribution Rights, the holders of a majority of the Incentive Distribution Rights. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Exhibit 2.2

Section 11.3    Interest of Departing General Partner and Successor General Partner.
(a)In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest” in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 11.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.
(b)If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General

Exhibit 2.2

Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.
(c)If a successor General Partner is elected in accordance with the terms Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled in respect of its General Partner Interest. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4    Extinguishment of Cumulative Common Unit Arrearages.
Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (ii) the General Partner will have the right to convert its General Partner Interest (represented by Notional General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.

Section 11.5    Withdrawal of Limited Partners.
No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1    Dissolution.
The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

Exhibit 2.2

(a)an Event of Withdrawal of the General Partner as provided in Section 11.1(a), unless a successor is admitted to the Partnership pursuant to this Agreement;
(b)an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2    Continuation of the Business of the Partnership After Dissolution.
Upon an Event of Withdrawal caused by (a) the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;
(ii)if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;
provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3    Liquidator.
Upon dissolution of the Partnership, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such

Exhibit 2.2

successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4    Liquidation.
The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:
(a)The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(b)Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied as additional liquidation proceeds.
(c)All property and all cash in excess of that required to (i) discharge liabilities as provided in Section 12.4(b), (ii) satisfy liquidation preferences of the Series A Preferred Units provided for under Section 5.12(b)(iv), (iii) satisfy liquidation preferences of the Series C Preferred Units provided for under Section 5.14(b)(iv), (iv) satisfy liquidation preferences of the Series D Preferred Units provided for under Section 5.15(b)(iv), and (v) satisfy liquidation preferences of the Series E Preferred Units provided for under Section 5.16(b)(iv) shall be distributed to the Partners (including the holder of the HPIP Equity Interest) in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5    Cancellation of Certificate of Limited Partnership.
Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of

Exhibit 2.2

Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6    Return of Contributions.
The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7    Waiver of Partition.
To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8    Capital Account Restoration.
No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs.

Section 12.9    Series A Liquidation Value, Series C Liquidation Value, Series D Liquidation Value and Series E Liquidation Value.
Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units, the Series C Preferred Units, the Series D Preferred Units and the Series E Preferred Units shall have the rights, preferences and privileges set forth in Section 5.12(b)(iv), Section 5.14(b)(iv), Section 5.15(b)(iv) and Section 5.16(b)(iv), respectively, upon liquidation of the Partnership pursuant to this Article XII.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT;
MEETINGS; RECORD DATE

Section 13.1    Amendments to be Adopted Solely by the General Partner.
Except as set forth in Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(c)(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group

Exhibit 2.2

Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(d)(d) a change that the General Partner determines, (i) does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership relating to Partnership Interests pursuant to Section 5.9, including any amendment that the General Partner determines is necessary or appropriate in connection with (i) the adjustments of the Minimum Quarterly Distribution pursuant to the provisions of Section 5.11, (ii) the implementation of the provisions of Section 5.11 or (iii) any modifications to the Incentive Distribution Rights made in connection with the issuance of Partnership Interests pursuant to Section 5.6, provided that, with respect to this clause (iii), the modifications to the Incentive Distribution Rights and the related issuance of Partnership Interests have received Special Approval;
(h)any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
(j)an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);
(k)(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or
(l)any other amendments substantially similar to the foregoing.

Section 13.2    Amendment Procedures.

Exhibit 2.2

Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the requirements contained in this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that, to the full extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, or any other Person bound by this Agreement and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 and Section 13.3, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system, or any successor system, and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3    Amendment Requirements.
(a)Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of the Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable or the affirmative vote of Partners whose aggregate Percentage Interest constitutes not less than the voting requirement sought to be reduced, as applicable.
(b)Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
(c)Except as provided in Section 14.3 and Section 13.1 (this Section 13.3(c) being subject to the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1), any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class or series affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership

Exhibit 2.2

Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.
(d)Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.
(e)Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

Section 13.4    Special Meetings.
All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5    Notice of a Meeting.
Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6    Record Date.
For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for

Exhibit 2.2

determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7    Adjournment.
When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.
The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9    Quorum and Voting.
The holders of a majority, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that in the aggregate represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Exhibit 2.2

Section 13.10    Conduct of a Meeting.
The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11    Action Without a Meeting.
If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite Percentage Interest acting by written consent without a meeting.

Section 13.12    Right to Vote and Related Matters.
(a)Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to

Exhibit 2.2

vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
(b)With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

Section 14.1    Authority.
The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2    Procedure for Merger, Consolidation or Conversion.
(a)Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
(b)If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
(i)the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;
(ii)the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)the terms and conditions of the proposed merger or consolidation;
(iv)the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the

Exhibit 2.2

Surviving Business Entity) that the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.5 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and
(vii)such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
(c)If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:
(i)the name of the converting entity and the converted entity;
(ii)a statement that the Partnership is continuing its existence in the organizational form of the converted entity;
(iii)a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;
(iv)the manner and basis of exchanging or converting the equity interests or other rights or securities of the converting entity for, or into, cash, property, rights, securities or interests of the converted entity, or, in addition to or in lieu thereof, cash, property, rights, securities or interests of another entity;
(v)in an attachment or exhibit, the certificate of conversion; and
(vi)in an attachment or exhibit, the articles of incorporation, or other organizational documents of the converted entity;
(vii)the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and (viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3    Approval by Limited Partners.
(a)Except as provided in Section 14.3(d), Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article

Exhibit 2.2

XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.
(b)Except as provided in Section 14.3(d), Section 14.3(e), Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), the Merger Agreement or the Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or the Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of the holders of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.
(c)Except as provided in Section 14.3(d), Section 14.3(e), Section 5.12(b)(v), Section 5.14(b)(v), Section 5.15(b)(v) and Section 5.16(b)(v), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.5, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.
(d)Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger, conveyance or conversion other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger, conveyance or conversion, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, conveyance or conversion is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.
(e)Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than the Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4    Amendment of Partnership Agreement.

Exhibit 2.2

Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.4 shall be effective at the effective time or date of the merger or consolidation.

Section 14.5    Certificate of Merger or Certificate of Conversion.
Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.6    Effect of Merger, Consolidation or Conversion.
(a)At the effective time of the merger:
(i)all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation; and
(iii)all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)At the effective time of the conversion:
(i)the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
(ii)all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
(iii)all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
(iv)all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur; and
(v)a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and (vi) the Partnership Units or other rights, securities or interests of the Partnership that are to be converted into cash, property, rights, securities or interests in the converted entity, or

Exhibit 2.2

rights, securities or interests in any other entity, as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests.
(a)Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.
(b)If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of

Exhibit 2.2

all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.
(c)In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.
(d)Nothing in this Article XV shall affect or limit the Partnership’s call rights with respect to Series A-2 Preferred Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units set forth in Section 5.12(c), Section 5.14(c), Section 5.15(c) and Section 5.16(c), respectively.
ARTICLE XVI
GENERAL PROVISIONS

Section 16.1    Addresses and Notices; Written Communications.
(a)Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

Exhibit 2.2

(b)The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2    Further Action.
The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3    Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4    Integration.
This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5    Creditors.
None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6    Waiver.
No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7    Third-Party Beneficiaries.
Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8    Counterparts.
This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement (a) immediately upon affixing its signature hereto, (b) in the case of the General Partner and the holders of Limited Partner Interests outstanding immediately prior to the closing of the Initial Public Offering, immediately upon the closing of the Initial Public Offering, without the execution hereof, or (c) in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1(b), immediately upon the acquisition of such Limited Partner Interest, without execution hereof.

Section 16.9    Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

Exhibit 2.2

(a)This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
(b)Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):
(i)(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of duty (including any fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to or to interpret or enforce any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;
(ii)irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;
(iii)agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;
(iv)expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;
(v)consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and
(vi)IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 16.10    Invalidity of Provisions.
If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11    Consent of Partners.
Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the

Exhibit 2.2

Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner and each other Person bound by the provisions of this Agreement shall be bound by the results of such action.

Section 16.12    Electronically Transmitted Signatures.
The use of facsimile or .pdf signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Common Units is expressly permitted by this Agreement.

Exhibit 2.2

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first above written.

GENERAL PARTNER

American Midstream GP, LLC

By:
Name:
Title:

Exhibit 2.2

EXHIBIT A
to the Sixth Amended and Restated
Agreement of Limited Partnership of
American Midstream Partners, LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
American Midstream Partners, LP

Certificate No. Number of Common Units:
In accordance with Section 4.1 of the Sixth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1400 16th Street, Suite 310, Denver, Colorado 80202. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF AMERICAN MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN-APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF AMERICAN MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) CAUSE AMERICAN MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). AMERICAN MIDSTREAM GP, LLC OR ITS SUCCESSOR, THE GENERAL PARTNER OF AMERICAN MIDSTREAM PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF AMERICAN MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
The Holder, by accepting this Certificate, (i) shall become bound by the terms of the Partnership Agreement, (ii) represents and warrants that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.

Exhibit 2.2

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.
Dated: American Midstream Partners, LP
Countersigned and Registered by:

By:	American Midstream GP, LLC,
its General Partner

By:
as Transfer Agent and Registrar Name

By:

By:
Authorized Signature Secretary

Exhibit 2.2

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:
TEN COM - as tenants in common UNIF GIFT / TRANSFER MIN ACT
TEN ENT - as tenants by the entireties Custodian
(Cust)    (Minor)
JT TEN - as joint tenants with right of under Uniform Gifts/Transfers to CD survivorship and not as tenants Minors Act (State) in common
Additional abbreviations, though not in the above list, may also be used.
FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto
(Please print or typewrite name and (Please insert Social Security or other address of assignee) identifying number of assignee)
Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of American Midstream Partners, LP

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE
GUARANTEED BY AN ELIGIBLE
GUARANTOR INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS AND (Signature)
LOAN ASSOCIATIONS AND CREDIT
UNIONS WITH MEMBERSHIP IN AN
APPROVED SIGNATURE GUARANTEE
MEDALLION PROGRAM), PURSUANT
TO S.E.C. RULE 17Ad-15 (Signature)
No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration.

Exhibit 2.2

EXHIBIT B
to the Sixth Amended and Restated
Agreement of Limited Partnership of
American Midstream Partners, LP
Form of Warrant
THIS WARRANT HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE (THE “STATE LAWS”). THIS WARRANT MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR THE AVAILABILITY OF AN APPLICABLE EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF SUCH ACT AND STATE LAWS EVIDENCED BY AN OPINION OF LEGAL COUNSEL, WHICH OPINION AND LEGAL COUNSEL ARE SATISFACTORY TO THE PARTNERSHIP.
FORM OF WARRANT TO PURCHASE COMMON UNITS OF
AMERICAN MIDSTREAM PARTNERS, LP
This Warrant certifies that, for value received, Magnolia Infrastructure Holdings, LLC, or its registered assigns (collectively, the “Holder”), is entitled to purchase from American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), up to 700,000 common units representing limited partner interests in the Partnership (the “Common Units”), subject to adjustment as set forth herein, for an exercise price of $22.00 per Common Unit (the “Exercise Price”). This Warrant shall be exercisable after the date hereof and on or before the seventh anniversary of the date hereof (the “Exercise Period”).
As used herein, the term “Warrant Exercised Units” refers to the Common Units issuable upon exercise of this Warrant. Terms used but not defined in this Warrant are defined in the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated [•], 2017, as amended (the “Sixth A/R Partnership Agreement”).
This Warrant, together with all warrants issued upon transfer, exchange or in replacement hereof pursuant to Section 4 (collectively, the “Warrants”), is subject to the following additional terms, provisions and conditions:
Section 1.    Manner of Exercise; Issuance of Certificates; Payment for Warrant Exercised Units. Subject to the provisions hereof, this Warrant may be exercised by the Holder, in whole or in part, during the Exercise Period by the surrender of this Warrant, together with a completed Exercise Agreement in the form attached hereto, to the Partnership during normal business hours on any Business Day at the Partnership’s office in Houston, Texas (or such other office or agency of the Partnership as it may designate by notice to the Holder).
On a net unit settlement basis, the Warrant Exercised Units shall be deemed to be issued to the Holder or its designees as the record owner of such Common Units as of the close of business on the date or dates on which this Warrant shall have been surrendered and the completed Exercise Agreement delivered (the “Exercise Date”).
The Warrant Exercised Units deemed to be issued on the Exercise Date (which in no event will be less than zero) (the “Net Unit Amount”) shall equal (i) the number of Common Units with respect to

Exhibit 2.2

which the Holder is exercising purchase rights as specified in the Exercise Agreement, multiplied by (ii) the VWAP (as defined below) on the relevant Exercise Date, minus the Exercise Price, divided by (iii) the arithmetic average of the daily VWAP (as defined below) for the ten (10) consecutive trading days ending on the Exercise Date, provided that any fractional units will be rounded up or down to the nearest whole Common Unit.
As used herein, the term “VWAP” means the dollar volume-weighted average price for the Common Units on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of the Common Units in the over-the-counter market on the electronic bulletin board for the Common Units during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P., or, if no dollar volume weighted average price is reported for the Common Units by Bloomberg L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Units as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for the Common Units on a particular date on any of the foregoing bases, the VWAP of the Common Units on such date shall be the fair market value as mutually determined by the Partnership and the Holder.
Section 2.    Certain Actions Prohibited. The Partnership will not, by amendment of the Sixth A/R Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder of this Warrant in order to protect the exercise privilege of the Holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant.
Section 3.    Anti-Dilution Provisions and Other Adjustments. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment, from time to time, as follows:
(a)    Consolidation or Merger. If, at any time while this Warrant remains outstanding and unexpired, the Partnership shall (i) consolidate or merge with any other entity (regardless of whether the Partnership is the continuing or surviving entity, except that in connection with a consolidation or merger where the Partnership is not the continuing or surviving entity, the Common Units shall be changed into or exchanged for units, stock or other securities of the surviving entity or cash or any other property), (ii) transfer all or substantially all of its properties or assets to any other person or entity or (iii) effect a capital reorganization or reclassification of the Common Units, the Partnership, or such successor entity as the case may be, shall, without payment of any additional consideration therefor, execute a new warrant providing that the Holder shall have the right to exercise such new warrant (upon terms no less favorable to the Holder than those applicable to this Warrant and subject to the same Exercise Period that is applicable to this Warrant) and to receive upon such exercise, in lieu of each Common Unit theretofore issuable upon exercise of this Warrant, the kind and amount of units, shares of stock or other securities, money or property receivable upon such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance by the holder of one Common Unit issuable upon exercise of this Warrant had it been exercised immediately prior to such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance. The provisions of this

Exhibit 2.2

Section 3(a) shall similarly apply to successive capital reorganizations, reclassifications, changes, consolidations, mergers, sales and conveyances.
(b)    Dividends and Distributions in Common Units. If the Partnership shall pay or make a dividend or other distribution on its Common Units in additional Common Units, the Exercise Price in effect at the opening of business on the day following the date fixed for the determination of unitholders entitled to receive such dividend or other distribution (the “Determination Date”) shall be reduced by multiplying such Exercise Price by a fraction, (i) the numerator of which shall be the number of Common Units outstanding as of the close of business on the Determination Date and (ii) the denominator of which shall be the sum of (x) the number of Common Units outstanding at the close of business on the Determination Date and (y) the total number of Common Units constituting such dividend or other distribution. Such reduction shall become effective immediately after the opening of business on the day following the Determination Date. For the purposes of this Section 3(b), the number of Common Units at any time outstanding shall not include Common Units held in the treasury of the Partnership. The Partnership will not pay any dividend or make any distribution on Common Units held in the treasury of the Partnership.
(c)    Unit Splits or Combinations. In case the outstanding Common Units shall be subdivided into a greater number of Common Units, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding Common Units shall each be combined into a smaller number of Common Units, the Exercise Price in effect at the opening of business on the day following the date upon which such combination becomes effective shall be increased, in each case, to equal the product of the Exercise Price in effect on such date and a fraction, (i) the numerator of which shall be the number of Common Units outstanding immediately prior to such subdivision or combination, as applicable, and (ii) the denominator of which shall be the number of Common Units outstanding immediately after such subdivision or combination, as applicable. Such reduction or increase, as applicable, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective (the “Alteration Date”).
(d)    Reclassifications. The reclassification or change of Common Units (other than any reclassification upon a consolidation or merger to which Section 3(a) shall apply) into securities, including securities other than Common Units, shall be deemed to involve (i) a distribution of such securities other than Common Units to all holders of Common Units (and the effective date of such reclassification shall be deemed to be the Determination Date within the meaning of Section 3(b)), and (ii) a subdivision or combination, as applicable, of the number of Common Units outstanding immediately prior to such reclassification into the number of Common Units outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be the Alteration Date within the meaning of Section 3(c)).
(e)    Adjustment of Number of Units. Upon each adjustment in the Exercise Price pursuant to Section 3.1(a)-(d), the number of Common Units purchasable hereunder at the Exercise Price shall be adjusted, to the nearest whole Common Unit, to the product obtained by multiplying such number of Common Units purchasable immediately prior to such adjustment in the Exercise Price by a fraction, (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment and (ii) the denominator of which shall be the Exercise Price immediately thereafter.

Exhibit 2.2

(f)    Other Provisions Applicable to Adjustments Under This Section. The following provisions will be applicable to the making of adjustments in the Exercise Price provided in this Section 3:
(i)    No adjustment in the Exercise Price need be made under Section 3(b) if the Partnership issues or distributes (or holds in a segregated manner pending exercise of this Warrant into Common Units and upon such exercise distributes) to the Holder the Common Units, evidences of indebtedness, assets, rights, options or warrants referred to in those paragraphs that such Holder would have been entitled to receive had this Warrant been exercised for Common Units prior to the happening of such event or the record date with respect thereto.
(ii)    All calculations under this Section 3 shall be made to the nearest 1/100th of a cent or to the nearest whole Common Unit, as applicable. No adjustment in the Exercise Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 3(g)(ii)) would require an increase or decrease of at least 1% in such Exercise Price.
(g)    Notice to the Holder. The Partnership will deliver to the Holder written notice, at the same time and in the same manner that it is required to give such notice under the Sixth A/R Partnership Agreement of any event or transaction potentially giving rise to an adjustment or modification of the terms and provisions of the Warrant Exercised Units. The Partnership will take all steps reasonably necessary in order to insure that the Holder is able to exercise this Warrant prior to the time of such event or transaction so as to participate in or vote with respect to such event or transaction.
Section 4.    Transfer, Exchange and Replacement of Warrant; Representations and Covenants.
(a)    Warrant Transferable. The Holder of this Warrant may transfer and assign it to any Affiliate, provided that such party is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as presently in effect. The Holder of this Warrant may not transfer and assign it to any other person without the prior written consent of the Partnership, which consent shall not be unreasonably withheld. The permitted or approved transfer of this Warrant and all rights hereunder, in whole or in part, is registrable at the office or agency of the Partnership referred to in Section 5 by the Holder in person or by his duly authorized attorney, upon surrender of this Warrant properly endorsed. Upon any permitted or approved transfer of this Warrant to any person, other than a person who is at that time a holder of other Warrants, the Partnership shall have the right to require the Holder and the transferee to make customary representations to the extent reasonably necessary to assure that the transfer will comply with the Securities Act and any applicable state securities laws. The Holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the Holder, when this Warrant shall have been so endorsed, may be treated by the Partnership and all other persons dealing with this Warrant as the absolute owner and holder for any purpose and as the person entitled to exercise the rights represented by this Warrant and to the registration of transfer hereof on the books of the Partnership; but until due presentment for registration of transfer on such books the Partnership may treat the registered Holder as the owner and holder of this Warrant for all purposes, and the Partnership shall not be affected by any notice to the contrary.

Exhibit 2.2

(b)    Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender of this Warrant by the Holder at the office or agency of the Partnership referred to in Section 5, for new warrants of like tenor representing in the aggregate the right to purchase the number of Common Units that may be purchased hereunder, each of such new warrants to be imprinted with the same legend appearing on the face of this Warrant and to represent the right to purchase such number of Common Units as shall be designated by the Holder at the time of such surrender.
(c)    Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Partnership, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Partnership, at its expense, will execute and deliver, in lieu thereof, a new warrant of like tenor.
(d)    Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in Section 4(a)-(c), this Warrant shall be promptly cancelled by the Partnership. The Partnership shall pay all taxes (other than securities transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 4.
(e)    Register. The Partnership shall maintain, at its office in Houston, Texas (or such other office or agency of the Partnership as it may designate by notice to the Holder), a register for this Warrant, in which the Partnership shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.
(f)    Representations and Covenants of the Partnership. The Partnership represents and covenants that all Warrant Exercised Units will, when issued, be validly issued, fully paid and nonassessable (except to the extent such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Upon the exercise of this Warrant, the issuance of the Warrant Exercised Units will not be subject to any preemptive or similar rights, other than pursuant to Section 5.8 of the Sixth A/R Partnership Agreement.
(g)    Representations and Covenants of the Holder. The Holder is acquiring this Warrant and will acquire the Warrant Exercised Units for its own account, with no present intention of distributing or reselling this Warrant or the Warrant Exercised Units or any part thereof in violation of applicable securities laws. The Holder acknowledges that this Warrant has not been, and when issued the Warrant Exercised Units will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Holder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction. The Holder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.
Section 5.    Notices. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the Holder of this Warrant shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail, postage prepaid, or by delivery service with proof of delivery, and addressed to the Holder at the address shown for the Holder on the books of the

Exhibit 2.2

Partnership, or at such other address as shall have been furnished to the Partnership by notice from the Holder. All notices, requests, and other communications required or permitted to be given or delivered hereunder to the Partnership shall be in writing, and shall be personally delivered, or shall be sent by certified or registered mail, postage prepaid, or by delivery service with proof of delivery, and addressed to the office of the Partnership at 2103 CityWest Boulevard, Building #4, Suite 800, Houston, Texas 77042, Attention: General Counsel, or at such other address as shall have been furnished to the Holder of this Warrant by notice from the Partnership. Any such notice, request, or other communication may be sent by facsimile but shall in such case be subsequently confirmed by a writing personally delivered or sent by certified or registered mail as provided above. All notices, requests, and other communications shall be deemed to have been given either at the time of the delivery thereof to (or the receipt by, in the case of a facsimile) the person entitled to receive such notice at the address of such person for purposes of this Section 5 or, if mailed, at the completion of the third full day following the time of such mailing thereof to such address, as the case may be.
Section 6.    GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OF LAW PRINCIPLES OF SUCH STATE.
Section 7.    Remedies. The Partnership stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Partnership in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific enforcement of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.
Section 8.    Miscellaneous.
(a)    Amendments. This Warrant and any provision hereof may not be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought.
(b)    Descriptive Headings. The descriptive headings of the several sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.
[Signature Page Follows]

Exhibit 2.2

IN WITNESS WHEREOF, the Partnership has caused this Warrant to be signed by its duly authorized officer on this [•] day of [•].

AMERICAN MIDSTREAM
PARTNERS, LP

By:	American Midstream GP, LLC,
Its general partner

By:
Name:	Eric Kalamaras
Title:	Senior Vice President and
Chief Financial Officer

Exhibit 2.2

EXHIBIT D
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES C [FORCED] CONVERSION NOTICE
This Notice of [Forced] Conversion is executed by [the undersigned holder (the “Holder”)]/[the Partnership] in connection with the conversion of Series C Preferred Units of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Conversion: In accordance with and pursuant to such Partnership Agreement, the [Holder]/[Partnership] hereby elects to convert the number of Series C Preferred Units [held by [•]6 (“Holder”)] indicated below into Common Units of the Partnership as of the date specified below.
Series C Preferred Units held [by Holder] Prior to Conversion:
[Certificates evidencing Series C Preferred Units to be Converted (attached herewith, duly endorsed):]
Series C Preferred Units of Holder Being Converted Hereby:
Common Units Due to Holder:
Series C Preferred Units held by Holder After Conversion:
[Name(s) for Common Unit Certificate:]
[Address for Delivery of Certificate:]
[Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.]

[SIGNATURE PAGE FOLLOWS]

6    Name of Record Holder.

Exhibit 2.2

Exhibit 2.2

IN WITNESS WHEREOF, the undersigned has executed this Notice of [Forced] Conversion.

HOLDER:

[INSERT SIGNATURE BLOCK]

Exhibit 2.2

EXHIBIT E
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES D CONVERSION NOTICE
This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of Series D Preferred Units of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Conversion: In accordance with and pursuant to such Partnership Agreement, the Holder hereby elects to convert the number of Series D Preferred Units indicated below into Common Units of the Partnership as of the date specified below.
Series D Preferred Units held Prior to Conversion:
Certificates evidencing Series D Preferred Units to be Converted (attached herewith, duly endorsed):
Series D Preferred Units Being Converted Hereby:
Common Units Due:
Series D Preferred Units held After Conversion:
Name(s) for Common Unit Certificate:
Address for Delivery of Certificate:
Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.
[SIGNATURE PAGE FOLLOWS]

Exhibit 2.2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion.

[HOLDER]/[PARTNERSHIP]:

[INSERT SIGNATURE BLOCK]

Exhibit 2.2

EXHIBIT F
TO
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES D CALL EXERCISE NOTICE
This Series D Call Exercise Notice is executed by American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Series D Call Right: In accordance with and pursuant to Section 5.15(c) of the Partnership Agreement, the Partnership hereby elects to purchase the number of Series D Preferred Units indicated below as of the date specified below as the Series D Call Closing Date.
Series D Preferred Units held:
Series D Preferred Units to be Acquired:
Address to be Used for Delivery of the Purchase Price:
Series D Call Closing Date:
Delivery of Purchase Price: If the recipient of this Series D Call Exercise Notice desires to change the bank account information or address for delivery of the purchase price, the recipient must provide such alternative bank account information or address at least three (3) days before the Series D Call Closing Date above.
[SIGNATURE PAGE FOLLOWS]

Exhibit 2.2

Exhibit 2.2

IN WITNESS WHEREOF, the undersigned has executed this Series D Call Exercise Notice.

American Midstream Partners, L.P.

By:	American Midstream GP, LLC
Its General Partner

By:
Name:
Title:

Exhibit 2.2

EXHIBIT G-1
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES E CONVERSION NOTICE
This Notice of Conversion is executed by the undersigned holder (the “Holder”) in connection with the conversion of Series E Preferred Units of American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Conversion: In accordance with and pursuant to such Partnership Agreement, the Holder hereby elects to convert the number of Series E Preferred Units held by [•]7 ( “Holder”) indicated below into Common Units of the Partnership as of the date specified below.
Series E Preferred Units held by Holder Prior to Conversion:
[Certificates evidencing Series E Preferred Units to be Converted (attached herewith, duly endorsed):]
Series E Preferred Units Being Converted Hereby:
Common Units Due:
Series E Preferred Units held After Conversion:
[Name(s) for Common Unit Certificate:]
[Address for Delivery of Certificate:]
[Authority: Any individual executing this Notice of Conversion on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Notice of Conversion on behalf of such entity.]

[SIGNATURE PAGE FOLLOWS]

7    Name of Recordholder.

Exhibit 2.2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion.

HOLDER:

[INSERT SIGNATURE BLOCK]

Exhibit 2.2

EXHIBIT G-2
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES E CONVERSION NOTICE
This Notice of Conversion is executed by American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”) in connection with the conversion of Series E Preferred Units of the Partnership, pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Conversion: In accordance with and pursuant to such Partnership Agreement, the Partnership hereby elects to convert the number of Series E Preferred Units held by [•]8 (“Holder”) indicated below into Common Units of the Partnership as of the date specified below.
Series E Preferred Units held Prior to Conversion:
Series E Preferred Units of Holder Being Converted Hereby:
Common Units Due to Holder:
Series E Preferred Units held by Holder After Conversion:
[SIGNATURE PAGE FOLLOWS]

8    Name of Recordholder.

Exhibit 2.2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion.

PARTNERSHIP:

American Midstream Partners, L.P.

By:	American Midstream GP, LLC
Its General Partner

By:
Name:
Title:

Exhibit 2.2

EXHIBIT H
TO
SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN MIDSTREAM PARTNERS, LP
SERIES E CALL EXERCISE NOTICE
This Series E Call Exercise Notice is executed by American Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), pursuant to the terms and conditions of that certain Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Partnership Agreement.
Series E Call Right: In accordance with and pursuant to Section 5.16(c) of the Partnership Agreement, the Partnership hereby elects to purchase the number of Series E Preferred Units indicated below as of the date specified below as the Series E Call Closing Date.
Series E Preferred Units held:
Series E Preferred Units to be Acquired:
Bank Account Information/Address to be Used for Delivery of the Purchase Price:
Series E Call Closing Date:
Delivery of Purchase Price: If the recipient of this Series E Call Exercise Notice desires to change the bank account information or address for delivery of the purchase price, the recipient must provide such alternative bank account information or address at least three (3) days before the Series E Call Closing Date above.
[SIGNATURE PAGE FOLLOWS]

Exhibit 2.2

IN WITNESS WHEREOF, the undersigned has executed this Series E Call Exercise Notice.

American Midstream Partners, L.P.

By:	American Midstream GP, LLC
Its General Partner

By:
Name:
Title: